                                                                     EXHIBIT 2.1

                              ARRANGEMENT AGREEMENT

      THIS ARRANGEMENT AGREEMENT dated as of July 26, 2006,

                                 B E T W E E N:

      RADISYS CANADA INC., a corporation incorporated under the laws of Canada (the "PURCHASER")

      - and -

      CONVEDIA CORPORATION, a corporation incorporated under the laws of Canada (the "COMPANY")

      - and -

      RADISYS CORPORATION, a corporation incorporated under the laws of Oregon (the "PARENT")

      WHEREAS the Parent, the Purchaser and the Company wish to propose a transaction involving themselves and the holders of all the issued and outstanding shares in the capital of the Company and all Company Options by way of the Plan of Arrangement under the provisions of the Canada Business Corporations Act (the "ARRANGEMENT").

      AND WHEREAS contemporaneously with the execution and delivery of this Agreement, the principal Company Securityholders, representing not less than (i) 75% of the issued and outstanding Common Shares and Common Shares issuable upon exercise of the Company Options (on an as-if exercised basis), and (ii) not less than 95% of the issued and outstanding Preference Shares in the capital of the Company have each entered into a voting agreement with the Purchaser and the Parent each in a form acceptable to the Parent and the Purchaser (collectively, the "VOTING AGREEMENTS") evidencing, among other things, their agreement to vote their shares in favour of the Arrangement and the transactions contemplated hereby.

      AND WHEREAS contemporaneously with the execution and delivery of this Agreement, the Company, the Purchaser, the Parent, Computershare Trust Company of Canada, as escrow agent, Computershare Investor Services Inc., as depositary, and the Representative (as defined herein) have entered into an indemnification and escrow agreement (the "INDEMNIFICATION AND ESCROW AGREEMENT"), and, pursuant to the operation of the Plan of Arrangement, each of the Company Securityholders will become a party thereto effective at the Effective Time. The Indemnification and Escrow Agreement is attached hereto as Schedule A.

      AND WHEREAS contemporaneously with and as a condition of Closing, each of the individuals set forth on Schedule B attached hereto shall be required to enter into an employment agreement in a form acceptable to the Purchaser and the Parent (collectively, the "KEY EMPLOYEE AGREEMENTS").

      AND WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for certain other matters relating to the Arrangement.

      NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1   DEFINITIONS

      For the purposes of this Agreement:

      "ACCOUNTS RECEIVABLE" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims due to the Acquired Companies, or any of them, resulting from the sale of goods or services in the ordinary course of business of the Acquired Companies and recorded as receivable on the books of the Acquired Companies, or any of them, as the case may be, and any refunds and rebates receivable and GST Receivable, but excluding any accounts receivable, bills receivable, trade accounts, book debts and insurance claims resulting from the sale of goods and services not in the ordinary course of business of the Acquired Companies.

      "ACQUIRED COMPANIES" means, collectively, the Company and its Subsidiaries, and each an "ACQUIRED COMPANY".

      "ACQUISITION PROPOSAL" means, any proposal or offer (written or oral) relating to any merger, consolidation, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, sale of assets representing 20% or more of the assets or generating 20% or more of the revenue or income of the Company and its Subsidiaries, taken as a whole (or any lease, license, joint venture, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the assets or generating 20% or more of the revenue or income of the Company and its Subsidiaries, taken as a whole), any purchase or sale of shares or other securities of the Company or any of its Subsidiaries or rights or interests therein or thereto representing 20% or more of the voting power of the capital of the Company or any of its Subsidiaries or which upon the exercise or exchange of any convertible or exchangeable securities or the exercise of any option, right or warrant to acquire voting securities would represent 20% or more of the voting power of the capital of the Company or any of its Subsidiaries, or similar transactions involving the Company and/or such Subsidiaries, including a tender or exchange offer, excluding the Arrangement and the transactions contemplated by this Agreement.

      "AFFILIATE" has the meaning ascribed thereto in the Securities Act.

      "AGGREGATE PREFERENCE AMOUNT" shall mean the product of the number of Preference Shares issued and outstanding on the Closing Date multiplied by the Per Share Preference Amount.

      "AGREEMENT" means this Arrangement Agreement as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

      "ANCILLARY AGREEMENTS" means, collectively, the Indemnification and Escrow Agreement and the Voting Agreements.

      "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
      Section 8.3 of this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

      "ARRANGEMENT RESOLUTION" means the special resolution of the Company Securityholders entitled to vote thereon approving the Plan of Arrangement, substantially in the form attached as Schedule C to this Agreement.

      "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective.

      "AUDITED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended March 31, 2005 and March 31, 2006, consisting of balance sheets and statements of loss, changes in shareholders' equity and cash flows and all notes thereto as reported on by the auditors of the Company.

      "BALANCE SHEET" means the balance sheet of the Company as at June 30, 2006, forming part of the Financial Statements.

      "BUSINESS" means the business of the Acquired Companies as is currently conducted and as is currently proposed to be conducted, including without limitation, the development and sale of VoIP and IMS compliant IP media processing products and technologies.

      "BUSINESS DAY" means a day of the year in which banks are not required or authorized to be closed in the City of Portland, Oregon or the City of Vancouver, British Columbia.

      "CANADIAN TAX ACT" means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

      "CBCA" means the Canada Business Corporations Act, as amended, and the regulations made thereunder, as promulgated or amended from time to time.

      "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA upon the Articles of Arrangement having been received by the Director.

      "CIRCULAR" means the notice of the Company Meeting and accompanying management information circular of the Company, including all appendices thereto, to be sent to Company Securityholders entitled to receive the same in connection with the Company Meeting.

      "CLASS A COMMON SHARES" means the Class A Voting Common Shares of the Company.

      "CLASS B COMMON SHARES" means the Class B Non-Voting Common Shares of the Company.

      "CLOSING" is defined in Section 2.3.

      "CLOSING DATE" is defined in Section 2.3.

      "CLOSING DATE TRANSACTION EXPENSES" is defined in the Plan or Arrangement.

      "CODE" means the U.S. Internal Revenue Code of 1986.

      "COMMERCIALIZE" or "COMMERCIALIZATION" means to make and have made, use, copy, reproduce, sell, import, export, offer for sale and license.

      "COMMON SHARES" means, collectively, the Class A Common Shares and the Class B Common Shares.

      "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered pursuant to Article 3 by the Company to the Purchaser and the Parent concurrently with the execution and delivery of this Agreement and which is attached to this Agreement as Schedule D.

      "COMPANY INDEMNIFIED PARTIES" is defined in Section 7.6(a).

      "COMPANY IP" means the Owned IP and the Licensed IP.

      "COMPANY MATERIAL ADVERSE EFFECT" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, properties, condition (financial or otherwise), results of operations of the Acquired Companies, taken as a whole, that has occurred; provided, however, that the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any adverse change, effect, event or circumstance relating to general economic conditions in North America, Europe or Asia; (ii) any adverse change, effect, event or circumstance relating to conditions generally affecting the industry in which the Acquired Companies, or any of them, operate, and not affecting them in a disproportionate manner; (iii) any adverse change, effect, event or circumstance resulting from taking an action required by this Agreement;
      (iv) the termination of any Contract listed on Section 3.14(a) of the Company Disclosure Schedule by a customer of any of the Acquired Companies solely due to the announcement or pendency of the transactions contemplated by this Agreement; or (v) any adverse change, effect, event or circumstance caused by or resulting from any actions taken by the Purchaser or the Parent with respect to the Business or the Acquired Companies on or after the Effective Date.

      "COMPANY MEETING" means the special meeting of the Company
      Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

      "COMPANY OPTIONS" means all options to purchase Class A Common Shares granted under the Company Stock Option Plan.

      "COMPANY PLANS" means all health, welfare, dental, legal, disability, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, policy, practice, agreement or arrangement, (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered, contractual or statutory) sponsored, maintained or contributed to or required to be contributed to by the Acquired Companies or to which an Acquired Company is a party or by which an Acquired Company is bound or which have any application to or are for the benefit of any of any Acquired Company's current or former employees, directors or consultants including, without limitation, any employee benefit plan for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability, including any Pension Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits to directors, officers, employees or consultants of the Acquired Companies generally, including insurance coverage, termination notice, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, incentive compensation, stock options, share purchase, restricted share or share units, phantom shares, share appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company (or that has been maintained or contributed to in the last four years by any Acquired Company) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability.

      "COMPANY SECURITYHOLDERS" means, collectively, the holders of all Shares and the holders of all options to purchase Class A Common Shares granted under the Company Stock Option Plan.

      "COMPANY SHAREHOLDERS" means, collectively, the holders of all issued and outstanding Shares.

      "COMPANY STOCK OPTION PLAN" means the Convedia Corporation Stock Option Plan dated September 17, 2001, as amended.

      "COMPANY TECHNOLOGY" means the Owned Technology and the Licensed
      Technology.

      "CONFIDENTIALITY AGREEMENT" is defined in Section 5.8.

      "CONTRACT" means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation (whether written or oral) to which the Acquired Companies, or any of them, is a party or which is legally binding on the Acquired Companies, or any of them.

      "CORE TECHNOLOGY" means the products listed in Schedule E including all versions thereof.

      "COSTS" is defined in Section 7.6(a).

      "COURT" means the Supreme Court of British Columbia.

      "CRA" means Canada Revenue Agency.

      "DEPOSITARY" means Computershare Investor Services Inc., in its capacity as depositary under the Indemnification and Escrow Agreement, or such other Person as is appointed to act as depositary in accordance with and for purposes of the Indemnification and Escrow Agreement.

      "DERIVATIVE WORK" means, in respect of any prior work, a work that incorporates or reproduces the prior work or any substantial part thereof, including without limitation a translation of the prior work.

      "DEVELOPERS" is defined in Section 3.13(o).

      "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA.

      "EFFECTIVE DATE" means the date shown on the Certificate.

      "EFFECTIVE TIME" is defined in the Plan of Arrangement.

      "ENCRYPTION FUNCTIONALITY" is defined in Section 3.13(ii).

      "ENCUMBRANCE" means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, title defects, options, rights of first offer or rights of first refusal, adverse claims, restrictive covenants, joint use agreements, demands and equities of any kind or nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing.

      "ENVIRONMENT" means the natural environment (including, soil, land surface or subsurface strata, surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere)), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems.

      "ENVIRONMENTAL LAWS" means all applicable Laws relating to public health and safety, noise control, pollution or the protection of the Environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Materials, including civil responsibility for acts or omissions with respect to the Environment, and all Governmental Authorizations issued pursuant to such Laws.

      "EXERCISE PRICE" means the applicable option exercise price in respect of an option to purchase Class A Common Shares granted under the Company Stock Option Plan.

      "FAIRNESS OPINION" means a written opinion of the Financial Advisor to the board of directors of the Company relating to the consideration to be paid to the holders of Common Shares under the Arrangement being fair from a financial point of view.

      "FINAL CONSIDERATION" is defined in the Plan of Arrangement.

      "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

      "FINANCIAL ADVISOR" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      "FINANCIAL STATEMENTS" means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

      "FUNDED DEBT" is defined in the Plan of Arrangement.

      "GOVERNMENTAL AUTHORITY" means:

      (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

      (b)   any subdivision, agent or authority of any of the foregoing; or

      (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

      "GOVERNMENTAL AUTHORIZATION" means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

      "GST" means the goods and services tax payable pursuant to Part IX of the Excise Tax Act (Canada) R.S. 1985, C.E-15, as amended.

      "GST RECEIVABLE" means any refunds of GST recorded as receivable in the books of the Company, excluding any refunds that are being disputed or questioned by any applicable taxation authorities or any refunds that have been outstanding for more than 120 days.

      "HAZARDOUS MATERIAL" means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic, deleterious or hazardous substances or materials, wastes (including solid non hazardous wastes and subject wastes), petroleum and its derivatives and by products and other hydrocarbons, all as regulated under, governed by or defined in or pursuant to any Environmental Law.

      "INFORMATION" is defined in the Confidentiality Agreement.

      "INITIAL CONSIDERATION" is defined in the Plan of Arrangement.

      "INTELLECTUAL PROPERTY RIGHTS" means:

      (d)   any and all worldwide proprietary rights provided under:

            (i)   patent Law;

            (ii)  copyright Law;

            (iii) trade mark Law;

            (iv)  design patent or industrial design Law;

            (v)   semi-conductor chip or mask work Law; or

            (vi) any other applicable statutory provision or common Law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions (whether patentable or not), works, or know-how, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing; and

      (e) any and all applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing.

      "INTERIM ORDER" means the interim order of the Court, as the same may be amended by the Court (with the consent of the Company, the Purchaser and the Parent, each acting reasonably), in respect of the Arrangement, as contemplated by Section 2.2.

      "JUDGMENT" means any order, injunction, judgment, decree, ruling or assessment or arbitration award of any Governmental Authority or arbitrator.

      "KNOWLEDGE" is defined in Section 1.4.

      "LAW" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority or self-regulatory authority, and the term "APPLICABLE" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or Persons or such Person or Persons business, undertaking, property or securities and emanate from a Governmental Authority or self-regulatory authority having jurisdiction over such Person or Persons or such Person or Persons business, undertaking, property or securities.

      "LEASED REAL PROPERTY" is defined in Section 3.12(b).

      "LIABILITY" means liabilities, debts or other financial obligations of any nature, whether absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with U.S. GAAP.

      "LICENSED IP" means all Intellectual Property Rights, other than Owned IP, that are either used in the Business or licensed to any of the Acquired Companies.

      "LICENSED TECHNOLOGY" means all Technology, other than Owned Technology, that is either used in the Business or licensed to any of the Acquired Companies.

      "LOSS" means any loss, damage, fine, penalty, expense (including reasonable attorneys' or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a third party claim, Proceeding or Judgment.

      "MANAGEMENT PLAN" means the amended management plan of the Company dated July 24, 2006 (8:34am)

      "MAXIMUM PREMIUM" is defined in Section 7.6(b).

      "MULTIEMPLOYER PLAN" means a plan (i) to which more than one employer is required to contribute, and (ii) which is maintained pursuant to one or more collective bargaining or other agreements between one or more employee organizations and more than one employer.

      "NET WORKING CAPITAL" means the value of (i) the total assets (excluding plant and equipment), minus (ii) total liabilities (excluding items to the extent included in Funded Debt, and excluding any liabilities relating to the treatment of Preference Shares under U.S. GAAP) as the terms "total assets" and "total liabilities" are used in the Balance Sheet and as are determined in accordance with U.S. GAAP applied on a basis consistent with the Financial Statements and in a manner consistent with the preparation of the Balance Sheet in each case calculated as of the close of business on the Closing Date.

      "NON-RESIDENT HOLDER" is defined in Section 9.5.

      "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "OPEN SOURCE MATERIALS" means software or other material:

      (f) that is distributed as "free software", "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License); or

      (g) that require that Software incorporated into, derived from or distributed with such material be:

            (i)   disclosed or distributed in source code form;

            (ii)  be licensed for the purpose of making Derivative Works;

            (iii) be redistributable at no charge; or

            (iv) distributed in a manner so as to permit reverse engineering or other access to the Source Code of Software.

      "OWNED IP" means all Intellectual Property Rights owned by any of the Acquired Companies.

      "OWNED TECHNOLOGY" means all Technology owned by any of the Acquired Companies.

      "PARTIES" means the Company, the Purchaser and the Parent, and "PARTY" means any one of them.

      "PENSION PLAN" means all plans, arrangements, agreements, programs, policies or practices (whether oral or written, formal or informal, funded or unfunded, insured or self-insured, registered or unregistered) to which an Acquired Company is a party or by which an Acquired Company is bound or under which an Acquired Company has any liability or contingent liability or which have any application to an Acquired Company's employees (including all current, retired and former directors, officers, employees, individuals working on contract with the Corporation or other individuals providing services to the Corporation of a kind normally provided by employees) or their dependants or beneficiaries and consisting of or relating to, as the case may be, any one or more retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan.

      "PERMITTED ENCUMBRANCES" means:

      (a) easements, rights of way, servitude, and similar rights in land for sewers, drains, gas and oil pipelines, gas and water mains, telephone or cable television conduits;

      (b) rights reserved to or vested in any Governmental Authority by the term of any lease, licence, franchise, grant or permit pursuant to applicable Laws;

      (c)   the right of any Governmental Authority to levy Taxes;

      (d) liens for Taxes, assessments or governmental charges that are not due and are in respect of Taxes;

      (e) liens incurred, created and granted in the ordinary course of business to a public utility, municipality or Governmental Authority in connection with the Business or the operations of the Acquired Companies;

      (f) rights of lessors under leases in respect of office equipment and other minor equipment entered into in the ordinary course of business; and

      (g) any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under Contracts so long as the payment of such or the performance of such other obligation or act is not delinquent as at the Effective Date and provided that such liens or privileges do not cause a Company Material Adverse Effect.

      "PER SHARE PREFERENCE AMOUNT" means $0.675 per Preference Share.

      "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a Governmental Authority.

      "PLAN OF ARRANGEMENT" means the plan of arrangement, substantially in the form of Schedule F attached hereto, and any amendments or variations thereto made in accordance with Section 8.3 of this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

      "POST-CLOSING TRANSACTION EXPENSES" is defined in the Plan of Arrangement.

      "PRE-CLOSING RETURNS" has the meaning ascribed thereto in Section 9.1(a).

      "PREFERENCE SHARES" means the Series 1 Preference Shares of the Company.

      "PROCEEDING" means any action, arbitration, claim, charge, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

      "PURCHASE PRICE" means the sum of the Initial Consideration, the Aggregate Preference Amount and the Final Consideration, if any.

      "PURCHASER DISCLOSURE SCHEDULE" means the disclosure schedule delivered pursuant to Article 4 by the Purchaser and the Parent to the Company concurrently with the execution and delivery of this Agreement, and which is attached to this Agreement as Schedule G.

      "REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits, Government Authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities required to consummate the Plan of Arrangement and the transactions contemplated hereby and thereby.

      "RELEASE" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the Environment.

      "REPRESENTATIVE" means Janice Roberts, the representative designated and appointed as such by the Company Securityholders pursuant to the operation of the Indemnification and Escrow Agreement.

      "REQUIRED VOTE" is defined in Section 2.2(b).

      "SECURITIES ACT" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

      "SECURITIES LAWS" means the Securities Act, all other applicable provincial and United States federal and state securities Laws and published policies made thereunder.

      "SHARES" means, collectively, the issued and outstanding Common Shares and Preference Shares.

      "SOFTWARE" means any computer program, operating system, applications system, firmware, software, including all object code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, databases, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory, device, paper or other media of any nature.

      "SOURCE CODE" means the human-readable form of a computer instruction, including related system documentation, applicable comments and procedural codes such as job control language.

      "SOURCE MATERIALS" means, in relation to items of Software, supporting materials that would enable a reasonably skilled programmer to compile, debug and support and/or make improvements to such Software in a commercially reasonable manner including:

      (a)   any Source Code related thereto, reasonably annotated;

      (b) technical and system documentation including detailed design, functional, operational, and technical documentation, flow charts, diagrams, file layouts, report layouts, screen layouts, business rules, data and database models and structures, working papers and reasonably related notes and memoranda in electronic or written format, which were made or obtained in relation to the design and development of such Software and compilation instructions related to such Software;

      (c) listing by name, version and vendor of relevant third Persons' compilers, utilities and other Software that are necessary for normal operation of such Software to which the Source Materials related including sufficient information to procure a license from such vendors;

      (d) a reasonably detailed listing of relevant equipment and information necessary for normal operation of such Software; and

      (e) all other information reasonably necessary to rebuild, install, and otherwise implement the Software in the context of the applicable system(s) including, without limitation, all relevant tools, programs, files, encryptions keys, make files, installation instructions, systems settings, and database settings.

      "SUBSIDIARY" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

      "TAX" or "TAXES" means:

      (a) any federal, provincial, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, goods and services, alternative or add-on minimum taxes, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, escheat, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), share capital, capital duty, disability, estimated, gains, wealth, welfare, withholding tax (including any withholding for employee's income tax and other payroll deductions, and deductions and withholdings of tax from payments to non-residents and other third parties), Canada or Quebec Pension Plan premiums, workers compensation premiums, employment insurance, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority;

      (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute; and

      (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

      "TAX RETURN" means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "TECHNOLOGY" means:

      (a)   Software, Source Code and Source Materials;

      (b) business names, trade names, domain names, trading styles, logos, trade secrets, industrial designs and copyrights;

      (c) inventions (whether patentable or not), formulae, product formulations, processes and processing methods, technology and techniques;

      (d)   know-how, trade secrets, research and technical data; and

      (e) software, studies, findings, algorithms, instructions, guides, manuals and designs.

      "UNAUDITED FINANCIAL STATEMENTS" means the Balance Sheet and accompanying statements of earnings, retained earnings and changes in financial position, including any notes thereto, for the three (3) month period ended June 30, 2006, a copy of which are attached as part of Section 3.5 of the Company Disclosure Schedule.

      "U.S. GAAP" means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

1.2   ADDITIONAL DEFINED TERMS.

      For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

DEFINED TERM                                         SECTION
------------------------------------                 --------
Estimated Closing Balance Sheet                      7.4
Estimated Net Working Capital                        7.4(a)
Indemnification and Escrow Agreement                 Recitals
Key Employee Agreements                              Recitals
Post-Closing Tax Period                              9.6
Pre-Closing Returns                                  9.1(a)
Pre-Closing Tax Period                               9.6
Straddle Period                                      9.6
Unaudited Monthly Statements                         5.11
Voting Agreements                                    Recitals

1.3   CONSTRUCTION.

      Any reference in this Agreement to an "Article," "Section" or "Schedule" refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. Each reference to "Dollars" or "$" in this Agreement refers to the lawful currency of the United States of America, except as otherwise indicated. The term "including" means "including without limitation" and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.4   KNOWLEDGE

      (a) Any reference to the "KNOWLEDGE" of a Party other than the Company or any of the Subsidiaries shall mean, unless otherwise specified, the actual knowledge of such Party.

      (b) Any reference to the "KNOWLEDGE" of the Company or any of the other Acquired Companies shall mean to the actual knowledge of Peter Briscoe, Scott Wilson and Grant Henderson and Sam Gu after a reasonable enquiry by such individuals regarding the relevant matter; provided that, for the purpose of Section 3.13 and the representations and warranties made therein, any reference to the Knowledge of the Company or any of the other Acquired Companies shall be deemed to be a reference to the actual knowledge of Peter Briscoe, Scott Wilson, Grant Henderson, Joe Geofroy and Garland Sharratt, after reasonable enquiry by such individuals, but expressly without the requirement on the part of any of such individuals to conduct or cause to be conducted any availability, freedom to use or infringement searches, or any other searches of external sources beyond those that have already been conducted.

1.5   SCHEDULES

      The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A        -     Indemnification and Escrow Agreement
Schedule B        -     List of Key Employees
Schedule C        -     Arrangement Resolution
Schedule D        -     Company Disclosure Schedule
Schedule E        -     Products List - Core Technology
Schedule F        -     Plan of Arrangement
Schedule G        -     Purchaser Disclosure Schedule
Schedule H        -     Company Bring Down Certificate
Schedule I        -     Company Officer's Certificate Re: Transaction Expenses
Schedule J        -     Purchaser Bring Down Certificate

                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1   IMPLEMENTATION STEPS BY THE COMPANY

      The Company covenants in favour of the Purchaser and the Parent that the Company shall:

      (a) subject to the terms of this Agreement, as soon as reasonably practicable apply in a manner reasonably acceptable to the Purchaser and the Parent under section 192 of the CBCA for the Interim Order and thereafter proceed with and diligently seek the Interim Order;

      (b) subject to terms of this Agreement and in accordance with the Interim Order, as promptly as practicable, and in no event later than twenty (20) days after the Interim Order is issued, convene and hold the Company Meeting for the purpose of considering the Arrangement Resolution;

      (c) subject to Section 7.1, not postpone or adjourn (other than a postponement or adjournment not exceeding five Business Days) or cancel the Company Meeting without the Purchaser's prior written consent except as required for quorum purposes, to comply with requirements of applicable Law or imposed by the Court or by the Company Securityholders;

      (d) subject to compliance with fiduciary duties and obtaining such approvals as are required by the Interim Order (including the approval of the Arrangement Resolution by the Required Vote), proceed with and diligently pursue the application to the Court for the Final Order;

      (e) subject to obtaining the Final Order and in accordance with Section 2.3, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement;

      (f) instruct counsel acting for it to bring the applications and make the filings referred to in this Article 2 in co-operation with counsel to the Purchaser; and

      (g) not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, except as contemplated hereby or with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

2.2   INTERIM AND FINAL ORDERS

      The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide, among other things as consented to by the Purchaser:

      (a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

      (b) that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be (1) 66?% of the votes cast on the Arrangement Resolution by holders of Preference Shares present in person or represented by proxy at the Company Meeting; and (2) 66?% of the votes cast on the Arrangement Resolution by holders of Common Shares and the holders of all options to purchase Class A Common Shares granted under the Company Stock Option Plan (voting together as a single class) present in person or represented by proxy at the Company Meeting on the following basis: (A) each holder of Company Options is entitled to such number of votes as is equal to the number of Common Shares issuable upon exercise of their Company Options, and (B) each holder of Class A Common Shares is entitled, for each Class A Common Share held, to one vote (such approval described in this Section 2.2(b), the "REQUIRED VOTE");

      (c) that the terms, restrictions and conditions of the by-laws and articles of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

      (d) that dissent rights shall not be applicable in connection with the Arrangement; and

      (e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

and that the Final Order provide, among other things as consented to by the
Purchaser:

      (f) that, at the Effective Time, each Company Securityholder shall be deemed to be a party to and bound by the provisions set forth in the Indemnification and Escrow Agreement; and

      (g) that all rights to purchase Common Shares under any securities of the Company (including the Company Options) shall be terminated.

2.3   ARTICLES OF ARRANGEMENT; CLOSING

      The Articles of Arrangement shall implement the Plan of Arrangement. Subject to the satisfaction or waiver of the conditions set forth in Article 6 hereof, on the Business Day immediately after the Final Order is obtained or such other date as the parties may agree or as the Court may prescribe in the Final Order (the "CLOSING DATE"), the Articles of Arrangement in the form and executed as required under the CBCA shall be sent to the Director together with documents required by sections 19 and 113 of the CBCA, if applicable, in a manner and in compliance with the CBCA so as to cause the Director to issue the Certificate.

      At the Effective Time (i) each Share outstanding immediately prior to the Effective Time will be transferred as provided in the Plan of Arrangement, (ii) all Company Options outstanding immediately prior to the Effective Time will be deemed to have expired and been terminated as provided in the Plan of Arrangement, and (iii) the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Laws, including the CBCA. The closing of the transactions contemplated hereby and by the Arrangement will take place at the Vancouver, British Columbia offices of McCarthy Tetrault LLP on the Closing Date (the "CLOSING").

2.4   CIRCULAR

      Subject to compliance with Section 2.5, as promptly as reasonably practicable after the execution and delivery of this Agreement, and in no event later than ten (10) days after the date hereof, the Company shall complete the Circular together with any other documents required by the CBCA, Securities Laws or other applicable Laws in connection with the Company Meeting required to be prepared by the Company, and as promptly as is reasonably practicable after the execution and delivery of this Agreement and in no event later than five days after the Interim Order is issued, the Company shall, unless otherwise agreed by the Parties, cause the Circular and other documentation required in connection with the Company Meeting to be sent to Company Securityholders and filed as required by the Interim Order and applicable Laws. The Circular shall include
(i) the recommendation of the Company's board of directors that Company Securityholders vote in favour of the Arrangement Resolution; and (ii) a copy of the Fairness Opinion.

2.5   PREPARATION OF FILINGS

      (a) The Parent, the Purchaser and the Company shall co-operate in the preparation of any application for the Regulatory Approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the Parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

      (b) The Parent, the Purchaser and the Company shall co-operate in the preparation, filing and mailing of the Circular. The Company shall provide the Purchaser and the Parent with a reasonable opportunity, and in no event less than three (3) days, to review and comment on the Circular, including by providing on a timely basis any information required to be supplied by the Purchaser and the Parent, prior to its mailing to Company Shareholders and filing in accordance with the Interim Order and applicable Laws.

      (c) The Company shall ensure that the Circular complies with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Parent or the Purchaser).

      (d) The Parent and the Purchaser shall ensure that the information to be supplied by either of them for inclusion in the Circular will, at the time of the mailing of the Circular, not contain any material misstatement, untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (e) Each of the Company, the Parent and the Purchaser shall promptly notify each of the other Parties if at any time before the Effective Time it becomes aware that the Circular, an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise is erroneous or requires an amendment or supplement to the Circular, such application, circular or filing, and the Parties shall co-operate in the preparation of such amendment or supplement as required.

2.6   SHAREHOLDER COMMUNICATIONS

      The Parties agree to co-operate in the preparation of presentations, if any, to Company Securityholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement, this Agreement or the transactions contemplated hereby, without the consent of the other Parties and the Company shall not make any filing with any Governmental Authority with respect thereto without prior consultation with the Parent and the Purchaser and neither the Parent nor the Purchaser shall make any filing with any Governmental Authority without prior consultation with the Company; provided, however, that the foregoing shall be subject to the Parent's overriding obligation to make any disclosure or filing required under applicable Laws and listing requirements, and the Party making such disclosure or filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.7   CLOSING DELIVERIES

      (a) At the Closing, the Company will deliver or cause to be delivered to the Purchaser:

            (i) a certificate substantially in the form of Schedule H, dated as of the Closing Date, executed by an officer of the Company confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);

            (ii) resignations effective as of the Closing Date of each director and officer (or equivalent thereof) of each Acquired Company (solely with respect to their officer and director designation (or equivalent thereof), but not from employment by any of the Acquired Companies) as may be requested by the Purchaser; and

            (iii) all such other closing certificates, documents or instruments reasonably required by the Purchaser in connection with the Closing, including a certificate substantially in the form of
                  Schedule I, dated as of the Closing Date, executed by an officer of the Company as specified in Section 7.4.

      (b) At the Closing, the Purchaser will deliver or cause to be delivered to the Company a certificate substantially in the form of Schedule J, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchaser that except as set forth on the Company Disclosure Schedule:

3.1   ORGANIZATION AND GOOD STANDING.

      Each Acquired Company is a corporation duly incorporated, validly existing and in good standing (in all material respects) under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted. Each Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as an extra-provincial or foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each Acquired Company's jurisdiction of incorporation and the other jurisdictions in which it is registered, licensed or other qualified to do business and a complete, and accurate list of the current directors and officers of each Acquired Company. The Company has delivered or made available to the Purchaser accurate and complete copies of the articles of incorporation and by-laws of the Company and the articles of incorporation and by-laws or other comparable charter or organizational documents of each Subsidiary, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof in any material respect.

3.2   AUTHORITY AND ENFORCEABILITY.

      (a) The board of directors of the Company has determined as of the date hereof that the Arrangement is fair to the Company Securityholders and is in the best interests of the Company, and has determined to recommend that the Company Securityholders vote in favour of the Arrangement Resolution. The Company's directors have advised the Company that, as of the date hereof, they intend to vote any Shares and any Company Options held by them on the date of the Company Meeting in favour of the Arrangement Resolution and will so represent in the Circular. The board of directors of the Company has approved the execution and performance of this Agreement and received a draft of the Fairness Opinion from the Financial Advisor and an oral report from the Financial Advisor concerning the Fairness Opinion. Prior to the date of the application for the Interim Order, the board of directors of the Company will have received the Fairness Opinion from the Financial Advisor.

      (b) The only vote of holders of securities of the Company necessary to approve the Arrangement is, subject to any requirements of the Interim Order, the Required Vote.

      (c) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company's obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Upon the execution and delivery by the Company of (i) the Ancillary Agreements to which the Company is a party and (ii) the Key Employment Agreements, such Ancillary

            Agreements and the Key Employment Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      (d) The holders of a sufficient number of Shares and Company Options necessary to obtain the Required Vote have entered into Voting Agreements dated as of the date hereof.

3.3   NO CONFLICT.

      Except for those Governmental Authorizations and Contracts that require consent to their assignment or transfer upon or in connection with a change of control of the Company, each of which are listed in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation or performance by it of the transactions contemplated by this Agreement, will:

      (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under the terms of, result in the imposition of any Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under:

            (i) the articles of incorporation or by-laws of the Company, or the articles of incorporation or by-laws or other comparable charter or organizational documents of any Subsidiary, or any resolution adopted by the board of directors of any Acquired Company;

            (ii) any Governmental Authorization or Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties or assets is subject; or

            (iii) any Law or Judgment applicable to any Acquired Company or any of their respective properties or assets, or

      (b) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, require any Acquired Company to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

3.4   CAPITALIZATION AND OWNERSHIP.

      (a) The authorized share capital of the Company and each of the Subsidiaries is set forth in Section 3.4(a) of the Company Disclosure Schedule. The Shares represent all of the issued and outstanding shares in the capital of the Company and each Subsidiary. Section 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Shareholders as of the date hereof and the number and type of Shares held by each. All of the outstanding securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances other than Permitted Encumbrances. Neither the Company nor any of the Subsidiaries has any other equity securities issued or outstanding, except the Company Options. Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, prior to and as of the date of this Agreement, no dividends have been declared, reserved or set aside with respect to any Shares. The Conversion Rate (as defined in the restated articles of the Company) with respect to the Preference Shares is one.

      (b) Section 3.4(b) of the Company Disclosure Schedule sets forth for each Subsidiary:

            (i) its current and prior name and jurisdiction of incorporation or organization;

            (ii)  its authorized share capital; and

            (iii) the number of issued and outstanding shares of its authorized share capital and the record and beneficial owners thereof.

      (c) No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any shares or other securities of any Person, except for the Subsidiaries.

      (d) The Company Stock Option Plan is the only stock option or equity related plan, program or agreement maintained by the Company or to which the Company is a party. Section 3.4(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date specified therein, of the number and class of Common Shares subject to outstanding Company Options. There are currently 20,216,252 Class A Common Shares reserved for issuance under the Company Stock Option Plan and Section 3.4(d) of the Company Disclosure Schedule sets forth a list of all Company Options granted to date under the Company Stock Option Plan and, with respect to each Company Option, the name of the holder thereof, the number of Class A Common Shares subject to such Company Option, the Exercise Price, the date of grant, the exercise period and the vesting schedule. The Company has delivered or made available to the Purchaser and the Parent complete and accurate copies of all Company Stock Plans and the form of option agreement evidencing Company Options and any other agreements relating to other equity based awards.

      (e) Except as set forth in this Section 3.4 or as set forth in Sections 3.4(e)(i) through (v) of the Company Disclosure Schedule:

            (i) there are no equity securities of any class of any Acquired Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding;

            (ii) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares or other equity interests of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract;

            (iii) there are no Contracts to which any Acquired Company or, to the Knowledge of the Company, any Company Securityholder, is a party or by which any Acquired Company or, to the Knowledge of the Company, any Company Securityholder is bound with respect to the voting (including voting trusts or proxies), registration under any Securities Law (including the qualification of a prospectus under Canadian Securities Law), or the sale or transfer (including Contracts imposing transfer restrictions) of any shares or other equity interests of any Acquired Company;

            (iv) the Company does not have any outstanding share appreciation rights, phantom shares, performance based rights or similar rights or obligations; and

            (v) no holder of indebtedness of any Acquired Company has any right to convert or exchange such indebtedness for any equity securities or other securities of any Acquired Company, and no holders of outstanding indebtedness of any Acquired Company have any rights to vote for the election of directors of any Acquired Company or to vote on any other matter.

      (f) All of the Shares and all of the issued and outstanding equity securities of each Subsidiary have been duly authorized, validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Company or the Subsidiaries, as the case may be. The Shares and the issued and outstanding equity securities of each Subsidiary are not subject to, and were not issued in violation of, any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and were issued in compliance with all applicable Laws, except as disclosed in Section 3.4(f) of the Company Disclosure Schedule.

      (g) There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares or other equity interests of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. Except to the extent arising pursuant to applicable take-over or similar Laws, there is no rights agreement, "poison pill" anti-take-over plan or other similar agreement or understanding to which any of the Acquired Companies is a party or by which it or they are bound with respect to any equity security of any class of any Acquired Company.

3.5   FINANCIAL STATEMENTS.

      (a) Attached as Section 3.5 of the Company Disclosure Schedule are the Financial Statements.

      (b) The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Acquired Companies and have been prepared in accordance with U.S. GAAP, consistently applied throughout the periods involved. The Financial Statements fairly present in all material respects the financial position and the results of operations and changes in shareholders' equity of the

            Acquired Companies as of the respective dates and for the periods indicated therein, all in accordance with U.S. GAAP; provided, however, that the Unaudited Financial Statements (i) do not contain all notes that may be required under U.S. GAAP, and (B) are subject to normal year-end audit adjustments, which individually or in the aggregate would not be reasonably expected to be material to a buyer contemplating the purchase of shares of the Company. No financial statements of any Person other than the Acquired Companies are required by U.S. GAAP to be included in the financial statements of the Company.

      (c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

            (i) all material transactions are executed in accordance with management's general or specific authorizations;

            (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP and to maintain proper accountability for assets; and

            (iii) access to assets is permitted only in accordance with management's general or specific authorization;

            (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            The Acquired Companies maintain a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting in the preparation of the Financial Statements in accordance with U.S. GAAP and includes those policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies, (y) provide reasonable assurance that all material transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with U.S. GAAP and that all material receipts and expenditures of the Acquired Companies are being made only in accordance with authorizations of the management of the Acquired Companies and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Acquired Companies' assets that could have a material effect on the Financial Statements.

3.6   BOOKS AND RECORDS.

      The books of account, financial records, minute books, securities registers and other records of the Acquired Companies, all of which have been made available to the Purchaser and the Parent, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. Such books and records are in such form and contain such information as will enable the Taxes of the Acquired Companies to be determined and include documents containing complete and accurate descriptions of all transactions between the Acquired Companies, including those relating to the determination of any transfer prices. At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.

Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the minute books of each Acquired Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the Acquired Company's shareholders, directors and directors' committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

3.7   ACCOUNTS RECEIVABLE.

      All Accounts Receivable are reflected properly on the Balance Sheet or the accounting records of the Acquired Companies as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Section 3.7 of the Company Disclosure Schedule, such Accounts Receivable will as of the Closing Date be good and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. Except as set forth in Section 3.7 of the Company Disclosure Schedule, to the Knowledge of the Acquired Companies, there is no contest, claim, defence or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such Accounts Receivable. An accurate and complete list and the aging of all Accounts Receivable as of the date of the Balance Sheet has been provided or made available to the Purchaser.

3.8   INVENTORIES.

      All inventories of the Acquired Companies are of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business. None of such inventory is slow-moving, obsolete, damaged, defective or of below-standard quality, and all of which has been or will be written off or written down to net realizable value on the Balance Sheet or the accounting records of the appropriate Acquired Company as of the Closing Date in accordance with the past custom and practice of the Acquired Companies, subject only to the reserve for inventory write-down set forth in the corresponding line item on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with U.S. GAAP. No Acquired Company has any commitments to purchase inventory, other than in the ordinary course of business.

3.9   NO UNDISCLOSED LIABILITIES.

      No Acquired Company has any Liability that is material (individually or in the aggregate) and which continues to be outstanding, except for:

      (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet;

      (b) Liabilities disclosed in Section 3.9 of the Company Disclosure Schedule; and

      (c) Liabilities incurred in the ordinary course of business and in a manner consistent with past practice after the date of the Balance Sheet and which do not individually exceed $50,000.

3.10  ABSENCE OF CERTAIN CHANGES AND EVENTS.

      Except as set forth in Section 3.10 of the Company Disclosure Schedule and except as expressly contemplated and permitted by this Agreement, since the date of the Balance Sheet, each Acquired Company has conducted its business only in the ordinary course of business and there has not been any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in
Section 3.10 of the Company Disclosure Schedule and except as expressly contemplated and permitted by this Agreement, since the date of the Balance Sheet there has not been with respect to any Acquired Company any:

      (a) amendment to its articles of incorporation or by-laws or other comparable charter or organizational documents;

      (b) change in its authorized or issued share capital, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any of its share capital or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities (other than (i) the exercise of outstanding Company Options, and (ii) the granting prior to the date hereof of options to purchase Class A Common Shares under the Company Stock Option
            Plan);

      (c)   split, combination or reclassification of any of its share capital;

      (d) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its share capital (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

      (e) incurrence of any indebtedness for borrowed money or guarantee of any such indebtedness of another Person (other than in connection with the financing of trade receivables in the ordinary course of business, letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and pursuant to existing credit facilities in the ordinary course of business);

      (f) issuance, sale or amendment of any of its debt securities or warrants or other rights to acquire any of its debt securities, guarantee of any debt securities of another Person, entry into any "keep well" or other Contract to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing;

      (g) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its wholly-owned Subsidiaries;

      (h) entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates;

      (i) sale, lease, license, pledge or other disposition of or Encumbrance on any of its properties or assets (other than in the ordinary course of business and in a manner consistent with past practice);

      (j) acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any shares of, or by any other manner, any business or Person; or (ii) of any assets that are material to any Acquired Company individually or in the aggregate, except purchases of inventory and raw materials in the ordinary course of business;

      (k) damage to, or destruction or loss of, any of its assets or properties with an aggregate value to any Acquired Company in excess of $150,000, whether or not covered by insurance;

      (l) entry into, modification, acceleration, cancellation or termination of or receipt of notice of termination of, any Contract (or series of related Contracts) which involves a total remaining commitment by or to any Acquired Company of at least $150,000 or otherwise outside the ordinary course of business;

      (m) except as required by Law, adoption, entry into, termination or amendment of any Company Plan, collective bargaining agreement or material employment, severance or similar Contract;

      (n) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor (other than under existing Company Plans);

      (o) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, including but not limited to Company Options (other than vesting of Company Options in accordance with the terms of grant in respect of such options and the Company Stock Option Plan);

      (p) payment of any benefit not provided for as of the date of this Agreement under any Company Plan;

      (q) grant of any cash awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options (other than options to purchase Class A Common Shares granted prior to the date hereof under the Company Stock Option Plan), share appreciation rights, share based or share related awards, performance units or restricted shares, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder;

      (r) any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

      (s) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding $150,000 or otherwise outside the ordinary course of business;

      (t)   settlement or compromise in connection with any Proceeding;

      (u) capital expenditure or other expenditure with respect to property, plant or equipment in excess of $150,000 in the aggregate for the Acquired Companies taken as a whole;

      (v) change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with U.S. GAAP;

      (w) change in payment or processing practices or policies regarding inter-company transactions;

      (x) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable outside the ordinary course of business and other than in a manner consistent with past practices; or

      (y) authorization of or Contract by any Acquired Company to take any of the actions described in this Section 3.10.

3.11  ASSETS.

      Except as expressly identified elsewhere in this Agreement or as set forth in Section 3.11 of the Company Disclosure Schedule, each of the Acquired Companies is the sole legal and beneficial owner and, where its interests are registrable, the sole registered owner of its assets with good and valid title, free and clear of all Encumbrances other than the Permitted Encumbrances and is exclusively entitled to possess and dispose of same. Each Acquired Company owns or leases all tangible personal property used in the conduct of its business. There has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the assets of any of the Acquired Companies or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the assets of any of the Acquired Companies other than pursuant to the provisions of, or as expressly disclosed in, this Agreement or pursuant to purchase orders or customer agreements accepted by any of the Acquired Companies in the ordinary course of business and in a manner consistent with past practice. The assets of the Acquired Companies are in good condition, repair and (where applicable) proper working order having regard to their use and age, reasonable wear and tear excepted, and to the Knowledge of the Company such assets have been properly and regularly maintained in accordance with normal industry practice. The representations and warranties contained in this Section 3.11 in relation to the assets, properties and rights owned, held or used by the Acquired Companies, or any of them, are not intended to and shall not include any assets, properties or rights that are included in the definition of Company IP or Company Technology. For greater certainty, the representations and warranties relating to Company IP or Company Technology are set forth in and qualified by Section 3.13.

3.12  LEASED REAL PROPERTY.

      (a) No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property.

      (b) Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which any Acquired Company has a leasehold or sub-leasehold estate or other right to use or occupy (collectively, the "LEASED REAL PROPERTY"). The Company has delivered or made available to the Purchaser accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances, other than Permitted Encumbrances, upon or rights in the Leased Real Property.

      (c) Each Acquired Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.

      (d) No Person other than an Acquired Company is in possession of any portion of the Leased Real Property. No Acquired Company has granted to any Person the right to use or occupy any portion of the Leased Real Property, and no Acquired Company has received notice, and the Company has no Knowledge, of any claim of any Person to the contrary.

      (e) The Leased Real Property constitutes all such real property used in or necessary to conduct the businesses of the Acquired Companies as conducted and as currently planned to be conducted by the Acquired Companies.

3.13  INTELLECTUAL PROPERTY.

      (a)   Except as set forth in Section 3.13 of the Company Disclosure
            Schedule:

            (i) the Owned Technology (including without limitation any component of the Software) does not include, and is not a Derivative Work of, any third party Technology;

            (ii) the Acquired Companies hold all right, title and interest to the Owned IP;

            (iii) none of the Owned IP or the Owned Technology is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor or other party nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments or moral rights that have not been waived in writing in favour of the Acquired Companies, except for any such interest therein or right thereto that may not reasonably be expected to have a Company Material Adverse Effect;

            (iv) neither the Owned IP nor the Owned Technology nor the Commercialization thereof in the Business (i) infringes or misappropriates any trade secret, confidential information, or copyright owned by any third party, or (ii) to the Knowledge of the Acquired Companies, infringes any patent rights, trade-mark rights, or other Intellectual Property Rights of any third party;

            (v) the Acquired Companies have the right to assign all or any portion of the Owned IP or the Owned Technology to any third party without consent, waiver or payment to any Person and without triggering any additional obligations or liabilities of the Acquired Companies or any encumbrance on the Owned IP or the Owned Technology;

            (vi) the Acquired Companies have not granted to any Person any exclusive rights in respect of the Owned IP or the Core Technology; and

            (vii) the Acquired Companies are not a party to any contract or commitment or under any obligation to pay any royalty, licence or other fee with respect to the use of Owned IP or the Core Technology.

      (b) The Intellectual Property Rights listed on Section 3.13(b) of the Company Disclosure Schedule include all of the registered Owned IP and, for greater certainty, include all:

            (i)   patents or patent applications;

            (ii)  registered copyrights;

            (iii) registered or applied for trade-marks; and

            (iv)  domain names, including account IDs,

            used in the Core Technology.

      (c) Section 3.13(c) of the Company Disclosure Schedule lists all the Acquired Companies' patents or filed patent applications or draft patent applications and all inventors in respect thereof that (i) relate to the Core Technology, or (ii) constitute Owned IP.

      (d)   [INTENTIONALLY DELETED.]

      (e) the Acquired Companies are not in breach in any material respect of any terms and conditions of any Contract or license in respect of the Licensed IP.

      (f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, the transactions contemplated by this Agreement, including, without limitation, the change of control of the Acquired Companies' shareholding, shall not affect the Acquired Companies' rights, or trigger any additional obligations or liabilities of the Acquired Companies under any Contract pursuant to which Licensed Technology or Licensed IP is licensed to the Acquired Companies.

      (g) The Licensed IP and Licensed Technology listed in Section 3.13(g) of the Company Disclosure Schedule is an accurate and complete list, in all material respects, of all Licensed IP and Licensed Technology used in or relating to the Core Technology or otherwise material to the operation of the Business (but excluding Software licensed to an Acquired Company under generally available retail shrinkwrap or clickwrap licences and used in the Acquired Companies' Business, but not incorporated into Software, products or services licensed or sold, or anticipated to be licensed or sold , by any Acquired Company to customers or end users or otherwise resold or distributed by any Acquired Company).

      (h) Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, none of the Licensed IP identified in Section 3.13(g) of the Company Disclosure Schedule is licensed to the Acquired Companies on an exclusive basis.

      (i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, the Acquired Companies are under no obligation, and the transactions contemplated by this Agreement, including, without limitation, the change of control of the Acquired Companies' shareholding, shall not create any obligation, that would require the Owned IP or any Owned Technology to be licensed to or licensed back to any third party (excluding any obligation arising solely as a result of Contract arrangements between Purchaser or Purchaser's Affiliates and a third party).

      (j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, the Owned Technology, the Owned IP, the Licensed Technology and the Licensed IP are all of the material Technology and Intellectual Property Rights used by the Acquired Companies in the Commercialization of the Core Technology in the Business.

      (k) Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Acquired Companies have not received and are unaware of any notices, demands or statements (either written or oral) of any claim, pending or threatened claim, proceeding, dispute, action, or other matter in respect of a claim that:

            (i) the Acquired Companies are not the sole owners of the Owned IP or Owned Technology;

            (ii) the Acquired Companies do not have the right to use and exploit, including to Commercialize, Company IP or Company Technology as used in the Business or for the unrestricted Commercialization of the Owned IP or Owned Technology; or

            (iii) the Licensed IP or Licensed Technology infringes, misuses, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

      (l) Except as set forth in Section 3.13(l) of the Company Disclosure Schedule, the Acquired Companies have not received any offers of or invitations from a third party to obtain a license to such third party's Intellectual Property Rights for use in or by the Core Technology or the Owned IP in circumstances where a lawyer (with experience in law relating to Intellectual Property Rights), after reviewing, investigating, and analyzing such offer or invitation, would conclude that such third party suggests or claims, the absence of such license will violate its Intellectual Property Rights.

      (m) Except as set forth in Section 3.13(m) of the Company Disclosure Schedule, to the Knowledge of the Acquired Companies, (i) no other Person has infringed, misused or misappropriated Owned IP, Owned Technology or the Core Technology and (ii) no Person is infringing, misusing or misappropriating Owned IP, Owned Technology or the Core Technology.

      (n) Except as set forth in Section 3.13(n) of the Company Disclosure Schedule, the Acquired Companies are not obligated to provide, and have not entered into any other agreements or transactions that are conditional upon providing future enhancements, features not presently available on, or other enhancements in respect of its Core Technology or other product of the Acquired Companies.

      (o) Except as set forth in Section 3.13(o) of the Company Disclosure Schedule, all individuals who developed, invented, or created Owned IP or Owned Technology ("DEVELOPERS") were, at the time they developed, invented, or created the Owned IP or Owned Technology, either employees of the Acquired Companies and who validly assigned their Intellectual Property Rights (and assigned or waived all related rights) in the Owned IP or Owned Technology to the Acquired Companies pursuant to written and signed agreements or were contractors who assigned their Intellectual Property Rights (and assigned or waived all related rights) in the Owned IP or Owned Technology to the

            Acquired Companies pursuant to written agreements, and copies of all such written agreements are in the possession of the Acquired Companies.

      (p) Except as set forth in Section 3.13(p) of the Company Disclosure Schedule, all Developers have, prior to providing services to the Acquired Companies, executed non-disclosure and confidentiality agreements substantially in the form delivered or made available to the Purchaser or in a form containing terms that are reasonably protective of the confidential information of the Acquired Companies.

      (q) Except as set forth in Section 3.13(q) of the Company Disclosure Schedule the Core Technology neither contains nor embodies nor uses third party software (including development tools and utilities).

      (r) Except as set forth in Section 3.13(r) of the Company Disclosure Schedule, the Acquired Companies have not: (i) incorporated Open Source Materials into the Core Technology; (ii) distributed Open Source Materials; or (iii) used Open Source Materials in the development of the Core Technology.

      (s) Except as set forth in Section 3.13(s) of the Company Disclosure Schedule, none of the Open Source Materials listed on Section 3.13(s) of the Company Disclosure Schedule are dynamically link to, are compiled together with, or are otherwise used by or incorporated into the Core Technology other than Licensed Technology portions thereof that constitute Open Source Materials (the "PROPRIETARY Technology") in a manner that would require any portion of the Proprietary Technology incorporated into, derived from or distributed with such material to be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making Derivative Works; (iii) redistributable at no charge; or (iv) distributed in a manner so as to permit reverse engineering or other access to the Source Code of the Proprietary Technology.

      (t) To the Knowledge of the Acquired Companies (i) object code versions of Software included in the Core Technology have been provided by the Acquired Companies only to customers and end users in the ordinary course of the Business and (ii) all such customers have agreed to license terms governing the use of such Software.

      (u) Except as set forth in Section 3.13(u) of the Company Disclosure Schedule, the Source Code for any Software included in the Core Technology has not been delivered or made available to any Person and the Acquired Companies have not agreed to or undertaken to provide such Source Code to any Person.

      (v) Except as set forth in Section 3.13(v) of the Company Disclosure Schedule, there are no customers, distributors or any other third parties entitled to (i) be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the Source Code versions of any Software included in the Core Technology, or (ii) receive the Source Code versions of any Software included in the Core Technology (including receiving such Source Code as a result of an event (including a change of control of ownership of the Acquired Companies, bankruptcy of the Acquired Companies, failure to provide support or maintenance, or fulfillment of other conditions, upon request or otherwise) under an escrow arrangement or otherwise.

      (w) No third party shall become entitled to the Source Code of the Acquired Companies as a result of this Agreement or the other transactions contemplated by this Agreement (excluding any obligation arising solely as a result of Contract arrangements between Purchaser or Purchaser's Affiliates and a third party).

      (x) All Persons listed in Section 3.13(v) of the Company Disclosure Schedule have either (i) never requested that the Acquired Company enrol such Person as an escrow beneficiary or (ii) never enforced such request.

      (y) The Acquired Companies have taken reasonable commercial steps in accordance with industry practice to maintain the security and confidentiality of the Source Code comprising or relating to the Core Technology comprised of Software. To the Knowledge of the Acquired Companies, there has been no unauthorized use or disclosure of the Source Code comprising or relating to the Core Technology comprised of Software.

      (z) Section 3.13(z)(i) of the Company Disclosure Schedule lists agreements covering all substantive use or evaluation of the Core Technology by third parties permitted by the Acquired Companies, agreements covering all material outbound development, all reseller, distribution, VAR, OEM, sales agency, and material maintenance, support, and services agreements (other than any non-binding requests for proposals and proposals which are referred to in such agreements) relating to the Core Technology and to which the Acquired Companies are a party (the "OUTBOUND AGREEMENTS"), copies of each of which have been made available to the Purchaser, and except as set out in Section 3.13(z)(ii) of the Company Disclosure Schedule, the Acquired Companies are not obligated to provide material consulting, professional, or other services to any Person other than as required pursuant to the Outbound Agreements.

      (aa) The Acquired Companies are not in breach of any of their material obligations under the Outbound Agreements.

      (bb) Section 3.13(bb) of the Company Disclosure Schedule sets forth a summary of all known material bugs, errors and defects in the Core Technology.

      (cc) Except as set forth in Section 3.13(cc) of the Company Disclosure Schedule, the Acquired Companies have fully resolved all mission critical, top severity maintenance and support issues and the Acquired Companies are not in breach in any material respect of any material maintenance or support obligation to any Person.

      (dd) Except as set forth in Section 3.13(dd) of the Company Disclosure Schedule, no custom Software code developed for any third party, pursuant to a services engagement or installation of Core Technology, has been incorporated into the Core Technology and the Company's current development plans for the Core Technology do not include the incorporation of any custom Software code developed by or for any third party.

      (ee) The Acquired Companies have taken reasonable commercial steps in accordance with industry standards to maintain all trade secret rights in the Core Technology and Owned IP and have taken reasonable commercial steps to maintain the confidentiality of all portions of the Core Technology and Owned IP that are not patented.

      (ff) The Acquired Companies are current on all accounts in all material respects in the ordinary course of their business and in accordance with past practices, and are not currently involved in fee disputes, with any independent contractors or other consulting services providers performing services for the Acquired Companies.

      (gg) The Acquired Companies are not in breach of any of the non-disclosure and confidentiality agreements to which they are party, other than any breach that may not reasonably be expected to have a Company Material Adverse Effect.

      (hh) Except as set forth in Section 3.13(hh)(A) of the Company Disclosure Schedule, no (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from any Person (other than funds received in consideration for shares in the capital of the Acquired Companies) was used in the development of the Owned IP or Owned Technology.

      (ii) Except as set forth in Section 3.13(ii) of the Company Disclosure Schedule, the Core Technology does not include any encryption software, algorithms, hardware or technology (whether used for confidentiality, authentication or any other purpose) (collectively, "ENCRYPTION FUNCTIONALITY") or make any function or interface calls to Encryption Functionality provided by external software or hardware.

      (jj) The Acquired Companies have obtained all approvals required to be obtained by the Acquired Companies in respect of the international export and import of the Company's products as exported and imported prior to the Closing Date and all such approvals remain outstanding and valid as of the Closing Date and, to the Knowledge of the Acquired Companies, no permit or authorization is required for the export of the Core Technology from the United States or Canada to destinations other than those destinations for which permits or authorizations are required under United States, Canadian or European law.

      (kk) The Acquired Companies have not licenced or sold a standalone Software product other than Core Technology that would perform or replicate the functionality of the Core Technology.

3.14  CONTRACTS.

      (a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which any Acquired Company is a party, by which any Acquired Company is bound or pursuant to which any Acquired Company is an obligor or a beneficiary, which:

            (i) involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $150,000;

            (ii)  is for capital expenditures in excess of $150,000;

            (iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

            (iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $150,000 and a term of less than one year);

            (v) is a license or other Contract under which any Acquired Company has licensed or otherwise granted rights in any Company IP to any Person (except for licenses implied by the sale of a product to customers in the ordinary course of business) or any third party has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any third party Technology (except for Software licensed to an Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company's business, but not incorporated into software, products or services licensed or sold, or anticipated to be licensed or sold, by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company);

            (vi) is for the employment of, or receipt of any services from, any director or officer of an Acquired Company or any other Person on a full-time, part-time, consulting or other basis, in any such case providing annual compensation in excess of $100,000;

            (vii) provides for severance, termination or similar pay to any of the Acquired Companies' current or former directors, officers, employees or consultants or other independent contractors;

            (viii) provides for a loan or advance of any amount to any director or officer of any Acquired Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

            (ix) licenses any third party to manufacture or reproduce any of Company IP, including any of the Acquired Companies' products, services or Technology, or any Contract to sell or distribute any of Company IP, including any of the Acquired Companies' products, services or Technology;

            (x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise other than the Company's Subsidiaries;

            (xi) contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute any Acquired Company's products, granting any "most favoured nations" or similar rights or otherwise prohibiting or limiting the right of any Acquired Company to make, sell or distribute any products or services;

            (xii) contains any covenant or obligation to maintain the
                  confidentiality of any information of any Person other than in the ordinary course of business;

            (xiii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company;

            (xiv) is a power of attorney granted by or on behalf of any Acquired
                  Company;

            (xv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by an Acquired Company other than in the ordinary course of business;

            (xvi) is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of any Acquired Company in the ordinary course of business in connection with routine cessation of such employee's or independent contractor's employment or engagement with any Acquired Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

            (xvii) was entered into other than in the ordinary course of business and that involves an amount or value in excess of $150,000;

            (xviii) is a Contract to provide source code to any third party for all or any portion of any Core Technology that is material to the Acquired Companies taken as a whole;

            (xix) is a Contract to license any third party to manufacture, reproduce, develop or modify any of the Acquired Company's products, services or technology or any Contract to sell or distribute any of the Acquired Company's products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

            (xx) is a Contract between an Acquired Company and any of the top 10 current customers and suppliers of the Acquired Companies (measured in each case by dollar volume of purchases or sales during the most recently completed fiscal year of the Company);

            (xxi) is a Contract which contains a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated by this Agreement will not by the express terms of such Contract result in any payment (whether of severance pay or otherwise) becoming due from the Purchaser or any Acquired Company to any Person; or

            (xxii) is otherwise material to the business, properties or assets of any Acquired Company or under which the consequences of a default or termination could have a Company Material Adverse Effect.

      (b) The Company has delivered or made available to the Purchaser and the Parent an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 3.14(a) of the Company Disclosure Schedule. With respect to each such Contract required to be listed, except as set forth in Section 3.14(b) of the Company Disclosure Schedule:

            (i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

            (ii) the Acquired Companies and, to the Company's Knowledge, the other parties to the Contract have performed or are in the process of performing all of their respective obligations currently required to be performed under the Contract;

            (iii) no Acquired Company nor, to the Company's Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Acquired Company or, to the Company's Knowledge, by any such other party (other than, in any such case, a breach or default that does not have and would not reasonably be expected to have a Company Material Adverse Effect) or that would permit termination, cancellation, acceleration, suspension or modification of any obligation, or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances other than Permitted Encumbrances on any of the Shares or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has any Acquired Company given or received notice or other communication alleging the same; and

            (iv) the Contract is not under renegotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Company has no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.

      (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, to the Company's Knowledge no director, agent, employee or consultant or other independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect:

            (i)   the performance of his or her duties for the Acquired
                  Companies;

            (ii) his or her ability to assign to any Acquired Company rights to any invention, improvement, discovery or information relating to the business of the Acquired Companies; or

            (iii) the ability of any Acquired Company to conduct its business.

      (d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, none of the Acquired Companies are, and none of the Acquired Companies at any time within the past five years have been, parties to any Contract with:

            (i)   any Governmental Authority;

            (ii)  any prime contractor to any Governmental Authority; or

            (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

3.15  TAX MATTERS.

      (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, all Tax Returns of the Acquired Companies required to be filed on or before the Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, true and complete copies of all such Tax Returns of the Acquired Companies have been provided by the Company to the Purchaser. Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction except for those claims which, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in
            Section 3.15(a) of the Company Disclosure Schedule, the Acquired Companies have not requested an extension of time within which to file any Tax Return which has not since been filed.

      (b) For Taxes where a Governmental Authority is required to issue an assessment or other similar notice (including, without limitation, income Tax and corporation capital Tax), Tax assessments by relevant Governmental Authorities have been issued to the Acquired Companies and any predecessor entities covering all past taxation years and all Taxes owing in respect of all such assessments have been paid. There are no currently outstanding reassessments or questions that have been issued or raised by any Governmental Authority relating to any Tax Returns of any of the Acquired Companies.

      (c) The Acquired Companies have and will have no Liability for Taxes for any period on or before the Closing Date, other than those reflected as Liabilities in line items on the Balance Sheet. The amounts reflected as Liabilities in line items on the Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, periods ending on or before the Closing Date. Since the date of the Balance Sheet, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in U.S. GAAP.

      (d) All Taxes that each Acquired Company is required by Law to deduct, withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid, credited or owing to any non resident, or any employee, independent contractor, creditor, or other third party, have been duly deducted, withheld or collected. To the extent required by applicable Law, all such amounts have been remitted or paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose and designated as such. Without limiting the generality of Section 3.15(a), all Tax Returns in respect of such Taxes have been filed in accordance with applicable Laws.

      (e) No Acquired Company or director or officer (or employee responsible for Tax matters) of any Acquired Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No federal, provincial, state, local or foreign audits or other Proceedings are, to the Knowledge of the Acquired Companies, pending or being conducted, nor has any Acquired Company received any:

            (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated;

            (ii) ruling, subpoena, request for ruling, request for subpoena or other request for information related to Tax matters; or

            (iii) notice of deficiency or proposed adjustment for any amount of
                  Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company, with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company.

      (f) The Acquired Companies have not granted or been requested to grant any waiver of any period for reassessment or of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency.

      (g) All material Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

      (h) No position has been taken on any Tax Return with respect to the business or operations of any Acquired Company for a taxable period for which the normal reassessment period or the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of any Acquired Company. Each of the Acquired Companies has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

      (i) None of the Acquired Companies is a party to or bound by any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority).

      (j) Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, none of the Acquired Companies is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent. None of the Acquired Companies has any Liability for Taxes of any other Person whether pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law) or
                  Section 160 of the Canadian Tax Act or otherwise as a transferee or successor, by Contract or otherwise.

            (k) None of the Acquired Companies is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (l) There are no Encumbrances for Taxes upon any properties or assets of any Acquired Company (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet).

            (m) Except as set forth in Section 3.15(m) of the Company Disclosure Schedule, none of the Acquired Companies has made, revoked or rescinded any Tax election, or made, revoked or rescinded any settlement or compromise of any Liability with respect to Taxes, or amended or refiled any Tax Return.

            (n) Except as set forth in Section 3.15(n) of the Company Disclosure Schedule, to the Knowledge of the Company each Company Securityholder is resident of Canada within the meaning of the Canadian Tax Act and is not a non-resident of Canada for purposes of section 116 of such Act.

            (o) The residence of each Acquired Company for Tax purposes is set out below:

                  (i) the Company is resident in Canada;

                  (ii) Convedia Inc. is resident in Delaware; and

                  (iii) Convedia Ltd. is resident in England and Wales.

            (p)   The tax accounts of the Acquired Companies, as disclosed in
                  Section 3.15(p) of the Company Disclosure Schedule are true and complete in all respects.

            (q) All Company Plans have been duly registered where required by, and are in good standing in all material respects under, all applicable Laws including, without limiting the generality of the foregoing, the Canadian Tax Act and all required employer contributions under any such Company Plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder.

            (r) None of the Acquired Companies has participated in any listed or reportable transaction under Section 6011 of the Code, or any similar provision of state, local or foreign Laws.

            (s) The Company has been a Canadian-controlled private corporation (as defined in the Canadian Tax Act) at all times since its incorporation through until March 31, 2006.

3.16  EMPLOYEE BENEFIT MATTERS.

      (a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans and identifies each such Company Plan that provides for the deferral of compensation.

      (b) The Company has delivered to or made available the Purchaser and the Parent an accurate and complete copy of:

            (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries or prospective participants and beneficiaries;

            (ii) all personnel, payroll and employment manuals and policies of each Acquired Company;

            (iii) a written description of any Company Plan that is not otherwise in writing;

            (iv) all registration statements filed with respect to any Company Plan;

            (v) all insurance policies purchased by or to provide benefits under any Company Plan

            (vi) all reports submitted since March 31, 2003 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for any and all obligations owed under any Company Plan;

            (vii) all notices that were given by any Acquired Company or any
                  Company Plan to CRA, any federal or provincial ministry responsible for labour or employment, any worker's compensation or insurance board or agency, or any participant or beneficiary or prospective participant or beneficiary, pursuant to statute, since March 31, 2003;

            (viii) all notices that were given by CRA or any federal or provincial ministry responsible for labour or employment, any worker's compensation or insurance board or agency to any Acquired Company or any Company Plan since March 31, 2003;

            (ix) with respect to any Pension Plan, the most recent determination letter issued by any trustee, auditor or Governmental Authority; and

            (x) copies of any written report of any analysis performed with respect to any Company Plan and, if no such written report exists, a written description of any such analysis that has been performed.

      (c) No Acquired Company has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any:

            (i)   Multiemployer Plan;

            (ii)  Pension Plan;

            (iii) voluntary employees' beneficiary association;

            (iv)  welfare benefit fund;

            (v) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies); or

            (vi) a Company Plan that is a multiple employer welfare arrangement that has two or more contributing sponsors at least two of which are not under common control.

      (d) No Acquired Company provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Acquired Company obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      (e) Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Acquired Companies have performed all of their obligations under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance in all material respects with all applicable Laws. Each Company Plan that provides deferred compensation is in compliance in all material respects with applicable Laws in form and operation. All Company Options were granted at an Exercise Price of not less than the fair market value of the underlying shares, which fair market value was determined at the time of grant by the board of directors in accordance with the terms of the Company Stock Option Plan. All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Balance Sheet. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Company Plan have been filed or furnished.

      (f) No Acquired Company has any Liability to CRA with respect to any Company Plan, including any Liability imposed by statute. All contributions and payments made or accrued with respect to all Company Plans are deductible. There is no unfunded Liability under any Company Plan. No event has occurred or circumstance exists, to the Company's Knowledge, that may result:

            (i) in an increase in premium costs of any Company Plan that is insured; or

            (ii) an increase in the cost of any Company Plan that is self-insured.

            (iii) Other than routine claims for benefits submitted by
                  participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Company's Knowledge, is threatened, which could reasonably be expected to result in any Liability, directly or indirectly (by indemnification or otherwise) of any Acquired Company to any government ministry responsible for labour or employment, CRA or any Person, and no event has occurred or circumstance exists that may give rise to any such Liability. No Proceeding has been concluded that resulted in any Liability of any Acquired Company or that has not been fully discharged. No Contract or settlement with any Governmental Authority is being or has been negotiated with respect to any Company Plan.

            (g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, each Acquired Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. Each Company Plan sponsored by each Acquired Company permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person.

            (h) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a "deemed severance" or "deemed termination" under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Acquired Company. No Acquired Company has made or has become obligated to make, and no Acquired Company will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be non-deductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will any Acquired Company be required to "gross up" or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

3.17  EMPLOYMENT AND LABOUR MATTERS.

      (a) Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees and independent contractors currently performing services for any Acquired Company, including each employee on leave of absence or layoff status, along with the position, date of hire or engagement, compensation and benefits, scheduled increases in compensation, scheduled promotions, accrued but unused sick, overtime and vacation pay and service credited for purposes of vesting and eligibility to participate under any Company Plan with respect to such Persons. To the Company's Knowledge, no director, officer, key employee or group of employees of any Acquired Company intends to terminate his, her or their employment with the Acquired Companies within the 12-month period following the Closing Date.

      (b) No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

            (i) holds or has previously held bargaining rights with respect to any employees of the Acquired Companies by way of certification, interim certification, voluntary recognition, designation or successor rights;

            (ii) to the Company's Knowledge, has applied to be certified as the bargaining agent of any employees of an Acquired Company or to have an Acquired Company declared a related employer, common employer or successor employer pursuant to applicable labour legislation; or

            (iii) to the Company's Knowledge, has initiated an organizing or certification campaign in respect of any employees of any Acquired Company.

      (c) Since March 31, 2003, no Acquired Company has experienced any labour strike, picketing, slowdown, material lockout, unfair labour practice complaint, labour board proceeding, employee grievance process or other work stoppage or labour dispute, nor to the Company's Knowledge is any such action threatened.

      (d) Each Acquired Company has complied in all material respects with all applicable Laws and its own policies relating to labour and employment matters, including fair employment practices, terms and conditions of employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, statutory employment standards, workers' compensation, the payment of social insurance premiums and employment-related Taxes, occupational health and safety, and plant closing.

      (e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, there is no Proceeding pending or, to the Company's Knowledge, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labour relations or employment matters. No Acquired Company has committed any unfair labour practice, nor has there has been any charge or complaint of unfair labour practice filed or, to the Company's Knowledge, threatened against any Acquired Company before any labour relations board or any other Governmental Authority. There has been no complaint or charge of discrimination filed or, to the Company's Knowledge, threatened, against any Acquired Company with any human rights commission or tribunal or any other Governmental Authority.

      (f) Since March 31, 2003, no Acquired Company has implemented any plant closing or layoff of employees that could implicate any applicable employment standards or labour relations legislation, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to the Purchaser. Section 3.17(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Acquired Companies has terminated during the 90-day period prior to the date of this Agreement.

3.18  ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

      (a) Each Acquired Company is, and for the last five years has been, in compliance in all material respects with all, and not subject to any material Liability under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, each Acquired Company and its respective Affiliates have obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses. An accurate and complete list of all such Governmental Authorizations is set forth in Section 3.18(a) of the Company Disclosure Schedule.

      (b) No Acquired Company has received any notice, report or other written communication or information regarding:

            (i) any actual, alleged or potential material violation of, or failure to comply in any material respect with, any Environmental Law or Occupational Safety and Health Law; or

            (ii) any material Liability or potential material Liability, including any investigatory, remedial or corrective obligation, relating to any Acquired Company or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by any Acquired Company arising under any Environmental Law or Occupational Safety and Health Law.

      (c) To the Knowledge of the Company, no Hazardous Material, contamination, landfill, surface impoundment, disposal area or underground storage tank is present or has ever been present at any Leased Real Property or other real property or facility currently owned or leased by any Acquired Company.

      (d) No Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to any material Liability, including any material Liability for response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys' fees, pursuant to any Environmental Law or Occupational Safety and Health Law.

      (e) No Acquired Company has, either expressly or by operation of law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.

      (f) To the Knowledge of the Company, no event or circumstance relating to the operations of, or the properties or facilities currently owned or leased by, any Acquired Company is reasonably likely:

            (i) to prevent, hinder or limit continued compliance in all material respects with any Environmental Law or Occupational Safety and Health Law;

            (ii) to give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law that may be material to the Acquired Companies; or

            (iii) to give rise to any other material Liability pursuant to any
                  Environmental Law or Occupational Safety and Health Law, including any material Liability relating to onsite or offsite releases of Hazardous Materials, personal injury, property damage or natural resources damage.

      (g) Section 3.18(g) of the Company Disclosure Schedule sets forth an accurate and complete list of, and the Company has delivered or made available to the Purchaser and the Parent accurate and complete copies of, all environmental reports, investigations and audits possessed or initiated by any Acquired Company that were obtained from, or conducted by or on behalf of any Acquired Company, any Governmental Authority or any other third party during the past five years and relating to properties and facilities currently or previously owned, leased, operated or controlled by any Acquired Company.

      (h) Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in:

            (i) any obligation for site investigation, cleanup or remediation pursuant to any applicable Environmental Laws; or

            (ii) any notification to or consent of any Governmental Authority or other third party pursuant to any applicable Environmental Laws.

3.19  COMPLIANCE WITH LAWS, JUDGMENTS AND GOVERNMENTAL AUTHORIZATIONS.

      (a) Without limiting the scope of any other representation in this Agreement, each Acquired Company has complied with all, and no Acquired Company has violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, except in each case for those violations and failures to comply which, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. No Acquired Company has received at any time since March 31, 2003 any written or, to the knowledge of such Acquired Company, oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in any material respect with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      (b) Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization that is held by each Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company, all of which are valid and in full force and effect and will remain so immediately following the Closing. The Governmental Authorizations listed in Section 3.19(b) of the Company Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit the Acquired Companies to conduct their businesses lawfully in the manner in which they currently conduct such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

      (c) Section 3.19(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each Judgment to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject within the past five years, as well as each Judgment to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject which continues in force regardless of the date such Judgment was issued.

3.20  LEGAL PROCEEDINGS.

      Section 3.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings:

      (a) by or against any Acquired Company or that, to the Knowledge of the Company, otherwise relate to or may directly affect the business of any Acquired Company or any of the properties or assets owned, leased or operated by any Acquired Company;

      (b) to the Company's Knowledge, by or against any of the directors or officers of the Acquired Companies in their capacities as such; or

      (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

      To the Company's Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered or made available to the Purchaser and the Parent accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. Such Proceedings may not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.21 CUSTOMERS AND SUPPLIERS.

      Section 3.21 of the Company Disclosure Schedule lists the Acquired Companies' ten (10) largest customers and ten (10) largest suppliers (measured in each case by dollar volume of purchases or sales during the most recently completed fiscal year of the Company), the dollar amount of purchases or sales and any agreed upon discounts which each listed customer or supplier represented during such fiscal year and identifies each material supplier to the Acquired Company that is the sole supplier. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no customer or supplier so listed has indicated within the past 12 months that it will stop or decrease the rate of its transactions, or otherwise materially and adversely change its business relationship, with any Acquired Company.

3.22 PRODUCT WARRANTY.

      Accurate and complete copies of the standard terms and conditions of sale or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions) have been made available to the Purchaser and the Parent. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no product manufactured, sold, leased or delivered by any Acquired Company is subject to any guaranty, warranty or other indemnity that extends beyond five
(5) years from the date of granting the applicable guaranty, warranty or other indemnity. Each product manufactured, sold, leased or delivered by any Acquired Company at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Acquired Company has any Liability (and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, or material claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other material damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

3.23 PRODUCT LIABILITY.

      No Acquired Company has any Liability (and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any Proceeding, or material claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any Acquired Company.

3.24 INSURANCE.

      Section 3.24 of the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies maintained by any Acquired Company, or under which any Acquired Company has been the beneficiary of coverage at any time within the past five years. Section 3.24 of the Company Disclosure Schedule further sets forth an accurate and complete list of all claims asserted by the Acquired Companies pursuant to any such insurance policies since March 31, 2003. No Acquired Company has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy and there are no outstanding claims which have been denied or disputed by the insurer. The insurance policies listed in Section 3.24 of the Company Disclosure Schedule (taken together) are appropriate to the Acquired Companies' operations, properties and assets, in such amounts and against such risks as a customarily carried and insured against by owners of comparable businesses, properties and assets. No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

3.25 BROKERS OR FINDERS.

      Except as set forth in Section 3.25 of the Company Disclosure Schedule, no Acquired Company or any Person acting on behalf of any Acquired Company has incurred any Liability to any Person for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

3.26 COMPETITION ACT ASSETS AND REVENUES.

      For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada) to the transactions contemplated hereby, as of March 31, 2006 the aggregate value of the assets in Canada of the Company and the gross revenues from sales in and from Canada generated from those assets determined in each case as prescribed in the Competition Act (Canada) do not exceed $11,300,000 and $13,700,000 respectively.

3.27 INVESTMENT CANADA ACT ASSETS AND ACTIVITIES.

      For the purposes of determining whether the transactions contemplated hereby are reviewable under the Investment Canada Act (Canada), the aggregate value of the assets of the Acquired Companies taken as a whole, determined as prescribed in the Investment Canada Act (Canada), does not exceed $250 million
(CDN). None of the Acquired Companies is engaged in sensitive sector activity identified in section 14.1(5) of the Investment Canada Act (Canada).

3.28 DISCLOSURE.

      No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 5.7 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. The Company has no Knowledge of any fact that has specific application to any Acquired Company (other than general economic or industry conditions) and that may reasonably be expected to have a Company Material Adverse Effect that has not been set forth in this Agreement, the Company Disclosure Schedule or otherwise in writing to the Purchaser or the Parent.

3.29 DISCLOSURE SCHEDULE

      The purpose of the Company Disclosure Schedule is to disclose matters that may be relevant to the representations and warranties of the Company set forth in this Article 3. The disclosure in any section or paragraph of the Company Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs.

      References to specific dollar amounts in this Article 3 are for convenience of disclosure only and do not establish or imply a standard of materiality or a standard for what is or is not in the usual and ordinary course of business or any other standard for disclosure set forth in this Agreement. No implication shall be drawn that any condition, set of facts or other disclosure set forth in the Company Disclosure Schedule is necessarily material or is otherwise required to be disclosed or that the inclusion of such disclosure establishes or implies a standard of materiality, a standard for what is or is not in the usual and ordinary course of business or any other standard for disclosure set forth in this Agreement or has resulted in or would be reasonably expected to result in a Company Material Adverse Effect.

                                   ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

      The Purchaser and the Parent jointly and severally represent and warrant to the Company that except as set forth on the Purchaser Disclosure Schedule:

4.1 ORGANIZATION AND GOOD STANDING.

      Each of the Purchaser and the Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization.

4.2 AUTHORITY AND ENFORCEABILITY.

      Each of the Purchaser and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Purchaser or the Parent, as the case may be, is a party and to perform their respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the Purchaser and the Parent. This

Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and by general equitable principles. Upon the execution and delivery by the Purchaser of the Ancillary Agreements to which the Purchaser is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms. This Agreement has been duly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms. Upon the execution and delivery by the Parent of the Ancillary Agreements to which the Parent is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their terms.

4.3 NO CONFLICT.

      Neither the execution, delivery and performance of this Agreement by the Purchaser or by the Parent, nor the consummation by the Purchaser or the Parent of the transactions contemplated by this Agreement, will:

      (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser or the Parent under:

            (i) the certificate of incorporation or by-laws of the Purchaser or the Parent or any resolution adopted by the stockholders or board of directors of the Purchaser or the Parent;

            (ii) any Governmental Authorization or Contract to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent is bound or to which any of their respective properties or assets is subject; or

            (iii) any Law or Judgment applicable to the Purchaser or the Parent or any of their respective properties or assets; or

            (iv) require the Purchaser or the Parent to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

4.4 LEGAL PROCEEDINGS.

      There is no pending Proceeding that has been commenced against the Purchaser or the Parent and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Purchaser and the Parent, no such Proceeding has been threatened.

4.5 PAYMENT OF PURCHASE PRICE.

      The Purchaser has or will have, at the applicable time, sufficient cash to enable it to pay the Purchase Price as contemplated in this Agreement. The Parent shall take all necessary steps to ensure that the Purchaser has or will have, at the applicable time, sufficient cash to enable it to pay the Purchase Price and the Parent shall cause the Purchaser to pay the Purchase Price in accordance with the terms of this Agreement, the Plan of Arrangement and the Indemnification and Escrow Agreement.

4.6 OWNERSHIP OF THE PURCHASER.

      The Parent is an Affiliate of the Purchaser.

4.7 WTO INVESTOR.

      The Purchaser and the Parent are each a "WTO Investor" within the meaning of the Investment Canada Act (Canada).

4.8 BROKERS OR FINDERS.

      Except as set forth in Section 4.8 of the Purchaser Disclosure Schedule, neither the Purchaser, the Parent nor any Person acting on its or their behalf has incurred any Liability to any Person for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                   COVENANTS

5.1   ACCESS AND INVESTIGATION.

      From the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with its terms, and upon reasonable advance notice from the Purchaser, the Company will and will cause each of its Subsidiaries to permit the Purchaser and the Parent and their respective representatives, without interference to the ordinary conduct of business, to have reasonable access during normal business hours to all of its properties, books, Contracts, personnel and records as the Purchaser or the Parent may reasonably request (subject to any confidentiality agreements or covenants relating to any such books, Contracts and records). The Company shall furnish to the Purchaser and the Parent and their respective representatives all other information concerning its business, properties, assets and personnel as the Purchaser or the Parent may reasonably request (subject to any confidentiality agreements or covenants relating to any such other information). Notwithstanding the foregoing, the Acquired Companies shall not be required to disclose any information, records, files or other data to the Purchaser and the Parent and their respective representatives where prohibited by applicable Laws.

5.2   OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.

      (a) From the date of this Agreement until the Closing or the termination of this Agreement in accordance with its terms, except with the prior written consent of the Purchaser to any deviation therefrom or with respect to any transactions or other events expressly required, contemplated or permitted by this Agreement or the Plan of Arrangement, the Company will, and will cause each of its Subsidiaries to:

            (i) conduct its business only in the ordinary course of business consistent with past practice;

            (ii) use its reasonable best efforts to preserve and protect its present business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it;

            (iii) confer with representatives of the Purchaser concerning operational matters of a material nature; and

            (iv) otherwise report periodically to representatives of the Purchaser concerning the status of its business, operations and finances.

      (b) Without limiting the generality of Section 5.2(a), except with the prior written consent of the Purchaser, not to be unreasonably withheld, or except as otherwise expressly required, contemplated or permitted by this Agreement or the Plan of Arrangement, the Company will not, and will not cause or permit any of its Subsidiaries to:

            (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or other property) in respect of its capital shares (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent);

            (ii) split, combine or reclassify its capital or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for its shares or any of its other securities(other than in connection with the exercise of Company Options);

            (iii) purchase, redeem or otherwise acquire any of its shares or any other securities or any options, warrants or other rights to acquire any such shares or securities;

            (iv) otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.10 (except for any such practice, action or transaction which is in the ordinary course of business, is consistent with past practice and does not involve an amount over $50,000) ; or

            (v) purchase any insurance in excess of such insurance policies held by the Acquired Companies on the date hereof.

      (c) Without limiting the generality of Section 5.2(a) and 5.2(b), the Company will not, and will not cause or permit any of its Subsidiaries (to the extent that it has the power to do so) to, accelerate the timing of any new releases for existing products or engage in any activity of the type sometimes referred to as "trade loading" or "channel stuffing" or engage in any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Acquired Companies prior to the Closing Date, including sales of a product:

      (i) with payment terms longer than terms customarily offered by an Acquired Company for such product;

      (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business of an Acquired Company for such product;

      (iii) at a price that does not give effect to any general increase in the list price for such product publicly announced prior to the date of the Agreement;

      (iv) with shipment terms more favourable to the customer than shipment terms customarily offered by an Acquired Company for such product to such customer; or

      (v) in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer.

5.3   CONSENTS AND FILINGS; REASONABLE EFFORTS.

      Each of the Parties will, and the Company will cause (to the extent permitted by applicable Laws) each of its Subsidiaries to, use their respective reasonable best efforts:

      (a) to take promptly, or cause to be taken, all such actions (including actions after the Closing) and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; and

      (b) as promptly as practicable after the date of this Agreement, to seek all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to seek all such other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those disclosed or required to be disclosed as exceptions to Section 3.3(b) on the Company Disclosure Schedule and Section 4.3(a) on the Purchaser Disclosure Schedule.

5.4   COVENANTS OF THE COMPANY REGARDING THE ARRANGEMENT

      The Company shall, and shall (to the extent permitted by applicable Laws) cause its Subsidiaries to, perform all obligations necessary to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Purchaser in connection therewith, and do all such other acts and things as may be necessary, proper or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Company shall and shall, where appropriate and to the extent permitted by applicable Laws, cause its Subsidiaries to:

      (a) use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or any of the Subsidiaries (including consents listed in Section 3.3 of the Company Disclosure Schedule) in connection with the Arrangement and any bona fide restructuring or reorganization of the Parent, the Purchaser and/or any of the Acquired Companies, including but not limited to (i) an amalgamation of the Purchaser and the Company, and
            (ii) an assignment of any Company

            IP or Company Technology to an Affiliate of the Purchaser or the Parent after the Effective Time; provided that, in connection with obtaining any such waiver, consent or approval from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement or any bona fide restructuring or reorganization of the Parent, the Purchaser and/or any of the Acquired Companies, including but not limited to (i) an amalgamation of the Purchaser and the Company, and (ii) an assignment of any Company IP or Company Technology to an Affiliate of the Purchaser or the Parent after the Effective Time (1) without the prior written consent of the Purchaser none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration to obtain such approval or consent or make any commitment or incur any liability or other obligation due to such Person in connection therewith and (2) none of Purchaser, the Parent or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration to obtain such approval or consent or make any commitment or incur any liability or other obligation;

      (b) use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company or any of its Subsidiaries relating to the Arrangement;

      (c) seek all Regulatory Approvals relating to the Company or any of its Subsidiaries which are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep the Purchaser reasonably informed as to the nature of any application or submission proposed to be made and the status of the Proceedings related to obtaining the Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than confidential information contained in such applications and notifications), in draft form, in order for the Purchaser to provide its reasonable comments thereon;

      (d) use commercially reasonable efforts to defend all Proceedings against the Company challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, provided however that the Company shall not enter into any settlement, or consent to any Judgment in respect of any such Proceeding without the prior written consent of the Purchaser;

      (e) with respect to the Technology Partnerships Canada Contribution Agreement (Project No. 721 452407) between the Company and Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry (the "Ministry"), dated July 2, 1997, as amended, (the "TPC AGREEMENT") (i) at the direction of Purchaser, use commercially reasonable efforts to obtain the consent of the Ministry under subsection 2.3(a) of the TPC Agreement to the transactions contemplated by this Agreement in a form reasonably satisfactory to the Purchaser; (ii) at the direction of Purchaser, use commercially reasonable efforts to obtain reasonable, demonstrable assurances from the Ministry that prompt repayment following Closing of all contribution amounts owing to the Ministry under the TPC Agreement will result in a full release from the Ministry of any and all claims against the Company, whether in respect of the TPC Agreement or otherwise; and (iii) at the direction of Purchaser, use commercially reasonable efforts to obtain the consent of the Ministry to any bona fide restructuring or reorganization of the Parent, the Purchaser and/or any of the Acquired Companies, including but not limited to (1) an amalgamation of the Purchaser and the Company, and (2) an assignment of any Company IP or Company Technology to an Affiliate of the Purchaser or the Parent after the Effective Time; and

      (f) not less than two (2) Business Days prior to the Closing Date, provide the Purchaser with any additions to Schedule C to the Indemnification and Escrow Agreement, to reflect any additional Exercising Shareholders (as defined in the Indemnification and Escrow Agreement).

5.5 COVENANTS OF THE PURCHASER AND THE PARENT REGARDING THE PERFORMANCE OF OBLIGATIONS

      The Purchaser and the Parent shall, and shall cause their respective Subsidiaries to, perform all obligations required or desirable to be performed by the Purchaser, the Parent or any of the Purchaser's or the Parent' Subsidiaries under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Purchaser and the Parent shall and where appropriate shall cause their respective Subsidiaries to:

      (a) seek all Regulatory Approvals relating to the Purchaser, the Parent or any of their respective Subsidiaries which are necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority and, in doing so, keep the Company reasonably informed as to the status of the Proceedings related to obtaining the Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than confidential information contained in such applications and notifications), in order for the Company to provide its reasonable comments thereon;

      (b) use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Purchaser, the Parent or any of their respective Subsidiaries relating to the Arrangement;

      (c) use commercially reasonable efforts to defend all Proceedings against the Purchaser or the Parent challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

      (d) provide all such information and documentation relating to the Purchaser and the Parent as may be reasonably requested by the Company in connection with, and solely for the purpose of, the preparation of the Circular.

      Furthermore, without limiting the generality of the foregoing, the Parent covenants to the Company that it will cause the Purchaser to perform and observe all obligations required to be performed or observed by the Purchaser under this Agreement and the transactions contemplated herein.

5.6 MUTUAL COVENANTS

      Each of the Parties covenants and agrees that, except as otherwise contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

      (a) it shall, and shall cause its Subsidiaries to, use reasonable best efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the Arrangement and the transactions contemplated hereby and thereby, including using its reasonable best efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to complete the Arrangement; and
            (ii) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder. Subject to the terms and conditions herein provided, none of the Parties shall knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially change the business operations or financial condition of the Company (other than such actions as are specifically contemplated under or permitted by this Agreement or the Plan of Arrangement); and

      (b) it shall not take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Arrangement except as permitted by this Agreement.

5.7 NOTIFICATION.

      From the date of this Agreement until the Closing, each of the Parties will give prompt notice to the other Parties of:

      (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Closing; and

      (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

      From the date of this Agreement until the Closing, the Company will give prompt notice to the Purchaser and the Parent upon the occurrence of any circumstance giving rise to a Company Material Adverse Effect. No notification pursuant to this Section 5.7 will be deemed to amend or supplement the Company Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Party receiving notice, including pursuant to Section 8.2 or Article 10 or indemnification pursuant to the Indemnification and Escrow Agreement.

5.8   CONFIDENTIALITY.

      From the date of this Agreement until the Closing, the Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement between the Company and the Purchaser dated April 3, 2006 (the "CONFIDENTIALITY AGREEMENT"). From and after the Closing, the confidentiality obligations of the Purchaser and the Parent under the Confidentiality Agreement will terminate with respect to all Information.

5.9   PUBLIC ANNOUNCEMENTS.

      Subject to Section 2.6, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued at such time and in such manner as the Purchaser determines after consultation with the Company. The Purchaser and the Company will consult with each other concerning the timing and manner by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the transactions contemplated by this Agreement, and the Purchaser has the right to be present for any such communication.

5.10  RESTRICTED STOCK AND OPTIONS.

      On the Closing Date, and subject to complying with all applicable Laws, the Parent shall grant to the employees of the Company listed on Section 5.10 of the Purchaser Disclosure Schedule, restricted stock units and/or options, in accordance with the Parent's Stock Option Plan for Convedia Employees (the "AWARDS"). The aggregate value of the restricted stock units and/or options granted to employees of the Company listed on Section 5.10 of the Purchaser's Disclosure Schedule shall be no less than $5,000,000 based on the Black-Scholes valuation (using the assumptions generally used by the Parent to value its options) of the options five trading days prior to the Closing Date and based on the closing price of the Parent's common stock on the NASDAQ Global Select Market on the fifth trading day prior to the Closing Date. The options granted to such employees shall be at an exercise price equal to the closing price of the common stock of the Parent last reported on the NASDAQ Global Select Market on the Closing Date. With respect to any options granted to such employees, one third of the total option shares subject to the option shall vest and first become exercisable on the first anniversary of the Closing Date, and thereafter an additional 1/36th of the total option shares subject to the option shall vest and become exercisable in equal monthly increments over the next 24 months, with all option shares subject to the option becoming fully exercisable on the third anniversary of the Closing Date. With respect to any restricted stock units granted to such employees, the restrictions associated with the right to receive one third of the number of shares of common stock of the Parent subject to such grant of restricted stock units shall lapse on the first anniversary of the Closing Date, and the restrictions associated with the right to receive an additional one third of the number of shares of common stock of the Parent subject to such grant of restricted stock units shall lapse on each succeeding anniversary thereof such that all restrictions relating to such rights to receive shares of common stock of Ranger are fully lapsed on the third anniversary of the Closing Date.

5.11  UNAUDITED MONTHLY STATEMENTS.

      Until the Effective Time, the Company will cause to be prepared (and furnish to the Purchaser and the Parent) as promptly as possible (and in any event before the 15th day of the following month) on a monthly basis unaudited consolidated balance sheets as of the end of the previous calendar month, and the related unaudited consolidated statements of operations, statements of shareholders' equity and statements of cash flows for the respective one-month periods (such balance sheets, and related statements being collectively referred to in this Agreement as the "UNAUDITED MONTHLY STATEMENTS"). The Unaudited Monthly Statements will be prepared from the books and records of the Company and will fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of and for the respective time periods in accordance with internal Company accounting methods and standards currently used.

5.12  STRUCTURE CHANGES.

      In the event that the Court issues any order (including the Interim Order or Final Order), ruling, decision or decree, or takes any action of any kind whatsoever, or refuses to take any action which is contemplated by this Agreement to be taken by it in connection with the implementation of the transactions contemplated hereby, which is inconsistent with the structure of the transactions contemplated hereby or is not in accordance with the terms set forth in this Agreement or the Plan of Arrangement, the Purchaser shall have the right to propose an alternative structure for the acquisition of all of the outstanding Shares, Company Options and other securities of the Company which will result in all of the Company Securityholders being, as nearly as practicable and in all material respects, in the same economic position, or in better economic positions, as they would have been if the structure provided herein for the transactions contemplated hereby had been implemented, and which shall not be materially detrimental to the Company, and the Parties shall amend this Agreement and the Plan of Arrangement to the extent necessary to reflect such changes in the proposed structure, and to implement the transactions contemplated hereby as so amended. For greater certainty, any amendment of this Agreement or the Plan of Arrangement which provides any additional right to any Company Securityholder, including but not limited to (a) the provision of dissent rights to any or all Company Securityholders; (b) the provision of notice with respect to the Company Meeting which is in excess of the notice requirements in the articles and bylaws of the Company; (c) the extension of the time period for the extinction of rights of any holder of Shares or Company Options under Section 5.3 of the Plan of Arrangement; and (d) the provision of class voting rights to any group of Company Securityholders, shall be deemed to result in all of the Company Securityholders being, as nearly as practicable and in all material respects, in the same economic position, or in better economic positions, as they would have been if the structure provided herein for the transactions contemplated hereby had been implemented, and shall be deemed to not be materially detrimental to the Company.

5.13  FURTHER ACTIONS.

      Subject to the other express provisions of this Agreement, upon the reasonably request of any Party, the other Parties will:

      (a)   furnish to the requesting Party any additional information;

      (b)   execute and deliver, at their own expense, any other documents; and

      (c)   take any other actions,

as may be necessary or as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE 6
                   CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1   CONDITIONS TO THE OBLIGATION OF THE PURCHASER.

      The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or compliance with, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

      (a) all of the Company's representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing, except (i) to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date, (ii) as such representations and warranties may be affected by the taking of any action required by this Agreement, and
            (iii) for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Company Material Adverse Effect (disregarding any materiality or Company Material Adverse Effect qualification contained in any such representation or warranty), and except for the representations and warranties set forth in Sections 3.2, 3.4 and 3.5, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing;

      (b) all of the covenants and obligations that the Acquired Companies are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

      (c)   each of the Governmental Authorizations and consents identified in
            Section 3.3 of the Company Disclosure Schedule as a Governmental Authorization or consent must have been obtained and must be in full force and effect.

      (d) there must not be in effect, published, introduced or otherwise formally proposed any Law or Judgment, and there must not be pending or have been commenced or threatened any Proceeding, that in any case could:

            (i) challenge or seek to prohibit, prevent, make illegal, delay or otherwise interfere with the actions, steps or proceedings in or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

            (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation; or

            (iii) affect adversely the right of the Purchaser to own the Shares or to control the Company and its Subsidiaries;

      (e) since the date of this Agreement, there must not have been any change, occurrence or event that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

      (f)   the Company must have delivered or caused to be delivered:

            (i)   each document that Section 2.7(a) requires it to deliver;

            (ii) an opinion of Gowling Lafleur Henderson LLP, counsel to the Company, dated the Closing Date in a form satisfactory to the Purchaser acting reasonably; and

            (iii) such other documents, instruments and certificates as the
                  Purchaser may reasonably request for the purpose of consummating the transactions contemplated by this Agreement;

      (g) the Arrangement shall have been approved at the Company Meeting by not less than the Required Vote;

      (h)   the Company shall have:

            (i) repaid all amounts outstanding, together with any accrued and unpaid interest, under the Loan Agreement between the Company and Comerica Bank dated May 12, 2005; and

            (ii) delivered evidence reasonably satisfactory to the Purchaser that the general security interest granted to Comerica Bank under the General Security Agreement between the Company and Comerica Bank dated May 12, 2005 has been or will be discharged;

      (i) each of individuals set forth on Schedule B attached hereto shall have entered into a Key Employee Agreement with the Company; and

      (j) the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to the Purchaser, and shall not have been set aside or modified in a manner unacceptable to the Purchaser except as permitted under Section 5.12 of this Agreement or Article 6 of the Plan of Arrangement.

6.2   CONDITIONS TO THE OBLIGATION OF THE COMPANY.

      Subject to Section 5.12, the obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or compliance with, on or before the Effective Time, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

      (a) all of the Purchaser's and the Parent's representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing, except (i) to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date, (ii) as such representations and warranties may be affected by the taking of any action required by this Agreement, and (iii) for inaccuracies in such representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have or result in any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, properties, condition (financial or otherwise), results of operations or business prospects of the Purchaser or the Parent, or that affect the Purchaser's or the Parent's ability to operate the business of the Purchaser and the Parent from and after the Closing Date, that has occurred or is reasonably likely to occur (a "PURCHASER MATERIAL ADVERSE EFFECT") (disregarding any Purchaser Material Adverse Effect qualification contained in any such representation or warranty), and except for the representations and warranties set forth in Sections 4.2 and

            4.5, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing as though made on the Closing;

      (b) all of the covenants and obligations that the Purchaser or the Parent are required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations);

      (c) each of the Governmental Authorizations identified in Section 3.3 of the Company Disclosure Schedule as a Governmental Authorization must have been obtained and must be in full force and effect.

      (d) there must not be (i) in effect, published, introduced or otherwise formally proposed any Law that could challenge or seek to prohibit, prevent, make illegal, or otherwise interfere with the actions, steps or proceedings in or the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; or (ii) in effect any Judgment that would prohibit or make illegal, the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (e) the Purchaser and the Parent must have delivered or caused to be delivered to the Company:

            (i)   each document that Section 2.7(b) requires it to deliver; and

            (ii) such other documents, instruments and certificates as the Company may reasonably request for the purpose of consummating the transactions contemplated by this Agreement;

      (f) the Arrangement shall have been approved at the Company Meeting by not less than the Required Vote; and

      (g) the Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to the Company, and shall not have been set aside or modified in a manner unacceptable to the Company except as permitted under Section 5.12 of this Agreement or Article 6 of the Plan of Arrangement.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

7.1   NOTICE AND CURE PROVISIONS

      (a) Each Party will give prompt notice to the other Parties of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which would require notice under Section 5.7.

      (b) No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth in Section 6.1 or 6.2 or exercise any termination right arising therefrom unless forthwith and in any event prior to the Effective Time, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure of the Company to make appropriate disclosure), no Party may terminate this Agreement until the expiration of a period of 5 Business Days from such notice, if such matter has not been cured by such date. If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director, such filing shall be postponed until two Business Days after the expiry of such period.

      (c) Each Party shall promptly notify the other party of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives),
            (ii) any material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives), and (iii) any material Proceedings threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries that are related to the transactions contemplated by the Agreement.

7.2   NON-SOLICITATION

      During the term of this Agreement, the Company shall not, directly or indirectly, and shall not authorize, permit or condone any officer, director, employee, representative or agent of the Company or any of its Subsidiaries directly or indirectly to (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or making of any proposals or announcements regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person (other than the Parent, the Purchaser and their respective Affiliates and representatives) regarding an Acquisition Proposal, (iii) withdraw, amend or modify in a manner adverse to the Purchaser, the approval of the board of directors of the Company of the Arrangement, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (v) accept or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal. The Company shall, and shall cause the officers, directors, employees, representatives and agents of the Company and its Subsidiaries to, immediately terminate any existing solicitations, discussions or negotiations with any Person (other than the Purchaser and the Parent) that has made, indicated any interest to make or may reasonably be expected to make, an Acquisition Proposal.

      The Company shall promptly (and in any event within 48 hours of receipt by the Company) notify the Parent, immediately orally and thereafter in writing, of any Acquisition Proposal or inquiry received after the date hereof (whether or not relating to any Acquisition Proposal or inquiry received prior to the date hereof) that could reasonably be expected to lead to an Acquisition Proposal, in each case received after the date hereof, of which any of its directors, officers, Financial Advisor or other agents are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry. The Company shall keep the Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry.

7.3   RIGHT TO MATCH

      (a) The Company covenants and agrees that for a period of six (6) months after the termination of this Agreement pursuant to Section 8.2(b) or 8.2(c) it will not accept, approve, recommend or enter into any agreement, understanding, arrangement or Contract in respect of an Acquisition Proposal unless:

            (i) the Company has promptly (and in any event within 48 hours of receipt by the Company) notified the Parent, orally and thereafter in writing, of any Acquisition Proposal or inquiry received (whether or not relating to any Acquisition Proposal or inquiry received) that could reasonably be expected to lead to an Acquisition Proposal, of which any of its directors, officers, Financial Advisor or other agents are or become aware, or any amendments to the foregoing, or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person in connection with an Acquisition Proposal and a description of the material terms and conditions of any such Acquisition Proposal or inquiry, and thereafter the Company shall keep the Parent informed of any change to the material terms of any such Acquisition Proposal or inquiry; and

            (ii) a period (the "RESPONSE PERIOD") of ten (10) Business Days shall have elapsed from the date on which the Parent received written notice from the board of directors of the Company that the board of directors of the Company determined, subject only to compliance with this Section 7.3, to accept, approve, recommend or enter into a binding agreement to proceed with the Acquisition Proposal.

      (b) During the Response Period, the Purchaser and the Parent will have right, but not the obligation, to offer to match the terms of the Acquisition Proposal (the "MATCHING PROPOSAL"). The Company shall enter into an agreement with the Purchaser and/or the Parent implementing the Matching Proposal as soon as reasonably practicable after the Company's receipt from the Purchaser or Parent of such Matching Proposal.

      (c) Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of securities of the Company shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and the Purchaser and the Parent shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.4   TRANSACTION EXPENSES; ESTIMATED CLOSING BALANCE SHEET.

      (a) Not less than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to the Purchaser and the Parent a good faith written estimate of the Closing Date

            Transaction Expenses incurred (whether or not paid) by the Acquired Companies as of the Closing Date, which shall indicate for each cost or expense itemized therein the payee thereof. An invoice or account from each applicable payee shall accompany the estimate, together with a written statement that such Closing Date Transaction Expenses are all of the Closing Date Transaction Expenses such third party reasonably expects to be incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement; provided that, notwithstanding the foregoing, the Closing Date Transaction Expenses shall not include any fees or expenses incurred by and that may become payable by the Company to the Financial Advisor in respect of the payment of the Final Consideration.

      (b) The Company shall also prepare and deliver to the Purchaser and the Parent at least three (3) Business Days before the Closing Date an unaudited consolidated balance sheet of the Acquired Companies prepared on an estimated basis as of the close of business on the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET"). The Estimated Closing Balance Sheet will be prepared in accordance with U.S. GAAP in a manner consistent with the methods and practices used to prepare the Balance Sheet. The Company will deliver with the Estimated Closing Balance Sheet:

            (i) a statement setting forth the Company's calculation of the Net Working Capital on an estimated basis as of the close of business on the Closing Date, based on the Estimated Closing Balance Sheet (the "ESTIMATED NET WORKING CAPITAL"); and

            (ii) a certification that the Estimated Closing Balance Sheet is being delivered in good faith and pursuant to this Section 7.4 and fairly presents the Estimated Net Working Capital of the Acquired Companies as of the Closing Date.

            The statement setting forth the Company's calculation of the Estimated Net Working Capital shall be acceptable to the Purchaser and the Parent, acting reasonably.

7.5   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INJUNCTIVE
      RELIEF

      (a) All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the Effective Time and the payment of the Purchase Price. There shall be no merger of any representation, warranty or covenant set forth herein with any of the documents, instruments or certificates required to be delivered at Closing or deemed to be transferred pursuant to the Plan of Arrangement.

      (b) The Parties agree that following Closing the sole and exclusive remedy of any Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of any covenant, by another Party or Parties shall be under the Indemnification and Escrow Agreement.

      (c) Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

7.6   INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

      (a) From the Closing Date through the sixth anniversary of the Closing Date, the Purchaser and the Parent shall cause the Company to indemnify and hold harmless each Person who has been at any time prior to the Closing Date, a director or officer of the Company or any of its Subsidiaries (collectively, the "COMPANY INDEMNIFIED PARTIES"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "COSTS", incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under the CBCA for officers and directors of such corporations and to the extent required under the constating documents of such company (or applicable legislation with respect to any subsidiary).

      (b) Subject to the next sentence, the Purchaser and the Parent shall cause the Company to maintain, at no expense to the beneficiaries, in effect for three years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Closing Date so long as the annual premium therefor would not be in excess of 150% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.6(b) of the Company Disclosure Schedule (150% of such annual premium, the "MAXIMUM PREMIUM"). If the Company's existing insurance expires, is terminated or cancelled or cannot be renewed during such three-year period or the annual premium therefor exceeds the Maximum Premium, the Purchaser and the Parent shall cause the Company to obtain such directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on such terms and conditions no less advantageous to the Company Indemnified Parties than the Company's existing directors' and officers' liability insurance or as favourable as is then available. The provisions of this Section 7.6(b) shall be deemed to have been satisfied if the Purchaser and the Parent, with the cooperation of the Company, or the Company obtains an extension of the existing policy, a run-off endorsement or other prepaid policies prior to the Closing for purposes of this Section 7.6. Notwithstanding any other provision of this Agreement or the Plan of Arrangement, any expenses and premiums relating to the foregoing insurance policy or policies (including any extension of the existing directors' and officers' liability insurance policy, a run-off endorsement or other prepaid policies obtained prior to the Closing as contemplated above) shall not be treated as a Closing Date Transaction Expense or Post-Closing Transaction Expense, to the extent previously approved by the Purchaser.

7.7   POST-CLOSING COVENANTS

      (a) Following the completion of the transactions contemplated by the Arrangement Agreement and until the Final Consideration, if any, is paid to the Company Securityholders in accordance with the Plan of Arrangement and the Indemnification and Escrow Agreement (the "EARN-OUT PERIOD"), the Purchaser and the Parent covenant and agree to operate the business of the Acquired Companies in a manner consistent with the

            Purchaser's and the Parent's reasonable business judgment, but not inconsistent with the covenants and agreements contained in this Agreement.

      (b) During the Earn-Out Period, the Purchaser and the Parent will act in good faith in connection with the operation of the business of the Acquired Companies. In that regard, the Purchaser and the Parent will:

            (i) keep books and records in relation to the business of the Acquired Companies which are accurate and complete in all material respects, so as to allow for the calculation and verification of Actual Gross Profit Dollars (as such term is defined in the Plan of Arrangement); and

            (ii) consult in good faith with management of the business of the Acquired Companies in connection with the development of an amended management plan based on the Management Plan of the Acquired Companies, but with all such revisions which may be reasonably necessary or desirable so as to leverage the combination of the business of the Acquired Companies with the businesses of the Parent and its Affiliates and to realize potential efficiencies that arise therefrom, with a view to achieving the amount of Final Consideration.

      (c) The Parties agree that any changes in the U.S. GAAP accounting rules after the Effective Date shall not affect the calculation of the amount of the Actual Gross Profit Dollars or Final Consideration and, for greater certainty, the calculation of the Actual Gross Profit Dollars and Final Consideration shall be made in accordance with the U.S. GAAP accounting rules, regulations and standards in effect on the Effective Date applied in a manner consistent with the past practice of the Acquired Companies.

      (d) In the event of a Sale of the Parent, the Purchaser and/or any of the Acquired Companies during the Earn-Out Period, the Parent and the Purchaser agree that, at the discretion of the Representative, the Final Consideration shall be deemed to equal $10,000,000 and upon the closing of such Sale transaction or at any time thereafter the Representative may declare the Final Consideration to be immediately due and payable, and such amount shall forthwith become due and payable in accordance with the payment regime set forth in the Indemnification and Escrow Agreement. For purposes of the foregoing, "SALE" shall mean, in respect of any one or more of the Parent, the Purchaser and/or any of the Acquired Companies: (i) a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the relevant corporation; or (ii) the sale of all or substantially all of the corporation's property and assets or the acquisition of the corporation by another entity (including, without limitation, any reorganization, merger, amalgamation, arrangement or consolidation) resulting in the exchange of all of the outstanding shares of the corporation for securities issued or other consideration paid, by the acquiring entity or any affiliate thereof in a single transaction or a series of related transactions (except for a transaction or series of related transactions after the consummation of which the shareholders of the corporation own at least 51% of the voting securities of the surviving corporation or its parent corporation or a subsidiary thereof). For greater certainty, a "Sale" shall not include any bona fide restructuring or reorganization of the Parent, the Purchaser and/or any of the Acquired Companies, including but not limited to an amalgamation of the Purchaser and the Company after the Effective Time.

                                   ARTICLE 8
                     TERM, TERMINATION, AMENDMENT AND WAIVER

8.1   TERM

      This Agreement shall be effective from the date hereof until the termination of this Agreement in accordance with its terms.

8.2   TERMINATION

      (a) Termination By Mutual Consent. This Agreement maybe terminated at any time prior to the Effective Time by written consent of the Parties.

      (b) Termination By Any Party. This Agreement may be terminated by any Party at any time prior to the Effective Time:

            (i) if the Required Vote is not obtained at the Company Meeting (or any adjournment or postponement thereof), except that the right to terminate this Agreement under this clause (ii) shall not be available to the Company if its failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Required Vote to be obtained at the Company Meeting; or

            (ii) if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and nonappealable.

      (c) Termination By the Purchaser and the Parent. This Agreement may be terminated by the Purchaser or the Parent at any time prior to the Effective Time:

            (i) if (A) the board of directors of the Company shall have withdrawn, amended or modified in a manner adverse to the Purchaser and the Parent its approval or recommendation of the Arrangement, or (B) any Person (other than the Purchaser or any of its Affiliates or any existing Company Shareholder), or group of Persons acting together in concert, shall have become the beneficial owner of 33-1/3% or more of the outstanding Shares (either on a primary or diluted basis);

            (ii) subject to compliance with Section 7.1, if Purchaser and the Parent are not in material breach of their respective obligations under this Agreement and the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1(a) or
                  Section 6.1(b);

            (iii) if the Company Meeting is cancelled, adjourned or postponed except as expressly permitted by this Agreement or agreed to by the Purchaser in writing; or

            (iv)  if there has been any Company Material Adverse Change.

      (d) Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time, subject to compliance with Section 7.1, if the Company is not in material breach of its obligations under this Agreement and the Purchaser or the Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b).

      (e) Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions of this Section 8.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations hereunder except as provided in Article 10, Section 5.12, Section 7.3, Section 7.5 and in this Section 8.2(e) or under the Confidentiality Agreement or as otherwise expressly contemplated hereby, and further provided that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve any Party from any liability for any fraud or willful misconduct. If this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

      (f) Automatic Termination. If the Effective Time has not occurred prior to 5:00 p.m. (Vancouver time) on October 31, 2006, this Agreement shall automatically terminate at 5:00 p.m. (Vancouver time) on October 31, 2006, without any further act or formality required on the part of any Person.

8.3   AMENDMENT

      This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties. In addition, the Plan of Arrangement may be amended as provided for therein. For greater certainty, nothing in this Section 8.3 or in the Plan of Arrangement shall affect or hinder the operation of Section 5.12 of this Agreement.

8.4   WAIVER

      The Purchaser or the Parent may (i) extend the time for the performance of any of the obligations or acts of the Company, (ii) waive compliance, except as provided herein, with any of the Company's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the Company's representations or warranties contained herein or in any document delivered by the Company; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Purchaser or the Parent and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

      The Company may (i) extend the time for the performance of any of the obligations or acts of the Purchaser or the Parent, (ii) waive compliance, except as provided herein, with any of the Purchaser's or the Parent's agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the Purchaser's or the Parent's representations or warranties contained herein or in any document delivered by the Purchaser or the Parent; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Company and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

      No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

                                   ARTICLE 9
                               CERTAIN TAX MATTERS

9.1   TAX MATTERS

      During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

      (a) prepare and timely file all material Tax Returns required to be filed by them before the Effective Time ("PRE-CLOSING Returns") in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws;

      (b) fully and timely pay all Taxes due and payable in respect of such Pre-Closing Returns that are so filed; and

      (c) properly reserve (and reflect such reserve in their books and records and financial statements) or pay any instalment or deposit required, for all Taxes payable by them for which no Pre-Closing Return is due prior to the Effective Time in a manner consistent with past practice.

9.2   TAX ELECTIONS.

      The Company will not, and will not cause or permit any Acquired Company to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to any Acquired Company or the ownership of the Shares.

9.3   TRANSACTIONAL TAXES.

      Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any taxing authority in connection with the transactions contemplated by this Agreement will be borne by the Company Securityholders. All necessary Tax Returns and other documentation with respect to all such Taxes will be the responsibility of the Company Securityholders and will be prepared and filed at their own expense and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

9.4   CLEARANCE CERTIFICATES.

      The Company will use commercially reasonable efforts to facilitate Company Securityholders who are non-residents of Canada for purposes of the Canadian Tax Act to obtain appropriate clearance certificates pursuant to Section 116 of the Canadian Tax Act.

9.5 WITHHOLDING TAX.

      Notwithstanding any provision to the contrary contained herein, the Company, the Purchaser, the Parent and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Company Securityholder, such amounts as the Company, the Purchaser, the Parent or the Depositary is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, state, local or foreign tax Laws, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Company Securityholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

      The Purchaser and the Company Securityholders shall use commercially reasonable efforts to as soon as reasonably practicable provide to the Escrow Agent (as defined in the Indemnification and Escrow Agreement) or Depositary, as applicable, such information or tax forms as the Escrow Agent or Depositary reasonably requests in connection with its obligations under the appropriate tax laws and/or regulations applicable in respect of withholding, backup withholding and information reporting including, without limitation, tax identification numbers (if any) for any Purchaser Indemnified Party (as defined in the Indemnification and Escrow Agreement), the Representative and each of the Company Securityholders and Forms W-9 or W-8. Any amount deducted or withheld pursuant to section 116 of the Canadian Tax Act from any Company Securityholder who is a non-resident of Canada or has not certified that he is resident in Canada for income tax purposes (a "NON-RESIDENT HOLDER") shall be remitted either (a) to the relevant taxing authority on the last business day of the period within which remittance is required or (b) to such Non-Resident Holder upon delivery by such Non-Resident Holder to the Purchaser of a clearance certificate acceptable to the Purchaser, acting reasonably, issued pursuant to section 116 of the Canadian Tax Act having a certificate limit not less than the full amount of the consideration to be paid to such Non-Resident Holder pursuant to the terms hereof, whichever shall first occur. Notwithstanding that the time for remittance of amounts deducted or withheld in respect of any such Non-Resident Holder has occurred without an acceptable clearance certificate being provided to the Purchaser, if the Purchaser is provided with a letter acceptable to the Purchaser, acting reasonably, from CRA advising that all or any portion (the "PORTION") of the amounts deducted or withheld pursuant to section 116 of the Canadian Tax Act in respect of such Non-Resident Holder is not required to be remitted at that time, such Portion will continue to be held in accordance with that letter until such a clearance certificate is provided or until CRA requires the Portion to be remitted, whichever shall first occur.

9.6 TAX RETURNS

      The Purchaser shall prepare and file all Tax Returns relating to the Acquired Companies for Tax Periods ending after the Effective Time.

      In the case of any Tax imposed upon or measured by income or receipts, to the extent required, Taxes shall be apportioned between taxable periods ending on or before the Effective Date and the portion of any Straddle Period (as defined below) ending on the Effective Date (a "PRE-CLOSING TAX PERIOD") and taxable periods beginning after the Effective Date and the portion of any Straddle Period beginning after the Effective Date (a "POST-CLOSING TAX PERIOD") on the basis of a closing of the books using the Company's and its Subsidiaries' normal methods of accounting as determined under section 446 of the Code.

      In the case of any Tax for any taxable period beginning before and ending after the Effective Date (the "STRADDLE PERIOD") which is not imposed upon or measured by income or receipts, to the extent required, the amount of such Tax which is allocable to a Pre-Closing Tax Period shall be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Effective Date and the denominator of which is the number of days in the entire taxable period. The amount of such Tax which is allocable to the portion of the tax period beginning after the Effective Date shall be the amount of Tax for the entire taxable period less the amount of such Tax which is allocable to a Pre-closing Tax Period.

      The Purchaser shall prepare all U.S. Tax Returns consistent with the proration of Taxes in this Section 9.6.

9.7 CLOSING DATE TAX RETURNS

      For greater certainty, no Tax Return for any Acquired Company for any Tax Period ending on or before the Effective Time which is not required to be filed until after the Effective Time will be prepared or filed without the prior written approval of the Purchaser and the Parent.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1  NOTICES

      All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):

If to the Company:

            Convedia Corporation
            4190 Still Creek Drive
            Suite 300
            Burnaby, British Columbia
            Canada V5C 6C6

            Attention:  Peter Briscoe, President
            Fax No.: (604) 918-6400

            with a copy (which will not constitute notice) to:

            Gowling Lafleur Henderson LLP
            Suite 740, Tower B
            555 Legget Drive
            Kanata, Ontario

            Canada K2K 2X3

            Attention: Derek S. Keay
            Fax No.: (613) 788-3610

If to the Purchaser or the Parent:

            RadiSys Corporation
            5445 NE Dawson Creek Drive
            Hillsboro, Oregon
            97124 USA

            Attention: Brian Bronson
            Fax No.: (503) 615-1115

            with a copy (which will not constitute notice) to:

            Baker & McKenzie LLP
            2001 Ross Avenue
            Suite 2300
            Dallas, TX 75201

            Attention:  Amar Budarapu
            Telecopy:  (214) 978-3099

            McCarthy Tetrault LLP
            P.O. Box 10424, Pacific Centre
            Suite 1300, 777 Dunsmuir Street
            Vancouver, B.C. V7Y 1K2

            Attention:  Dan Steiner
            Telecopy:  (604) 622-5693

10.2  GOVERNING LAW; WAIVER OF JURY TRIAL

      This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement. Each Party to this Agreement hereby waives any right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement.

10.3  INJUNCTIVE RELIEF

      The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

10.4  TIME OF ESSENCE

      Time shall be of the essence in this Agreement.

10.5  ENTIRE AGREEMENT, BINDING EFFECT AND ASSIGNMENT

      Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by operation of law, amalgamation or otherwise by any Party without the prior written consent of each of the other Parties, except that the Purchaser may assign, without being required to obtain consent of the Company, all or part of its rights or obligations hereunder, including the rights to acquire the Shares, without reducing its own obligations hereunder, to one or more direct or indirect wholly-owned Subsidiaries of the Parent provided such Subsidiary delivers to the Company an instrument in writing executed by the Subsidiary confirming that it is bound by and shall perform all of the obligations of the Purchaser under this Agreement as if it were an original signatory. Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No third party shall have any rights hereunder unless expressly stated to the contrary.

      This Agreement and the Confidentiality Agreement, together with the agreements, instruments and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the letter of intent dated June 2, 2006, as amended, between the Company and the Parent. No reliance has been made or will be placed upon any covenant, promise, warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneously with, or after entering into this Agreement or any amendment or supplement thereto, by any Party to this Agreement or its directors, officers, employees or agents, to any other Party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the agreements, instruments and other documents required to be delivered pursuant to this Agreement, and none of the Parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact (except those forming part of this Agreement or the Confidentiality Agreement or forming part of any agreement, instrument or other document delivered hereunder or thereunder). Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated herein.

10.6  SEVERABILITY.

      If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.7  SCHEDULES.

      The Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable.

10.8  NO THIRD PARTY BENEFICIARIES

      Except for (i) the rights of the Company Shareholders to receive the consideration for their Shares pursuant to the Arrangement and (i) the rights of the holders of Company Options to receive the consideration in respect of their Company Options pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Purchaser and the Parent, this Agreement is not intended to confer any rights or remedies upon any Person other than the Parties to this Agreement.

10.9  INTERPRETATION.

      The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.10 COUNTERPARTS.

      The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF the Purchaser, the Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       RADISYS CANADA INC.

                                       By:     /s/   Scott C. Grout
                                               ---------------------------------
                                       Name:         Scott C. Grout
                                       Title:        President

                                       CONVEDIA CORPORATION

                                       By:     /s/   Peter Briscoe
                                               ---------------------------------
                                       Name:         Peter Briscoe
                                       Title:        President and Chief
                                                     Executive Officer

                                       RADISYS CORPORATION

                                       By:     /s/   Scott C. Grout
                                               ---------------------------------
                                       Name:         Scott C. Grout
                                       Title:        President and Chief
                                                     Executive Officer

                                  SCHEDULE "A"

                      INDEMNIFICATION AND ESCROW AGREEMENT

      THIS INDEMNIFICATION AND ESCROW AGREEMENT (the "AGREEMENt") dated as of the 26th day of July, 2006.

AMONG:

            RADISYS CANADA INC., a corporation incorporated under the laws of Canada (the "PURCHASER")

AND:

            RADISYS CORPORATION, a corporation incorporated under the laws of the State of Oregon (the "PARENT")

AND:

            CONVEDIA CORPORATION, a corporation incorporated under the laws of Canada (the "COMPANY")

AND:

            JANICE ROBERTS, an individual residing in the State of California, in her capacity as representative of the Company Securityholders (the "REPRESENTATIVE")

AND:

            COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company licensed to carry on business in all Provinces in Canada (the "ESCROW AGENT")

AND:

            COMPUTERSHARE INVESTOR SERVICES INC., a corporation incorporated under the laws of Canada (the "DEPOSITARY")

AND:

            by virtue of the operation of the Plan of Arrangement (as defined herein), the holders of all of the issued and outstanding shares in the capital of the Company and the holders of all outstanding options to purchase shares in the capital of the Company (collectively, the "COMPANY SECURITYHOLDERS")

      WHEREAS the Parent, the Purchaser and the Company are parties to an arrangement agreement (the "ARRANGEMENT AGREEMENT") made as of July 26, 2006, pursuant to which the Parent, the Purchaser, the Company and the Company Securityholders will participate in a plan of arrangement (the "PLAN OF ARRANGEMENT") under the Canada Business Corporations Act that, when effected, will result, among other things, in the acquisition by the Purchaser of all of the issued and outstanding shares in the capital of the Company;

      AND WHEREAS pursuant to the terms of the Arrangement Agreement, the parties thereto have agreed, as a condition to the consummation of the Plan of Arrangement and transactions contemplated under the Arrangement Agreement, to enter into this Agreement;

      AND WHEREAS pursuant to the Plan of Arrangement, and provided that the Plan of Arrangement is approved by the Company Securityholders in the manner set out in the interim order of the Supreme Court of British Columbia (the "COURT") issued in connection with the transactions contemplated by the Arrangement Agreement and is subsequently approved by the Court in a final order issued in connection with the Plan of Arrangement, each of the Company Securityholders will be deemed to become a party to this Agreement at and as of the Effective Time;

      AND WHEREAS this Agreement, among other things, provides for the appointment of the Representative to act on behalf of the Company
Securityholders and sets out the arrangements among the parties with respect to indemnification;

      AND WHEREAS in order to secure the indemnification obligations of the Company Securityholders under this Agreement, an aggregate amount of $12,000,000 (the "AGGREGATE ESCROW AMOUNT") of the purchase price payable to the Company Securityholders pursuant to the Plan of Arrangement shall be deposited in escrow and held and released by the Escrow Agent pursuant to the terms of this Agreement;

      AND WHEREAS for purposes of employee retention following the Effective Time, an amount equal to the Aggregate Holdback Amount (as defined in Section 7(b)) will be deposited with and held and released by the Escrow Agent pursuant to the terms of this Agreement;

      NOW THEREFORE the parties hereto agree as follows:

1.    DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan of Arrangement, unless a contrary intention appears.

2.    INDEMNIFICATION

2.1   Indemnification by the Company Securityholders

Subject to the limitations expressly set forth in Sections 2.5, 2.6 and 2.7, from and after the Effective Date the Company Securityholders, severally, and not jointly and severally, will indemnify and hold harmless the Purchaser, each of the Purchaser's Affiliates, each of the Acquired Companies and each of their respective directors, officers and employees (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against, and will pay to the applicable Purchaser Indemnified Parties the monetary value of, any and all Losses (as defined in the Arrangement Agreement) incurred or suffered by such Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

      (a) any inaccuracy in or breach of any representation or warranty of the Company contained in the Arrangement Agreement or in any certificate, instrument or document delivered by the Company or the Company Securityholders in connection with the Arrangement Agreement;

      (b) any breach of any covenant of the Company contained in the Arrangement Agreement to be satisfied prior to the Effective Time;

      (c) any Closing Date Excess Transaction Expenses not being included in the determination of the Purchase Price by reason of any difference between the Closing Date Transaction Expenses estimated by the Company under Section 7.4 (Transaction Expenses; Estimated Closing Balance Sheet) of the Arrangement Agreement and the actual Closing Date Transaction Expenses incurred by the Company; and

      (d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.

For purposes of determining under this Section 2.1 whether there is any inaccuracy in, or whether any of the Acquired Companies has breached, any such representation, warranty or covenant, and the amount of any Losses associated therewith, the parties agree:

      (a) that all references to "material," "materially" or "materiality," or to whether a breach would have a material adverse effect, Company Material Adverse Effect, or result in a material adverse change, will be disregarded; and

      (b) that the representations, warranties and covenants are made for purposes of this Section 2.1 as if those disregarded words were not included.

2.2   Indemnification by the Purchaser and Parent

Subject to the limitations expressly set forth in Sections 2.5, 2.6 and 2.7, from and after the Effective Date the Purchaser and Parent will jointly and severally indemnify and hold harmless the Company Securityholders from and against, and will pay to the Company Securityholders the monetary value of, any and all Losses incurred or suffered by the Company Securityholders directly or indirectly arising out of, relating to or resulting from any of the following:

      (a) any inaccuracy in or breach of any representation or warranty of the Purchaser or Parent contained in the Arrangement Agreement or in any certificate, instrument or document delivered by the Purchaser or Parent in connection with the Arrangement Agreement;

      (b) any breach of any covenant of the Purchaser or Parent set forth in the Arrangement Agreement; and

      (c) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) or (b) above.

For purposes of determining under this Section 2.2 whether there is any inaccuracy in, or whether the Purchaser or Parent has breached, any such representation, warranty or covenant, and the amount of any Losses associated therewith, the parties agree:

      (a) that all references to "material," "materially" or "materiality," or to whether a breach would have a material adverse effect, Purchaser Material Adverse Effect, or result in a material adverse change, will be disregarded; and

      (b) that the representations, warranties and covenants are made for purposes of this Section 2.2 as if those disregarded words were not included.

2.3   Claim Procedure

      (a) Notwithstanding anything else in this Section 2, if the Indemnified Party is a Purchaser Indemnified Party and the payment for such indemnification is sought against the Escrow Fund at any time or times before the Second Release Time (as defined in Section 6(c)), then the parties shall comply with Section 9 rather than this
            Section 2.3.

      (b) A party that seeks indemnity under this Section 2 (an "INDEMNIFIED PARTY") will give written notice (a "CLAIM NOTICE") to the party from whom indemnification is sought (an "INDEMNIFYING PARTY") containing:

            (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party;

            (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party; and

            (iii) a demand for payment of such Losses.

      (c) Within thirty (30) days after receipt of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

            (i) agree that the Indemnified Party is entitled to receive indemnification for all of the Losses at issue in the Claim Notice; or

            (ii) dispute in good faith the Indemnified Party's entitlement to indemnification by delivering to the Indemnified Party a written notice (an "OBJECTION NOTICE") setting forth in reasonable detail each disputed item and the basis for disputing each such item.

      (d) If the Indemnifying Party fails to take either of the actions set forth in Section 2.3(c) above within thirty (30) days after receipt of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Indemnified Party the amount of all Losses claimed in the Claim Notice.

      (e) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 16(d).

      (f) Subject to Section 2.3(g), any indemnification of the Purchaser Indemnified Parties pursuant to this Agreement will be effected by certified cheque or wire transfer of immediately available funds to an account designated by the relevant Purchaser Indemnified Parties. Any indemnification of the Company Securityholders pursuant to this Agreement will be effected by certified cheque or wire transfer of immediately available funds to an account designated by the Representative for delivery to the Company Securityholders. All indemnification payments to be paid by the Company Securityholders in accordance with this Agreement will be allocated among the Company Securityholders pro rata in accordance with the percentage allocations as set forth in Schedule "H". All indemnification payments to be received by the Company Securityholders in accordance with this Agreement will be allocated among the Company Securityholders pro rata in accordance with the percentage allocations as set forth in Schedule "G".

      (g)   Payment in respect of indemnification in accordance with this
            Section 2 will be made within five (5) Business Days after the date on which:

            (i) the amount of such payments are determined by mutual agreement of the Indemnified Parties and the Indemnifying Parties;

            (ii) if an Objection Notice has not been timely delivered in accordance with Section 2.3(c), the amount of such payments are determined pursuant to Section 2.3(d); or

            (iii) a written decision of any court of competent jurisdiction has been rendered in relation to the disputed claim (which decision may include an order for costs).

      (h) For purposes of this Section 2.3 and Section 2.4, if the Company Securityholders comprise the Indemnifying Party:

            (i) any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Representative; and

            (ii) any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Representative.

2.4   Third Party Claims

      (a) Without limiting the general application of the other provisions of this Agreement, if a claim is made by a Person not a party to the Arrangement Agreement (other than a Company Securityholder) against an Indemnified Party alleging Losses in connection with or arising out of a matter for which the Indemnified Party is entitled to be indemnified pursuant to this Section 2 (a "THIRD PARTY CLAIM"), the Indemnified Party will be entitled to indemnification for those Losses arising out of the Third Party Claim under, pursuant to and subject to the limitations contained in this Agreement, including, without limitation, the limitations contained in Sections 2.5, 2.6 and 2.7. If the Indemnified Party seeks indemnification pursuant to this Agreement in connection with a Third Party Claim, the Indemnified Party will include in the applicable Claim Notice or Escrow Claim Notice (as defined in Section 9(b)), as the case may be, delivered to the Indemnifying Party notice, to the extent known, of the basis of and the amount of damages claimed in such Third Party Claim within thirty (30) days after the Indemnified Party has received written notice of such Third Party Claim. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified

            Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability (as defined in the Arrangement Agreement) or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

      (b) Where the Company Securityholders comprise the Indemnifying Parties, the Representative shall be entitled, at the expense of the Company Securityholders, to participate in any defence of such Third Party Claim. The Purchaser shall have the right to control the defence and shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Representative, the settlement of a Third Party Claim shall not be determinative of the amount of any claim against the Escrow Fund. In the event that the Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Representative shall have no power or authority to object under any provision of this Agreement to the amount of any claim by a Purchaser Indemnified Party against the Escrow Fund with respect to such settlement, and amounts paid or payable under such settlement shall be Losses that the Indemnifying Party owes to the Indemnified Party under this Agreement. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment (as defined in the Arrangement Agreement) arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent. The Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys' fees and other costs and expenses of defence.

      (c) Where the Company Securityholders comprise the Indemnifying Parties, the Purchaser will reasonably advise the Representative of the status of any Third Party Claim and the defence thereof and will consider in good faith recommendations made by the Representative. The Representative and the Company Securityholders will furnish the Purchaser with such information as it or they may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate, acting reasonably, with and at the request of the Purchaser assist the Purchaser in the defence of such Third Party Claim, at the expense of the Purchaser.

      (d) Subject to Section 2.6(a) but notwithstanding any other provisions of this Agreement, if a Person not a party to the Arrangement Agreement (other than a Company Securityholder) asserts that a Purchaser Indemnified Party is liable to such third party for a monetary or other obligation which individually may constitute or result in Losses not to exceed $50,000 for which the Purchaser Indemnified Party is entitled to indemnification pursuant to this Agreement, and such Purchaser Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then:

            (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party;

            (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Agreement; and

            (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Agreement, for any such Losses for which it is entitled to indemnification pursuant to this Agreement, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the provisions of this Agreement.

            This Section 2.4(d) is not applicable to payments which aggregate more than $250,000.

      (e) Notwithstanding the provisions of Section 16(d), the Company Securityholders consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by any third party against any Purchaser Indemnified Party for purposes of any indemnification claim that a Purchaser Indemnified Party may have arising under the Arrangement Agreement with respect to such Proceeding or the matters alleged therein.

2.5   Limitation of Indemnification Period

The obligations of indemnification set forth in this Section 2 shall be subject to the following limitations as to time:

      (a) General - Subject to Sections 2.5(b) and 2.5(c), the obligations of the Indemnifying Parties under this Section 2 shall terminate on the date which is the eighteen (18) month anniversary of the Closing Date (the "GENERAL INDEMNIFICATION DEADLINE"), except with respect to any claim for indemnification hereunder for which a Claim Notice or Escrow Claim Notice, as the case may be, has been delivered to the Indemnifying Parties prior to the General Indemnification Deadline.

      (b) Tax Claims - The indemnification obligations of the Company Securityholders in respect of any claim for indemnification hereunder relating to the representations and warranties of the Company set out in Section 3.15 (Tax Matters) of the Arrangement Agreement, arising in or with respect to a particular period ending on or before the Closing Date, shall terminate on the date that is ninety (90) days after the relevant Governmental Authority shall no longer be entitled to assess or reassess liability for Taxes against any Acquired Company for that particular period (having regard to any waivers given by the Acquired Company in respect of any taxation year) (the "TAX INDEMNIFICATION DEADLINE"), except with respect to any claim for indemnification hereunder for which a Claim Notice or Escrow Claim Notice, as the case may be, has been delivered to the Indemnifying Parties prior to the Tax Indemnification Deadline.

      (c) Other Exceptions - The indemnification obligations of the Company Securityholders in respect of any claim for indemnification hereunder relating to the representations and warranties of the Company set out in Sections 3.2(c) (Authority and Enforceability) and 3.4 (Capitalization and Ownership) of the Arrangement Agreement shall terminate on the date which is the three (3) year anniversary of the Closing Date.

2.6   Limitations on Liability

      (a) Except for claims for indemnification described under Section 2.6(c), an Indemnified Party will not be entitled to any claim for indemnification under this Agreement unless and until the aggregate amount of all Losses claimed under this Agreement is equal to or greater than

            $750,000; it being understood, however, that after the aggregate Losses so claimed exceed $750,000, a claim for indemnification can be made for the entire amount of such Losses.

      (b)   Except as provided in Sections 2.6(c) and 2.7 below:

            (i) at no time shall the aggregate liability of a Company Securityholder in connection with or arising out of any and all matters for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to this Section 2, or otherwise in connection with this Agreement, the Arrangement Agreement or the transactions or other agreements contemplated in the Arrangement Agreement, exceed such Company Securityholder's pro rata portion of the amount then remaining in the Escrow Fund in accordance with the percentage allocations as set forth in Schedule "H"; and

            (ii) the Purchaser Indemnified Parties' sole and exclusive recourse for purposes of satisfying any indemnification obligations of the Company Securityholders under this Agreement, the Arrangement Agreement or the transactions or other agreements contemplated in the Arrangement Agreement shall be to the Escrow Fund.

      (c) With respect to any claim for indemnification hereunder relating to the representations and warranties of the Company set out in Sections 3.2(c) (Authority and Enforceability), 3.4 (Capitalization and Ownership) or 3.15 (Tax Matters) of the Arrangement Agreement, or that is based on the fraud, intentional misrepresentation or wilful misconduct of the Company or any of its officers, directors or employees, the indemnification obligations of the Company Securityholders hereunder shall be on a several, and not joint and several, basis, and the maximum liability of an individual Company Securityholder shall not exceed the Company Securityholder's pro rata portion of the Purchase Price received by such Company Securityholder (including, for greater certainty, amounts deemed paid by that Company Securityholder pursuant to this Section 2 from any portion of the Escrow Fund).

      (d) Notwithstanding anything else in this Agreement, an Indemnified Party will not be entitled to any claim for indemnification under this Agreement for any special, indirect, consequential, punitive or aggravated damages, including damages for loss of profit.

2.7   Exclusive Remedies

      (a) The parties agree that from and after the Effective Time the rights of indemnity set forth in Sections 2 and 9 are the sole and exclusive remedy of the parties to this Agreement in respect any claims for indemnification or any other Liabilities arising out of this Agreement, the Arrangement Agreement or the transactions or other agreements contemplated in the Arrangement Agreement, and that this Section 2 sets out the sole and exclusive manner by which such parties, or any of them, may seek monetary compensation for any matter in respect of which such parties may make a claim for indemnification. For greater certainty, except as provided in this
            Section 2, no Company Securityholder shall have any liability to the Purchaser Indemnified Parties, or any of them, for or in respect of any claims for indemnification or any other Liabilities arising out of this Agreement, the Arrangement Agreement or the transactions or other agreements contemplated in the Arrangement Agreement.

      (b) If the outstanding claims for indemnification of the Purchaser Indemnified Parties under Sections 2.3 and 9 exceed, in the aggregate, the amount then remaining in the Escrow Fund as of the date on which the Purchaser is required to deliver the Final Consideration, or cause the Final Consideration to be delivered, to the Depositary in accordance with Section 3.2 of the Plan of Arrangement, the Purchaser may, upon written notice to the Representative, withhold and set off against the amount of the Remaining Set Off Amount equal to the amount by which such outstanding claims in the aggregate exceed the amount then remaining in the Escrow Fund (the "SET OFF HOLDBACK"). For so long as any funds remain in the Escrow Fund, the indemnification obligations of the Company Securityholders shall first be discharged by the release of funds from the Escrow Fund in accordance with Section 9. Thereafter, the indemnification obligations of the Company Securityholders will be discharged out of the Set Off Holdback. After all outstanding claims of the Purchaser Indemnified Parties have been resolved in accordance with Sections 2.3(g) or 9(e), as the case maybe, the remaining portion of the Set Off Holdback will be distributed to the Company Securityholders in the manner set forth in Section 3.2 of the Plan of Arrangement.

      (c) For purposes of the foregoing, "REMAINING SET OFF AMOUNT" shall mean the aggregate amount, if any, that remains payable by the Purchaser under Section 3.2 (Final Consideration) of the Plan of Arrangement after the Company Securityholders receive or are entitled to receive thereunder equals $5,000,000 in the aggregate. For greater certainty, the Purchaser shall not be entitled to set off any Losses under Section 2.7(b) unless the Company Securityholders are entitled under Section 3.2 (Final Consideration) of the Plan of Arrangement to receive an aggregate amount of at least $5,000,000.

2.8   Insurance

To the extent that any Loss in respect of which a Purchaser Indemnified Party is entitled to an indemnity payment under this Agreement is covered by insurance proceeds from any insurance policy owned and paid for by the Acquired Companies prior to the Closing Date (a "COMPANY POLICY"), the amount of such payment shall be net of the Net Proceeds paid to any of the Acquired Companies with respect to such Loss. For purposes of this Section 2.8, "NET PROCEEDS" shall mean the proceeds actually received by the applicable Acquired Companies, less any expenses (including Taxes) of recovery, deductibles and/or co-payments. If the amount of any Loss in respect of which a Purchaser Indemnified Party has previously received an indemnity payment is subsequently covered, in whole or in part, by insurance proceeds from a Company Policy, the Purchaser Indemnified Party shall reimburse the Indemnifying Parties in an amount equal to the Net Proceeds of such recovery.

3.    APPOINTMENT OF ESCROW AGENT

      (a) The Purchaser and the Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts such appointment and agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement.

      (b) The Purchaser shall notify the Escrow Agent of the Closing Date and the Effective Time as soon as reasonably practical and, in any event, no later than three (3) Business Days prior to the Closing Date.

      (c) In the event that the Plan of Arrangement is amended subsequent to the date hereof, the Purchaser shall promptly deliver a copy of the Plan of Arrangement, as amended, to the Escrow Agent.

4.    ESTABLISHMENT OF ESCROW FUND AND REPRESENTATIVE HOLDBACK FUND

      (a) Pursuant to the Plan of Arrangement, at or prior to the Effective Time, the Purchaser will deliver or cause to be delivered by wire transfer to the Depositary payment in the amount of: (i) the Initial Consideration; and (ii) the Aggregate Preference Amount. From the Initial Consideration, the Depositary shall forthwith deliver to the Escrow Agent:

            (i) the Pro Rata Escrow Amount, to be held in escrow as part of the Aggregate Escrow Amount and released in accordance with this Agreement;

            (ii) the Preference Share Escrow Amount, to be held in escrow as part of the Aggregate Escrow Amount and released in accordance with this Agreement; and

            (iii) $100,000 (the "REPRESENTATIVE EXPENSE AMOUNT"), to be held in escrow and released in accordance with this Agreement.

            Upon receipt of the Aggregate Escrow Amount, the Escrow Agent shall deliver a written notice to the Purchaser and the Representative acknowledging receipt of the Aggregate Escrow Amount.

      (b) The Escrow Agent will record the Aggregate Escrow Amount in a separate trust account comprising, at any time, the Aggregate Escrow Amount at such time, and any income earned thereon, less any payments or deductions therefrom (the "ESCROW FUND").

      (c) The Escrow Agent will record the Representative Expense Amount in a separate trust account comprising, at any time, the Representative Expense Amount at such time, and any income earned thereon, less any payments or deductions therefrom (the "REPRESENTATIVE EXPENSE FUND").

      (d) The Escrow Agent hereby agrees to hold, safeguard, invest and release the Escrow Fund as provided in this Agreement. The Escrow Agent is hereby authorized to release funds out of monies constituting the Escrow Fund only in accordance with the express terms of this Agreement.

5.    INVESTMENT OF AGGREGATE ESCROW AMOUNT AND REPRESENTATIVE EXPENSE AMOUNT

      (a) Until the release of all or any part of the Escrow Fund or Representative Expense Fund, as the case may be, in accordance with the terms of this Agreement, the Escrow Fund or any remaining portion thereof and the Representative Expense Fund or any remaining portion thereof shall be kept segregated and shall be deposited in an interest bearing cash account to be held by the Escrow Agent at a bank listed in Schedule I of the Bank Act (Canada).

      (b) All earnings received from the investment of the Aggregate Escrow Amount (or part thereof) shall be credited to, and shall become a part of, the Escrow Fund and all earnings received from the investment of the Representative Expense Amount (or part thereof) shall be credited to, and shall become part of, the Representative Expense Fund. Neither the Escrow Agent, the Representative, the Parent nor the Purchaser shall have any responsibility or liability for any diminution of the Escrow Fund or Representative Expense Fund that may result from any investment made pursuant to this Section 5, including any losses on any investment required to be liquidated prior to maturity in order to make a payment required hereunder.

6.    RELEASE TERMS

      (a) Subject to and in accordance with the provisions of Section 9, the relevant amount of the Escrow Fund may be released to a Purchaser Indemnified Party from time to time in respect of any Escrow Claim Satisfaction Amount (as defined in Section 9(a)(ii)) for any claim for indemnification against the Escrow Fund (an "ESCROW CLAIM") made prior to the Second Release Time (as defined in Section 6(c) below) by a Purchaser Indemnified Party against any of the Company Securityholders pursuant to this Agreement.

      (b) At 10:00 a.m. (PST) on the first anniversary of the Closing Date (the "FIRST RELEASE TIME"), to the extent that the aggregate of any Escrow Claims made prior to the First Release Time has not resulted in fifty percent (50%) or more of the initial Aggregate Escrow Amount having previously been released to the Purchaser Indemnified Parties, or any of them, the balance of such amount up to fifty percent (50%) of the initial Aggregate Escrow Amount then remaining in escrow and any interest or other income or gains accrued or earned thereon (the "FIRST ESCROW RELEASE AMOUNT") shall be released and delivered to the Depositary in accordance with a written direction from the Representative to the Escrow Agent substantially in the form of Schedule "E"; provided, however, that if one or more Escrow Claims have been made by the Purchaser Indemnified Parties, or any of them, before the First Release Time but have not been resolved, or have been resolved but not yet satisfied in accordance with the provisions hereof as of the First Release Time, and which involves an aggregate Escrow Claim Amount (as defined in Section 9(a)(i)) which is greater than the First Escrow Release Amount, no amount shall be released hereunder by the Escrow Agent until such Escrow Claims have been resolved or satisfied in accordance with the provisions of this Agreement. If the aggregate Escrow Claim Amount arising from such Escrow Claims is less than the First Escrow Release Amount, the amount by which the First Escrow Release Amount exceeds the aggregate Escrow Claim Amount of such Escrow Claims and any interest or other income or gains accrued or earned on such excess amount shall be released and delivered by the Escrow Agent to the Depositary in accordance with a written direction from the Representative to the Escrow Agent substantially in the form of Schedule "E".

      (c) At 10:00 a.m. (PST) on the date eighteen (18) months following the Closing Date (the "SECOND RELEASE TIME"), to the extent that the aggregate of any Escrow Claims made prior to the Second Release Time has not resulted in the entire remaining amount in the Escrow Fund having previously been released to the Purchaser Indemnified Parties, or any of them, the balance of the amount in the Escrow Fund then remaining and any interest or other income or gains accrued or earned thereon, shall be released and delivered to the Depositary in accordance with a written direction from the Representative to the Escrow Agent substantially in the form of Schedule "E"; provided, however, that, if one or more Escrow Claims have been made by the Purchaser Indemnified Parties, or any of them, before the Second Release Time but have not been resolved, or have been resolved but not yet satisfied in accordance with the provisions hereof as of the Second Release Time, and which involves an aggregate Escrow Claim Amount which is greater than the balance of the Escrow Fund then remaining, no amount of the remaining Escrow Fund shall be released hereunder by the Escrow Agent until such Escrow Claims have been resolved or satisfied in accordance with the provisions of this Agreement. If the aggregate Escrow Claim Amount arising from such Escrow Claims is less than the balance of the Escrow Fund then remaining, the amount by which the balance of the Escrow Fund exceeds the aggregate Escrow Claim Amount of such Escrow Claims shall be released and delivered by the Escrow Agent to the Depositary for distribution to the Company Securityholders in accordance with the written direction of the Representative pursuant to Section 11.5. Where, in accordance with the foregoing, the balance of the Escrow Fund has not been released as a result of an Escrow Claim not having been fully resolved or satisfied, forthwith upon the resolution or satisfaction of such Escrow Claim in whole or in part, that portion of the balance of the Escrow Fund which is no longer subject to an unresolved or unsatisfied Escrow Claim and any interest or other income or gains accrued or earned thereon shall be released and delivered by the Escrow Agent to the Depositary, for distribution to the Company Securityholders in accordance with a written direction from the Representative to the Escrow Agent substantially in the form of Schedule "E".

      (d) Each time that the Escrow Agent releases any portion of the Escrow Fund to the Purchaser Indemnified Parties, or any of them, the Escrow Agent shall notify the Representative in accordance with
            Section 16(a).

      (e) Notwithstanding anything to the contrary in this Agreement, the Escrow Agent is authorized and directed to deliver any or all of the Escrow Fund as directed from time to time in joint written instructions signed by or on behalf of the Purchaser and the Representative.

      (f) The Escrow Agent's trust account containing the Escrow Fund shall be in existence on the date the Escrow Agent receives the Aggregate Escrow Amount and shall terminate at 5:00 p.m. (PST) on the date the entire Escrow Fund has been distributed to the Purchaser, the Purchaser Indemnified Parties, or any of them, and/or the Depositary for distribution to the Company Securityholders, as the case may be, in accordance with the terms of this Agreement.

      (g) Upon receipt of an invoice from the Representative in respect of expenses incurred in her capacity as Representative under this Agreement, the Escrow Agent shall within thirty (30) Business Days deliver by cheque from the Representative Expense Fund to an address specified by the Representative an amount equal to the amount set forth in such invoice.

      (h) At such time as the Representative has no further responsibilities under this Agreement, the Representative shall deliver a written instruction substantially in the form of Schedule "E" instructing the Escrow Agent to deliver all amounts remaining in the Representative Expense Fund to the Depositary.

      (i) The Escrow Agent's trust account containing the Representative Expense Fund shall be in existence on the date the Escrow Agent receives the Representative Expense Amount and shall terminate on the date the entire Representative Expense Fund has been distributed to the Representative or the Representative instructs the Escrow Agent to release the amount remaining in the Representative Expense Fund to the Depositary in accordance with Section 6(h) above.

7.    OPTIONEE AND EXERCISING SHAREHOLDER ESCROW

      (a) Pursuant to the Plan of Arrangement, at the Effective Time, the Purchaser will deliver or cause to be delivered by wire transfer to the Depositary payment in an amount equal to the Initial Consideration. At or prior to the Effective Time, the Representative will deliver a written direction in the form of Schedule "A" directing the Depositary to deliver to the Escrow Agent from such amount :

            (i) in respect of each holder of Company Options identified as a "HOLDBACK OPTIONEE" on Schedule "C" hereto (as updated by the Company in accordance with Section 5.4(f) of the Arrangement Agreement), an amount (the "OPTION HOLDBACK AMOUNT") equal to 25% of the Initial Per Share Consideration in respect of each Company Option held by such Holdback Optionee immediately prior to the Effective Time, and the aggregate of all such Option Holdback Amounts (the "TOTAL OPTION HOLDBACK AMOUNT") shall be held and released by the Escrow Agent in accordance with this Agreement; and

            (ii) in respect of each Exercising Shareholder (as defined below), an amount (the "EXERCISING SHAREHOLDER HOLDBACK AMOUNT") equal to 25% of the Initial Per Share Consideration in respect of each Option Share (as defined below) held by such Exercising Shareholder immediately prior to the Effective Time, and the aggregate of all such Exercising Shareholder Holdback Amounts (the "TOTAL EXERCISING SHAREHOLDER HOLDBACK AMOUNT") shall be held and released by the Escrow Agent in accordance with this Agreement.

            The term "EXERCISING SHAREHOLDER" means a Company Shareholder, identified as such on Schedule "C" hereto (as updated by the Company in accordance with Section 5.4(f) of the Arrangement Agreement), who holds Option Shares. The term "OPTION SHARES" means Common Shares issued by the Company after June 30, 2006 as a result of the exercise of Company Options by the holder thereof.

      (b) Upon receipt of the Total Option Holdback Amount and Total Exercising Shareholder Holdback Amount (together, the "AGGREGATE HOLDBACK AMOUNT"), the Escrow Agent shall deliver a written notice to the Purchaser and the Representative acknowledging receipt of such amounts.

      (c) The Escrow Agent shall hold the Aggregate Holdback Amount and any interest or other income or gains accrued or earned thereon (the "ACCRUED INTEREST") in escrow until released by the Escrow Agent to the Depositary in accordance with Section 7(h).

      (d) The Escrow Agent hereby agrees to hold, safeguard, invest and release the Aggregate Holdback Amount and all Accrued Interest thereon as provided in this Agreement. The Escrow Agent is hereby authorized to release funds out of monies constituting the Aggregate Holdback Amount and Accrued Interest thereon only in accordance with the express terms of this Agreement.

      (e) Until the release of the Aggregate Holdback Amount and all Accrued Interest on such amount in accordance with the terms of this Agreement, the Aggregate Holdback Amount and all Accrued Interest on such amount shall be kept segregated and shall be deposited in an interest bearing cash account to be held by the Escrow Agent at a bank listed in Schedule I of the Bank Act (Canada). All Accrued Interest received from the investment of the Aggregate Holdback Amount shall be credited to, and shall become a part of, the Aggregate Holdback Amount. The Escrow Agent shall have no responsibility or liability for any diminution of the Aggregate Holdback Amount that may result from any investment made pursuant to this Section 7.

      (f) Within five (5) Business Days after the First Release Time, the Purchaser shall deliver to the Escrow Agent and the Depositary, with a copy to the Representative, a list certified by an officer of the Purchaser (the "HOLDBACK RELEASE LIST") setting forth those Holdback Optionees and Exercising Shareholders: (i) who have remained employed by the Purchaser, the Parent or any of the Acquired Companies (or any of their successors) from the Effective Date through to the First Release Time; (ii) who have suffered a Permanent Disability or died prior to the First Release Time; or
            (iii) who have ceased to be employed by the Purchaser, the Parent or any of the Acquired Companies prior to the First Release Time for any reason other than Permanent Disability, death, voluntary resignation by such Holdback Optionee or Exercising Shareholder, as the case may be, or the termination of such Holdback Optionee's or Exercising Shareholder's employment for cause (the "REMAINING EMPLOYEES") and Company Securityholders other than Company Securityholders who were Holdback Optionees or Exercising Shareholders as of the date of this Agreement but who are not Remaining Employees as of the First Release Time (the "REMAINING SECURITYHOLDERS"). For purposes of this Section 7(f), "PERMANENT Disability" means an employee's absence from his or her duties for more than three (3) consecutive months as a result of such employee's incapacity due to physical or mental illness.

      (g) The Holdback Release List shall specify (as applicable): (i) the portion of the Total Option Holdback Amount, together with the Accrued Interest thereon, less applicable withholding taxes, to be distributed to each Remaining Employee; (ii) the portion of the Total Exercising Shareholder Holdback Amount, together with the Accrued Interest thereon, less applicable withholding taxes, to be distributed to each Remaining Employee; (iii) the portion of the remainder of the Aggregate Holdback Amount, together with the Accrued Interest thereon (collectively, the "REMAINING HOLDBACK AMOUNT"), less applicable withholding taxes, to be distributed to each Remaining Securityholder (as defined below); and (iv) the amount of withholding taxes payable in respect of the portion of the Total Option Holdback Amount, the Total Exercising Shareholder Holdback Amount and the Remaining Holdback Amount. The Remaining Holdback Amount shall be allocated among all Remaining Securityholders. For purposes of determining the amount that a particular Remaining Securityholder is entitled to receive pursuant to the foregoing, "pro rata" shall be determined by reference by the total number of Shares and Company Options held by the particular Remaining Securityholder at the last moment in time prior to the Effective Time as compared to the total number of Shares and Company Options held by all Remaining Securityholders entitled to receive a portion of the Remaining Holdback Amount.

      (h) Within three (3) Business Days after receipt of the Holdback Release List, the Escrow Agent shall release the Aggregate Holdback Amount and any Accrued Interest thereon to the Depositary, together with a written instruction from the Escrow Agent specifying the amount of Accrued Interest payable: (i) to each Remaining Employee in respect of his or her portion of the Total Option Holdback Amount and/or Total Exercising Shareholder Holdback Amount; and (ii) to each Remaining Securityholder in respect of his or her portion of the Remaining Holdback Amount.

8.    ESCROW AGENT

The acceptance by the Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

      (a) Except for acts of gross negligence or wilful misconduct, the Escrow Agent shall not be liable for any action taken or omitted to be taken by it or on its behalf in good faith and in the exercise of its reasonable judgment and any act done or omitted by it. The Escrow Agent may at any time consult with independent legal counsel of its own choice in any such matters, shall have full and complete authorization and protection from any action taken or omitted by it hereunder in accordance with the advice of such legal counsel on its part and shall incur no liability for any delay reasonably required to obtain the advice of any such legal counsel. The Escrow Agent shall not be answerable for the default or misconduct of any agent or legal counsel employed or appointed, at its discretion, by it if such agent or legal counsel shall have been selected with reasonable care;

      (b) The Company, the Company Securityholders (including the Representative), the Purchaser and the Parent shall indemnify and hold harmless the Escrow Agent and its employees, directors and officers from and against any and all liabilities, losses, costs, claims, actions or demands whatsoever which may be brought against the Escrow Agent or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations under this Agreement, save only in the event of the gross negligence or the wilful misconduct of the Escrow Agent. It is understood and agreed that this indemnification shall survive the termination or discharge of this Agreement or the resignation of the Escrow Agent;

      (c) The Escrow Agent and its partners, employees, agents, successors and assigns shall not be liable for any damage, loss or destruction of any of the documents held hereunder due to fire, flood, tornado, act of God, theft, or any other similar causes not resulting from the gross negligence or wilful misconduct of the Escrow Agent or its employees, agents, successors and assigns;

      (d) The Escrow Agent and its employees, agents, successors and assigns shall have no duty to know or determine the performance or non-performance of any provision of this Agreement or any other agreement except as expressly required or contemplated in the performance by the Escrow Agent of the functions contemplated to be performed by it under this Agreement. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The duties and responsibilities of the Escrow Agent are purely administrative in nature and are limited to those expressly stated herein;

      (e) The provisions of this Agreement are not intended to and shall not restrict or remove any other rights which the Escrow Agent may have at law or in equity to seek relief or direction from any court of competent jurisdiction in addition to such as are expressly set forth herein;

      (f) Except as otherwise expressly provided herein, the Escrow Agent is hereby authorized to disregard any and all notices or warnings, other than written notices given by or on behalf of both the Purchaser and the Representative or their respective counsel, and is hereby expressly authorized to comply with and obey any and all processes, orders, judgments or decrees of any court having jurisdiction as permitted by Section 16(d). If the Escrow Agent obeys or complies with any such process, order, judgment, or decree of such a court from which all rights of appeal have expired, the Escrow Agent and its partners, employees, agents, successors and assigns shall not be liable to any of the other parties hereto or anyone else by reason of such compliance, notwithstanding any such process, order, judgment, or decree be subsequently reversed, modified, annulled, set aside, or vacated, or be subsequently found to have been issued or entered into without jurisdiction;

      (g) The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, or rights of the parties (or their agents) executing or delivering or purporting to execute or deliver this Agreement, or any instruments, documents, or paper related hereto or properties deposited or called for hereunder;

      (h) The Escrow Agent shall be entitled to be paid its usual fees for the performance of its duties hereunder and to be reimbursed for any disbursements incurred in connection with the performance of its duties hereunder (collectively, the "ESCROW AGENT FEES"). The Purchaser and the Parent shall be jointly and severally liable for all Escrow Agent Fees and the Purchaser shall be invoiced for payment of the Escrow Agent Fees, on its own behalf and on behalf of the Parent, and failing the receipt of payment from the Purchaser the Escrow Agent may request payment from the Parent;

      (i) The Escrow Agent may resign from its position at any time upon thirty (30) days prior written notice to the Purchaser and the Representative. In addition, the Purchaser and the Representative may jointly remove the Escrow Agent at any time without cause, by an instrument given to the Escrow Agent, which instrument shall designate the effective date of such removal. Upon such resignation or removal, the Escrow Agent shall take such steps as are necessary to transfer any property held in escrow to a successor escrow agent agreed to by the Purchaser and the Representative, and, where such agreement is not obtained within seven (7) Business Days after the Escrow Agent's resignation or removal, then to any court of competent jurisdiction. Upon such resignation or removal, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement other than to retain and safeguard the Escrow Fund and the Representative Expense Fund then in its possession until receipt of a designation of successor escrow agent or a joint written disposition instruction by or on behalf of the Purchaser and the Representative or a final non-appealable order of a court of competent jurisdiction;

      (j) Nothing contained in this Agreement shall require the Escrow Agent to expend its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, or do anything not expressly provided for herein, except in relation to acts of gross negligence or wilful misconduct of the Escrow Agent or its employees, agents, successors and assigns; and

      (k) In the event of any disagreement between or among any or all of the Purchaser, the Company Securityholders or the Representative resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent, in its discretion, shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received (i) joint written instructions of or on behalf of the Purchaser and the Representative directing delivery of the Escrow Fund, or (ii) a written decision of any court of competent jurisdiction from which all rights of appeal have expired directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such instructions or decision. The Escrow Agent shall act on such instructions or decision without further question.

9.    CLAIMS

      (a)   For purposes of this Agreement:

            (i) "ESCROW CLAIM AMOUNT" shall mean the amount specified by the Purchaser Indemnified Parties, or any of them, in an Escrow Claim Notice (estimated on information then available) for which the Purchaser Indemnified Parties, or any of them, is making an Escrow Claim pursuant to and in accordance with
                  Section 6(a) of this Agreement; and

            (ii) "ESCROW CLAIM SATISFACTION AMOUNT" shall mean the final amount determined for satisfaction of any Escrow Claim by the applicable Purchaser Indemnified Parties in accordance with the provisions of this Agreement.

      (b) Subject to the terms of this Agreement, at any time or times before the Second Release Time, the Purchaser Indemnified Parties, or any of them, may make Escrow Claims against the Escrow Fund for amounts due for indemnification pursuant to and in accordance with this Agreement by notifying the Representative and the Escrow Agent in writing of the Escrow Claim, including a brief description (based on information then available) of the nature of the Escrow Claim and the estimated amount of the Escrow Claim (in each case, an "ESCROW CLAIM NOTICE").

      (c) To dispute any Escrow Claim, the Representative shall give written notice of such dispute (in each case, an "ESCROW DISPUTE NOTICE") to the applicable Purchaser Indemnified Parties and the Escrow Agent within forty-five (45) days after receipt of an Escrow Claim Notice. The Escrow Dispute Notice shall include a summary describing in reasonable detail the good faith basis on which the Escrow Claim is being disputed by the Representative. If the Escrow Agent does not receive an Escrow Dispute Notice from or on behalf of the Representative within forty-five (45) days after receipt by the Escrow Agent of the Escrow Claim Notice, the Escrow Claim and Escrow Claim Amount shall be deemed be acknowledged and agreed upon by the Representative, the Escrow Claim Satisfaction Amount shall be deemed to be equal to the Escrow Claim Amount specified in the Escrow Claim Notice and the deemed Escrow Claim Satisfaction Amount shall be deliverable to the applicable Purchaser Indemnified Parties.

      (d) If the Representative delivers an Escrow Dispute Notice in accordance with Section 9(c), then the dispute may be resolved by any legally available means consistent with the provisions of
            Section 16(d).

      (e) If the Representative delivers an Escrow Dispute Notice in accordance with Section 9(c), except as provided below the Escrow Agent shall not release or deliver to the Representative any of the Escrow Fund at the First Release Time, if such date has not passed, or the Second Release Time, if such date has not passed, and shall not release or deliver to a Purchaser Indemnified Party any of the Escrow Fund in connection with such disputed Escrow Claim unless and until either:

            (i) a direction to release and deliver the Escrow Fund in connection with such Escrow Claim has been executed jointly by the Purchaser and the Representative; or

            (ii) a written decision of any court of competent jurisdiction has been rendered in relation to the disputed Escrow Claim (which decision may include an order for costs) from which all rights of appeal have expired.

            Notwithstanding anything contained herein to the contrary, if at any time, there shall exist an outstanding dispute concerning an Escrow Claim in respect of which an Escrow Dispute Notice has been properly delivered by the Representative in accordance with Section 9(c), the Escrow Agent shall still distribute from the Escrow Fund: (i) to the Purchaser, that portion of such Escrow Claim which has not been disputed by the Representative within five (5) Business Days of the Escrow Agent receiving the applicable Escrow Dispute Notice and/or
            (ii) to the Depositary, on the date of the First Release Time or Second Release Time, as the case may be, any portion of the Escrow Fund which is not subject to an Escrow Claim and is otherwise required to be distributed to the Depositary on such date.

      (f) Upon resolution of any Escrow Claim that permits recovery against the Escrow Fund in accordance with Section 9(e) above, the Purchaser shall give written notice of such resolution (the "RELEASE NOTICE") to the Escrow Agent, with a copy to the Representative. Such Release Notice shall specify the Escrow Claim Satisfaction Amount and shall be accompanied: (i) in the case of an Escrow Claim where the Representative is deemed to have agreed to an Escrow Claim because the Representative has not objected to such Escrow Claim by giving an Escrow Dispute Notice in the manner and within the time set forth in Section 9(c) above, by an officer's certificate from the Purchaser certifying that notice of such Escrow Claim was given in accordance with Section 9(b) above and that the time period in
            Section 9(c) above has expired and that the Representative did not dispute such Escrow Claim within such time period; (ii) in the case of an Escrow Claim settled by written agreement between the Purchaser and the Representative, by a copy of the written direction under Section 9(e)(i) specifying the amount of such recovery; and
            (iii) in the case of an Escrow Claim resolved by a court of competent jurisdiction, by a copy of the written decision of such court, from which all rights of appeal have expired (as certified in writing by an officer of the Purchaser), specifying the amount of such recovery. With respect to clauses (ii) and (iii) in this
            Section 9(f), if the Purchaser fails to provide the Release Notice to the Escrow Agent within fifteen (15) days after resolution of such Escrow Claim, the Representative may do so. The Escrow Agent shall pay the applicable Escrow Claim Satisfaction Amount within five (5) Business Days after it receives the relevant Release Notice. In no event shall the Escrow Agent pay any amounts to a Purchaser Indemnified Party in respect of an Escrow Claim if it has not received a Release Notice and the other written instruments required to accompany such Release Notice.

      (g) If any Escrow Claims timely delivered in accordance with this Agreement have not been resolved as of the Second Release Time, the portion of the Escrow Fund having an aggregate value equal to the amount subject to such unresolved Escrow Claims shall be retained in escrow by the Escrow Agent until such Escrow Claims have been resolved in the manner provided in this Agreement, whereupon any remaining amount of the Escrow Fund shall be distributed to the Depositary, to be disbursed to the Company Securityholders at the direction of the Representative in accordance with this Agreement.

10.   REPRESENTATIVE

      (a) Each Company Securityholder designates and appoints the Representative (including any replacement or successor appointed in accordance with Section 10(i)) as such Company Securityholder's agent and attorney-in-fact with full power and authority to act for and on behalf of each Company Securityholder:

            (i) to give and receive notices and communications on behalf of the Company Securityholders that may be given pursuant to this Agreement and the Arrangement Agreement, including to accept service of process on behalf of the Company Securityholders;

            (ii) to authorize and agree to the Final Consideration under the Plan of Arrangement;

            (iii) to dispute, agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities, with respect to, any claims by any Purchaser Indemnified Party against the Company Securityholder or by the Company Securityholder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and the Company Securityholder;

            (iv) to authorize delivery to the Purchaser Indemnified Parties, or any of them, of cash from the Escrow Fund in satisfaction of indemnification claims pursuant to this Agreement;

            (v) to institute any and all proceedings on behalf of the Company Securityholder in any relevant jurisdiction in respect of any dispute with the Purchaser, the Parent or any other Person arising out of or in connection with the transactions contemplated by this Agreement or the Arrangement Agreement;

            (vi) to provide any waiver hereunder on behalf of the Company Securityholders or any of them or to agree to any amendment of this Agreement, the Plan of Agreement or the Arrangement Agreement on behalf of the Company Securityholders; and

            (vii) to take all actions that are either (A) necessary or desirable in the sole judgment of the Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement, the Plan of Agreement or the Arrangement Agreement.

      (b) The Escrow Agent and the Purchaser Indemnified Parties shall deal solely with the Representative, on behalf of the Company Securityholders, in connection with all matters pertaining to or arising out of this Agreement, the Plan of Arrangement and the Arrangement Agreement. The Representative shall keep the Company Securityholders informed of all matters that are determined by the Representative in her sole discretion to be material relating to this Agreement, the Plan of Arrangement and the Arrangement Agreement and all written notices or other communications in connection therewith determined by the Representative in her sole discretion to be material ("MATERIAL SECURITYHOLDER MATTERS") shall be sent to the Company Shareholders by the Representative in accordance with Section 10(j). For greater certainty, the receipt by the Representative of an Escrow Claim Notice in respect of an Escrow Claim amount in excess of $50,000 shall be deemed to be a Material

            Shareholder Matter, and any such Escrow Claim Notice must therefore be provided to the Company Securityholders by the Representative. Notices or communications to or from the Representative constitute notice to or from each of the Company Securityholders for all purposes under the Arrangement Agreement and this Agreement.

      (c) The Representative may delegate all or part of her authority as Representative to any one or more of the Company Securityholders who agree to such delegation for a fixed or indeterminate period of time upon not less than ten (10) Business Days' prior written notice to the Purchaser and the Escrow Agent in accordance with this Agreement. In the event of the death or incapacity of the Representative, a successor Representative will be elected promptly by Company Securityholders holding not less than 60% of the Fully Diluted Shares as of the Closing Date and such Company Securityholders will so notify the Purchaser and the Escrow Agent. Each successor Representative has all of the power, authority, rights, privileges and obligations conferred by the Arrangement Agreement and this Agreement upon the original Representative, and the term "REPRESENTATIVE" as used in the Arrangement Agreement, the Plan of Arrangement and this Agreement includes any successor Representative.

      (d) A decision, act, consent or instruction of the Representative constitutes a decision of all the Company Securityholders and is final, binding and conclusive upon the Company Securityholders, and the Purchaser, the Parent, the Escrow Agent and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Company Securityholders. The Escrow Agent, the Purchaser and the Parent are hereby relieved from any Liability to any Person, except for any act or omission constituting fraud or wilful misconduct by the Escrow Agent, the Purchaser or the Parent, for any acts done or omissions by the Escrow Agent, the Purchaser or the Parent in accordance with such decision, act, consent or instruction of the Representative. Without limiting the generality of the foregoing, the Escrow Agent and the Purchaser are entitled to rely, without inquiry, upon any document delivered by the Representative as being genuine and correct and having been duly signed or sent by the Representative.

      (e) Neither the Representative nor any delegate under paragraph (c) above will have any Liability to any Person for any act done or omitted by the Representative or delegate, as the case may be, or on his or her behalf, under this Agreement, the Plan of Agreement, the Arrangement Agreement or other agreements contemplated under the Arrangement Agreement, as may be amended, as the Representative while acting in good faith and not in a manner constituting gross negligence or wilful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Company Securityholders will severally, and not jointly and severally, indemnify the Representative in proportion to their interest in the Initial Consideration and hold the Representative harmless from and against any Losses she may suffer as a result of any such action or omission. In no event will a Company Securityholder be obliged to indemnify the Representative in an amount exceeding their portion of the Purchase Price actually received.

      (f) The Representative will receive no compensation for services as the Representative and no bond shall be required of the Representative. The Company Securityholders will reimburse, on a pro rata basis in proportion to their interest in the Initial Consideration, the Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Representative and other reasonable out-of-pocket expenses incurred by the Representative in connection with the performance of the Representative's duties under the Arrangement Agreement and this Agreement.

      (g) The appointment and grant of power and authority by the Company Securityholders to the Representative pursuant to this Section 10 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Company Securityholder or by operation of law, whether upon the death or incapacity of any Company Securityholder, or by the occurrence of any other event, and the indemnity provided to the Representative pursuant to paragraph (e) above shall survive the termination of this Agreement.

      (h) The Representative shall keep confidential and shall not disclose any information disclosed or released to her in her capacity as Representative unless, in her reasonable opinion, she is required to disclose such information under any applicable Laws, Judgment or administrative directions or as is reasonably necessary in order for her to effect her duties as the Representative.

      (i) The Representative may resign from her position on giving not less than thirty (30) days prior written notice to the Purchaser, the Escrow Agent and the Depositary. In addition, the Company Securityholders may jointly remove the Representative at any time, without cause, by delivering a written instrument signed by Company Securityholders holding not less than 60% of the Fully Diluted Shares as of the Closing Date to the Representative (with a copy to the Purchaser), which instrument shall designate the effective date of such removal. In the event of the resignation or removal of the Representative, a successor Representative will be elected promptly by Company Securityholders holding not less than 60% of the Fully Diluted Shares as of the Closing Date and such Company Securityholders will so notify the Purchaser, the Escrow Agent and the Depositary. Upon such resignation or removal, the Representative shall be discharged of and from any and all further obligations arising in connection with this Agreement.

      (j) As soon as reasonably practicable after receipt by the Representative of an Escrow Claim Notice in respect of an Escrow Claim amount in excess of $50,000 or any other written notices or other communications in connection with a Material Shareholder Matter, the Representative shall forward a notice (the "REPRESENTATIVE ESCROW CLAIM NOTICE") to each of the Company Securityholders, which notice shall include: (i) a copy of such Escrow Claim Notice or other written notices or other communications in connection with a Material Shareholder Matter; and (ii) a statement as to whether or not the Representative intends to dispute the Escrow Claim Notice or other written notices or other communications in connection with a Material Shareholder Matter, where applicable. Upon receipt of any such notices or other communications in connection with a Material Shareholder Matter, a Company Securityholder may, at such Company Securityholder's option, contact the Representative to discuss the applicable Shareholder Material Matter and the Representative will use commercially reasonable efforts to discuss the Shareholder Material Matter and the Representative's proposed response to such matter, notice or other communication with the Company Securityholder. Notwithstanding the foregoing, the Representative shall be entitled to respond to and otherwise deal with the Escrow Claim Notice in her sole discretion, in accordance with her duties and obligations under this Agreement.

      (k) Neither the Representative, any delegate under paragraph (c) above, the Company, the Purchaser nor the Parent will have any obligation to notify any Company Securityholder of the deadline for the delivery of the documents required to be delivered to the Depositary under section 5.3 (Extinction of Rights) of the Plan of Arrangement. In addition, neither the Representative, any such delegate, the Company, the Purchaser nor the Parent will be obliged to take any action or provide any notice to any Company Securityholder in connection with the Company Securityholders' obligation to deliver certificate(s) and/or agreement(s) to the Depositary under Article 11 of this Agreement.

      (l) The parties to this Agreement acknowledge and agree that the Representative shall have no obligations to any Person under the terms of this Agreement until the Effective Date.

11.   DEPOSITARY

11.1  Appointment of Depositary.

      (a) Computershare Investor Services Inc. is hereby appointed to act as the Depositary in connection with the Plan of Arrangement on the terms and conditions set forth in this Agreement, and hereby accepts such appointment on such terms and conditions. The Depositary shall have no duties or obligations other than those set forth herein or as may subsequently be agreed to by the Depositary.

      (b) The Purchaser shall notify the Depositary of the Closing Date and the Effective Time as soon as reasonably practical and, in any event, no later than three (3) Business Days prior to the Closing Date.

      (c) In the event that the Plan of Arrangement is amended subsequent to the date hereof, the Purchaser shall promptly deliver a copy of the Plan of Arrangement, as amended, to the Depositary.

11.2  Delivery of Initial Consideration and Aggregate Preference Amount.

      (a) Pursuant to the Plan of Arrangement, at or prior to the Effective Time, the Purchaser will deliver or cause to be delivered to the Depositary by wire transfer of immediately available funds an amount equal to the aggregate of: (i) the Initial Consideration; and (ii) the Aggregate Preference Amount.

      (b) The Initial Consideration and the Aggregate Preference Amount shall be held in a non-interest bearing account by the Depositary until such funds are disbursed in accordance with the terms and conditions of this Agreement.

11.3  Disbursement of Initial Consideration and Aggregate Preference Amount

      (a) At or prior to the Effective Time, the Representative shall deliver a written instruction to the Depositary and the Escrow Agent substantially in the form of Schedule "A" (the "CLOSING DATE PAYMENT DIRECTION") and the Purchaser shall deliver a written instruction to the Depositary and the Escrow Agent specifying the amount of applicable withholding taxes payable in respect of the portion of the Aggregate Preference Amount and Initial Consideration payable to the Company Securityholders (as applicable) (the "CLOSING DATE TAX DIRECTION"). Forthwith upon receipt of the Initial Consideration, the Depositary shall, in accordance with the Closing Date Payment Direction and Closing Date Tax Direction, deliver:

            (i) the Pro Rata Escrow Amount and Preference Share Escrow Amount to the Escrow Agent in accordance with Section 4(a);

            (ii) the Total Option Holdback Amount and the Total Exercising Shareholder Holdback Amount to the Escrow Agent in accordance with Section 7(a);

            (iii) the Representative Expense Amount to the Escrow Agent in
                  accordance with Section 4(a);

            (iv) to each Company Securityholder listed in Schedule "B" who held Preference Shares immediately prior to the Effective Time, the amount set forth opposite such payee's name in Schedule "B" less any applicable withholding taxes (including amounts withheld under Section 116 of the Canadian Tax Act) in respect of the Aggregate Preference Amount specified in the Closing Date Tax Direction;

            (v) to the Company Securityholders listed in Schedule "C" who held Common Shares or Company Options immediately prior to the Effective Time, the amount set forth opposite such payee's name in Schedule "C" less any applicable withholding taxes in respect of the Initial Consideration specified in the Closing Date Tax Direction; and

            (vi) to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the Closing Date Tax Direction,

            in each case, within three (3) Business Days after receiving such funds together with the Closing Date Payment Direction and the Closing Date Tax Direction; provided, however, that in no event shall the Depositary disburse funds to a Company Securityholder until such Company Securityholder has deposited with the Depositary certificate(s) and/or agreement(s), as applicable, representing the Shares and/or Company Options held by such Company Securityholder, which are accompanied by a signed and completed Letter of Transmittal substantially in the form attached as Schedule "D" hereto, as applicable.

      (b) Unless otherwise specified in the Closing Date Payment Direction, the amounts paid to the Company Securityholders pursuant to Sections 11.3(a)(iv) and (v) shall correspond to the amount set forth opposite each payee's name on Schedule "B" and/or Schedule "C" (less any applicable withholding taxes specified in the Closing Date Tax Direction). The Depositary shall pay such amounts by forwarding a cheque by first class mail (postage paid) to each such payee at the address specified in the Letter of Transmittal delivered by such payee to the Depositary.

      (c) The Depositary will direct any Company Securityholders whose certificate(s) and/or agreement(s) representing such Company Securityholder's Shares and/or Company Options have been lost or destroyed to submit a Letter of Transmittal completed to the best of such Company Securityholder's ability and to submit a letter describing the loss. Upon receipt of such statement of loss or destruction, the Depositary shall provide a copy of such statement to the Purchaser, which shall notify the affected Company Securityholder as to its replacement requirements.

      (d) If a Letter of Transmittal or other required document has been improperly completed or signed, or the certificate(s) representing Shares accompanying a Letter of Transmittal are not in proper form for transfer to the Purchaser, or some other irregularity in connection with a deposit exists, the Depositary will make reasonable efforts to contact such Company Securityholder to cause such irregularity to be corrected.

      (e) In the event of any doubt on the part of the Depositary as to whether any certificate(s) and/or agreement(s) representing Shares or Company Options have been properly deposited, the Depositary will seek the advice of the Purchaser and its legal counsel as to the acceptability of the deposit. If reasonable efforts to correct an improper deposit prove to be unsuccessful, the Depositary will seek the advice of the Purchaser and its legal counsel with respect to the procedures to be followed. The Depositary will reject any deposit if, in the opinion of the Purchaser's legal counsel, the deposit has been made improperly and the Depositary will take such action with respect to such improper deposit as directed by the Purchaser or the Purchaser's legal counsel, acting reasonably.

      (f) Notwithstanding any other provision of this Agreement, in the case of the loss, theft or destruction of a certificate and/or agreement representing Shares or Company Options, the holder of such certificate and/or agreement must: (i) deliver a properly completed Letter of Transmittal together with a letter stating the loss, theft or destruction of such certificate and/or agreement; and (ii) comply with the Purchaser's replacement requirements, before receiving payment hereunder in respect of such Shares or Company Options. The Depositary shall not be required to release any amounts in respect of any Company Shares and/or Company Options in respect of which the certificate(s) and/or agreement(s) representing such Company Shares and/or Company Options have been lost or damaged unless and until it receives confirmation from the Purchaser that the affected Company Securityholders have complied with the Purchaser's replacement requirements and that the Depositary is therefore authorized and instructed to release the authorized amounts.

      (g) Upon compliance with the provisions of this Section 11.3 and Article 5 of the Plan of Arrangement, the Depositary will disburse the applicable funds, less any applicable withholding tax, to each Company Securityholder listed on Schedule "B" and Schedule "C", as the case may be, in accordance with section 5.1(d) of the Plan of Arrangement.

11.4  First Escrow Release Amount

      (a) Upon the release by the Escrow Agent of the First Escrow Release Amount, if any, from the Escrow Fund to the Depositary at the First Release Time in accordance with Section 6(b), the Representative shall deliver a written instruction to the Depositary substantially in the form attached as Schedule "F" (the "FIRST ESCROW RELEASE PAYMENT DIRECTION") and the Purchaser shall deliver a written instruction to the Depositary specifying the amount of applicable withholding taxes payable in respect of each Company Securityholder (the "FIRST ESCROW RELEASE TAX DIRECTION").

      (b) Unless otherwise specified in the First Escrow Release Payment Direction, the Depositary shall upon receipt of the First Escrow Release Amount:

            (i) disburse to each Company Securityholder listed in Schedule "H", a percentage of the First Escrow Release Amount calculated in accordance with the percentage allocations set forth opposite such payee's name in Schedule "H" less any applicable withholding taxes specified in the written instructions delivered by the Purchaser pursuant to Section 11.4(a) above; and

            (ii) deliver to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the written instructions delivered by the Purchaser pursuant to Section 11.4(a) above.

      (c) The Depositary will disburse the funds referred to in Section 11.4(b)(i) above by forwarding a cheque by first class mail (postage paid) to each Company Securityholder listed in Schedule "H" within three (3) Business Days after receiving the applicable funds, in each case in accordance with the signed First Escrow Release Payment Direction; provided, however, that the Depositary shall disburse funds to a Company Securityholder only if such Company Securityholder has deposited with the Depositary, in compliance with
            Section 11.3 above and Article 5 of the Plan of Arrangement, certificate(s) and/or agreement(s), instruments or agreements, as applicable, representing the Shares and/or Company Options held by such Company Securityholder or otherwise provided evidence satisfactory to the Depositary and the Purchaser of the loss, theft or destruction of such certificate(s) and/or agreement(s) accompanied by a signed and completed Letter of Transmittal and otherwise complied with Section 11.3 and Article 5 of the Plan of Arrangement.

11.5  Release of Balance of Escrow Fund

      (a) Upon the release by the Escrow Agent of the balance of the Escrow Funds, if any, to the Depositary at the Second Release Time in accordance with Section 6(c), the Representative shall deliver a written instruction to the Depositary substantially in the form attached as Schedule "F" (the "SECOND ESCROW RELEASE PAYMENT DIRECTION") and the Purchaser shall deliver a written instruction to the Depositary specifying the amount of applicable withholding taxes payable in respect of each Company Securityholder (the "SECOND ESCROW RELEASE TAX DIRECTION").

      (b) Unless otherwise specified in the Second Escrow Release Payment Direction, the Depositary shall upon receipt of the Second Escrow Release Amount:

            (i) disburse to each Company Securityholder listed in Schedule "H", a percentage of the Second Escrow Release Amount calculated in accordance with the percentage allocations set forth opposite such payee's name in Schedule "H" less any applicable withholding taxes specified in the written instructions delivered by the Purchaser pursuant to Section 11.5(a) above; and

            (ii) deliver to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the written instructions delivered by the Purchaser pursuant to Section 11.5(a) above.

      (c) The Depositary will disburse the funds referred to in Section 11.5(b)(i) by forwarding a cheque by first class mail (postage paid) to each Company Securityholder listed in Schedule "H" within three
            (3) Business Days after receiving the applicable funds, in each case in accordance with the signed Second Escrow Release Payment Direction; provided, however, that the Depositary shall disburse funds to a Company Securityholder only if such Company Securityholder has deposited with the Depositary, in compliance with Section 11.3 above and
            Article 5 of the Plan of Arrangement, certificate(s) and/or agreement(s), as applicable, representing the Shares and/or Company Options held by such Company Securityholder or otherwise provided evidence satisfactory to the Depositary and the Purchaser of the loss, theft or destruction of such certificate(s) and/or agreement(s) accompanied by a signed and completed Letter of Transmittal and otherwise complied with Section 11.3 above and
            Article 5 of the Plan of Arrangement.

11.6  Option and Exercising Shareholder Holdback

      (a) Upon receipt by the Depositary, pursuant to Sections 7(f) and 7(h), of the Holdback Release List and the Aggregate Holdback Amount, together with the applicable Accrued Interest thereon, the Depositary shall, within three (3) Business Days of receipt of such list and amount, disburse:

            (i) to each Remaining Employee who was originally a Holdback Optionee, the portion of the Option Holdback Amount set forth opposite such payee's name in the Holdback Release List, and the applicable Accrued Interest thereon, less any applicable withholding tax, by forwarding a cheque by first class mail (postage paid) to each such Remaining Employee at such Remaining Employee's address as set forth in Schedule "H";

            (ii) to each Remaining Employee who was originally an Exercising Shareholder, the portion of the Exercising Shareholder Holdback Amount set forth opposite such payee's name in the Holdback Release List, and the applicable Accrued Interest thereon, less any applicable withholding tax, by forwarding a cheque by first class mail (postage paid) to each such Remaining Employee at such Remaining Employee's address as set forth in Schedule "H";

            (iii) to each Remaining Securityholder, the portion of the Remaining
                  Holdback Amount set forth opposite such payee's name in the Holdback Release List, and the applicable Accrued Interest thereon, less any applicable withholding tax, by forwarding a cheque by first class mail (postage paid) to each such Remaining Employee at such Remaining Employee's address as set forth in Schedule "H";

            (iv) to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the Holdback Release List.

11.7  Final Consideration

      (a) Upon the receipt by the Depositary of the Final Consideration from the Purchaser pursuant to the Plan of Arrangement, the Representative shall deliver a written instruction to the Depositary substantially in the form attached as Schedule "F" (the "FINAL CONSIDERATION PAYMENT DIRECTION") and the Purchaser shall deliver a written instruction to the Depositary specifying the amount of applicable withholding taxes payable in respect of each Company Securityholder (the "FINAL CONSIDERATION TAX DIRECTION").

      (b) Unless otherwise specified in the Final Consideration Payment Direction, the Depositary shall upon receipt of the Final Consideration deliver:

            (i) to each Company Securityholder listed in Schedule "G", a percentage of the Final Consideration calculated in accordance with the percentage allocations set forth opposite such payee's name in Schedule "G" less any applicable withholding taxes specified in the Final Consideration Tax Direction;

            (ii) to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the Final Consideration Tax Direction,

      (c) The Depositary will disburse such funds by forwarding a cheque by first class mail (postage paid) to each Company Securityholder listed in Schedule "G", in each case in accordance with the signed Final Consideration Payment Direction; provided, however, that the Depositary shall disburse funds to a Company Securityholder only if such Company Securityholder has deposited with the Depositary, in compliance with Section 11.3 above and Article 5 of the Plan of Arrangement, certificate(s) and/or agreement(s), as applicable, representing the Shares or Company Options held by such Company Securityholder or otherwise provided evidence satisfactory to the Depositary and the Purchaser of the loss, theft or destruction of such certificate(s) and/or agreement(s), accompanied by a signed and completed Letter of Transmittal and otherwise complied with Section
            11.3 above and Article 5 of the Plan of Arrangement.

11.8  Release of Balance of Representative Expense Fund

      (a) Upon the release of the balance of the Representative Expense Fund to the Depositary in accordance with Section 6(h), the Representative shall deliver a written instruction to the Depositary substantially in the form attached as Schedule "F" (the "EXPENSE RELEASE PAYMENT DIRECTION") and the Purchaser shall deliver a written instruction to the Depositary specifying the amount of applicable withholding taxes payable in respect of each Company Securityholder (the "EXPENSE RELEASE TAX DIRECTION").

      (b) Unless otherwise specified in the Expense Release Payment Direction, the Depositary shall deliver:

            (i) to each Company Securityholder listed in Schedule "G", a percentage of the balance of the Representative Expense Fund calculated in accordance with the percentage allocations set forth opposite such payee's name in Schedule "G" less any applicable withholding taxes specified in the Expense Release Tax Direction;

            (ii) to an account specified by the Company, an amount equal to the aggregate amount of withholding taxes specified in the Expense Release Tax Direction,

      (c) The Depositary will disburse such funds by forwarding a cheque by first class mail (postage paid) to each Company Securityholder listed in Schedule "G", in each case in accordance with the signed Expense Release Payment Direction; provided, however, that the Depositary shall disburse funds to a Company Securityholder only if such Company Securityholder has deposited with the Depositary, in compliance with Section 11.3 above and Article 5 of the Plan of Arrangement, certificate(s) and/or agreement(s), as applicable, representing the Shares or Company Options held by such Company Securityholder or otherwise provided evidence satisfactory to the Depositary and the Purchaser of the loss, theft or destruction of such certificate(s), accompanied by a signed and completed Letter of Transmittal and otherwise complied with Section 11.3 above and
            Article 5 of the Plan of Arrangement.

11.9  Depositary Fees

The Depositary shall be entitled to be paid its usual fees for its services hereunder, and all costs and expenses reasonably incurred by the Depositary in connection with the performance or observance of its duties, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Depositary in the administration of such services and duties (including the reasonable fees and disbursements of legal counsel and other outside advisors required for discharge of its duties hereunder or other wise in connection with this Agreement) (collectively, the "DEPOSITARY FEES"). The Depositary shall provide an invoice with respect to Depositary Fees to the Representative and the Representative shall direct that such Depositary Fees be paid out of the Escrow Fund prior to the release of any amounts from the Escrow Fund to the Company Securityholders. All Depositary Fees and out-of pocket expenses will be paid within thirty days from the date of invoice. Late payments may be subject to interest charges as indicated on the invoice. The parties acknowledge and agree that the fees of the Depositary are confidential information. As such, the parties agree not to disclose any such fees to any third party without the Depositary's prior written consent, save and except for disclosure: (i) to the parties' professional advisors, held to strict confidence; and (ii) as required or otherwise compelled by law.

11.10 Depositary Liability.

The acceptance by the Depositary of its duties under this Agreement is subject to the following terms and conditions which shall govern and control the rights, duties, liabilities and immunities of the Depositary:

      (a) The Depositary is not a party to and is not bound by any agreement which may be evidenced by, or which may arise out of, the foregoing instructions other than as expressly set forth in this Agreement.

      (b) The Depositary shall not be liable for any action taken or omitted by the Depositary pursuant to or in connection with this Agreement, other than as a result of its own gross negligence or wilful misconduct, or that of its officers, directors, representatives or employees.

      (c) Notwithstanding any other provision of this Agreement, the Depositary shall not be liable under any circumstances whatsoever for any special, indirect, consequential, punitive or aggravated damages, including damages for loss of profit, arising from any action taken or omitted under this Agreement.

      (d) Notwithstanding any other provision of this Agreement, the liability of the Depositary under this Agreement shall be limited, in the aggregate, to the amount of Depositary Fees paid to the Depositary in respect of the twelve (12) month period ending on the date on which a party to this Agreement first brings or commences a claim, action or proceeding against the Depositary.

      (e) In addition to and without limiting any other protection of the Depositary hereunder or otherwise by law, the Company, the Purchaser and the Parent shall jointly and severally indemnify and hold the Depositary and its directors, officers and employees harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Depositary, whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Depositary in connection with its acting as Depositary hereunder unless arising from the gross negligence or wilful misconduct of the Depositary, or that of its officers, directors, representatives or employees. Notwithstanding any other provision hereof, this indemnity shall survive the removal, or resignation of the Depositary, and termination of this Agreement.

      (f) In the event of any claim, action or proceeding brought or commenced against the Depositary, the Depositary shall notify the Representative as soon as practicable after it receives written notice of such claim or has been served with a summons or other legal process, which notice will attach such claim, action or proceeding or provide information as to the nature and basis of such claim, action or proceeding. The Representative shall, upon the prior written direction and consent of the Depositary, undertake the investigation and defence of any such claim, action or proceeding. Notwithstanding the foregoing, the Depositary shall have the right to retain other counsel to act on its behalf if the Depositary reasonably determines that a conflict of interest or other circumstance in which its best interests would not adequately be represented exists that would make representation by counsel chosen by the Representative inadvisable.

      (g) If at any time in the performance of its duties under this Agreement it shall be necessary for the Depositary to receive, accept, act or rely upon any certificate, notice, request, waiver, consent, receipt, direction, affidavit or other paper, writing or document furnished to it and purporting to have been executed or issued by the Representative, the Depositary may rely upon any instructions, instrument, certificate, report or paper believed by the Depositary to be genuine and to have been signed or presented by the proper person(s) and shall be under no duty to make any investigation or inquiry as to any signature or statement contained therein, but may accept the same as having been properly given and as conclusive evidence of the truth and accuracy of any statements therein contained.

      (h) None of the provisions contained in this Agreement or any supplement shall require the Depositary to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers. The Depositary shall not be required to make any payment or disburse any funds unless and until it has received the necessary funds to make such payment or disbursement.

      (i) The Depositary shall have the right to disclose any information disclosed or released to it if in the opinion of the Depositary, or its legal counsel, it is required to disclose such information under any applicable Laws, Judgment or administrative directions. The Depositary shall not be responsible or liable to any person for any loss or damage arising out of or in any way sustained or incurred or in any way relating to such disclosure.

      (j) The Depositary may appoint such agents and employ or retain such counsel, accountants, engineers, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder or otherwise in connection with this Agreement and shall not be responsible for any misconduct on the part of any of them. The Depositary may pay remuneration for all services performed for it in the discharge of its duties hereunder without taxation for costs or fees of any counsel, solicitor or attorney. The advice or opinion of any legal counsel so retained by the Depositary shall be full and complete authorization and protection in respect of any action or omission taken in good faith by the Depositary in reliance upon such advice or opinion.

      (k) The Depositary may act and rely and shall be protected in acting and relying on in good faith on the opinion or advice of or information obtained from any agent, counsel, accountant, engineer, appraiser or other expert or adviser, whether retained or employed by the Representative or the Depositary, in relation to any matter arising in the performance of its duties under this Agreement.

      (l) In the event of any disagreement between any of the parties hereto resulting in adverse claims or demands with respect to the Escrow Fund, the Aggregate Holdback Amount, the Remaining Holdback Amount and/or any interest or earnings on any of such amounts (collectively, the "TRANSACTION FUNDS") or any portion thereof, the Depositary shall be entitled, at its option, to refuse to comply with any claims or demands on it with respect thereto as long as such disagreement shall continue, and in so refusing, the Depositary may elect to make no delivery of the Transaction Funds or any portion thereof held by it. In so doing, the Depositary shall not be or become liable in any way to the parties hereto (including the Company Securityholders) for its failure or refusal to comply with such claims or demands. The Depositary shall be entitled to refrain from acting until such claims or demands:

            (i) shall have been finally determined in a court of competent jurisdiction; or

            (ii) shall have been settled by agreement and the Depositary shall have been so notified thereof by the Representative and the Purchaser in writing.

      (m) The Depositary may pay the Transaction Funds into a court of competent jurisdiction for a determination by such court as to the entitlement to the Transaction Funds at any time and shall thereupon be released from any obligation hereunder.

      (n) Upon the Depositary's delivery or deposit of the full amount of the Transaction Funds in accordance with the provisions of this Agreement, the Depositary shall be automatically and immediately released from all obligations under this Agreement to any party hereto and to any other Person with respect to the Transaction Funds or any portion thereof.

      (o) The Depositary shall not be liable, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of any act of God, riot, terrorism, act of war, epidemic, governmental action, judicial order, earthquake, power failure, sabotage, explosion, civil commotion, strike or industrial action of any kind, unavailability of any system, or any other similar cause beyond its reasonable control (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent or reasonably related to the time lost because of any delay that is excusable under this section

11.11 Resignation or Removal of the Depositary

The Depositary may resign from its position at any time upon thirty (30) days prior written notice to the Representative. In addition, the Purchaser and the Representative may jointly remove the Depositary at any time without cause, by an instrument given to the Depositary, which instrument shall designate the effective date of such removal. Upon such resignation or removal, the Depositary shall take such steps as are necessary to transfer any Transaction Funds and any documentation related thereto deposited with it to a successor depositary as selected by the Representative and agreed to by the Purchaser, acting reasonably, and, where such successor depositary is not so selected within seven (7) Business Days of the Depositary's resignation or removal, then to any court of competent jurisdiction. Upon such resignation or removal, the Depositary shall be discharged of and from any and all further obligations arising in connection with this Agreement other than to retain and safeguard the Transaction Funds and any documentation then in its possession until receipt of a designation of successor depositary or a joint written disposition instruction by or on behalf of the Purchaser and the Representative or a final non-appealable order of a court of competent jurisdiction.

12.   ANTI-MONEY LAUNDERING/ANTI-TERRORIST LEGISLATION

Each of the Company (without making any inquiry of the Company Securityholders), the Purchaser and the Parent hereby represents and covenants to the Escrow Agent and the Depositary in respect of any account to be opened by, or interest to be held by, the Escrow Agent or the Depositary in connection with this Agreement, for or to the credit of such party, that either: (i) such account is not intended to be used by or on behalf of any third party; or (ii) if such account is intended to be used by or on behalf of a third party, the Company, the Purchaser, the Parent and the Representative, as applicable, will complete and execute forthwith a declaration in the Escrow Agent's prescribed form as to the particulars of such third party.

Each of the Escrow Agent and the Depositary shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent or the Depositary, as the case may be, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should either of the Escrow Agent or the Depositary, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the Representative and the Purchaser, provided that:

      (a) the written notice of the Escrow Agent or the Depositary, as the case may be, describes the circumstances of such non-compliance; and

      (b) if such circumstances are rectified to the satisfaction of the Escrow Agent or Depositary, as the case may be, within such ten (10) day period, then such resignation shall not be effective.

13.   INTEREST

      (a) The Company Securityholders will be treated as the owners of the Escrow Fund for purposes of any taxes based on income. The Company Securityholders will report all income, if any, that is earned on, or derived from, the Escrow Fund as income in the taxable year or years in which such income is properly includable and pay any taxes attributable thereto.

      (b) Each Remaining Employee will be treated as the owner of his or her applicable portion of the Aggregate Holdback Amount in respect of such Remaining Employee for purposes of any taxes based on income. The Remaining Employees will report all income, if any, that is earned on, or derived from, the applicable Aggregate Holdback Amount as income in the taxable year or years in which such income is properly includable and pay any taxes attributable thereto.

      (c) Each Remaining Securityholder will be treated as the owner of the applicable portion of the Remaining Holdback Amount in respect of such Remaining Securityholder for purposes of any taxes based on income. The Remaining Securityholders will report all income, if any, that is earned on, or derived from, the applicable Remaining Holdback Amount as income in the taxable year or years in which such income is properly includable and pay any taxes attributable thereto.

14.   WITHHOLDING TAX MATTERS

      (a) Notwithstanding any provision to the contrary contained herein, the Escrow Agent and the Depositary shall be entitled to deduct and withhold from any amount otherwise payable to any Purchaser Indemnified Party or Company Securityholder pursuant to this Agreement such amounts as the Escrow Agent or the Depositary, as the case may be, is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, state, local or foreign tax laws, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the applicable Purchaser Indemnified Parties or Company Securityholders in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser and the Company Securityholders shall use commercially reasonable efforts as soon as reasonably practicable provide to the Escrow Agent or Depositary, as applicable, such information or tax forms as the Escrow Agent or Depositary reasonably requests in connection with its obligations under the appropriate tax laws and/or regulations applicable in respect of withholding, backup withholding and information reporting including, without limitation, tax identification numbers (if any) for any Purchaser Indemnified Party, the Representative and each of the Company Securityholders and Forms W-9 or W-8. Any amount deducted or withheld pursuant to section 116 of the Canadian Tax Act from any Purchaser Indemnified Party or Company Securityholder who is a non-resident of Canada or has not certified that it is resident in Canada for income tax purposes (a "NON-RESIDENT HOLDER") shall be remitted either (a) to the relevant taxing authority on the last business day of the period within which remittance is required or
            (b) to such Non-Resident Holder upon delivery by such Non-Resident Holder to the Purchaser of a clearance certificate acceptable to the Purchaser, acting reasonably, issued pursuant to section 116 of the Canadian Tax Act having a certificate limit not less than the full amount of the consideration to be paid to such Non-Resident Holder pursuant to the terms hereof, whichever shall first occur. Notwithstanding that the time for remittance of amounts deducted or withheld in respect of any such Non-Resident Holder has occurred without an acceptable clearance certificate being provided, if the Purchaser is provided with a letter acceptable to the Purchaser from CRA advising that all or any portion (the "PORTION") of the amounts deducted or withheld pursuant to section 116 of the Canadian Tax Act in respect of such Non-Resident Holder is not required to be remitted at that time, such amounts will continue to be held in accordance with that letter until such a clearance certificate is provided or until CRA requires the Portion to be remitted, whichever shall first occur.

      (b) Notwithstanding the generality of the foregoing, the Depositary shall not be responsible for any tax processing relating to or arising from the duties or actions contemplated by this Agreement, including evaluation, reporting, remittance, filing, and issuance of tax slips, summaries and reports, except as is specifically delegated to the Depositary pursuant to this Agreement or as may be subsequently agreed by the parties. The Depositary shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by Depositary, directly or indirectly, from the Purchaser or the Company.

15.   INTERPLEADER

Notwithstanding any other provision of this Agreement, the Escrow Agent shall have the right at any time to interplead the parties and deposit the Escrow Fund or any other document or monies deposited with it with any court of competent jurisdiction in the event of any dispute as to, or if the Escrow Agent in its sole discretion shall conclude that there is, a bona fide question, confusion or dispute in respect of or as to any matter under this Agreement including, without limitation, the holding or delivery of the Escrow Fund, the duties of the Escrow Agent in respect of any other matter arising hereunder or the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement and any such deposit shall wholly discharge the obligations of the Escrow Agent under this Agreement in respect of the Escrow Fund and any such other document or monies, and shall for all purposes hereof be deemed good and sufficient fulfilment by the Escrow Agent of all of its obligations hereunder.

16.   MISCELLANEOUS

      (a) All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (i) delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) upon confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business
            Day), if sent by facsimile, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

            IF TO THE PURCHASER AND/OR THE PARENT:

            RadiSys Corporation
            5445 NE Dawson Creek Drive
            Hillsboro, Oregon
            97124 USA

            Attention: Brian Bronson
            Fax No.: (503) 615-1115

            WITH A COPY TO:

            Baker & McKenzie LLP
            2001 Ross Avenue
            Suite 2300
            Dallas, TX 75201
            Attn.: Amar Budarapu
            Fax No.: (214) 978-3099

            - and -

            McCarthy Tetrault LLP
            777 Dunsmuir Street, Suite 1300
            Vancouver, British Columbia
            Canada V7Y 1K2
            Attention: Dan Steiner
            Fax No.: (604) 622-5780

            IF TO THE COMPANY SECURITYHOLDERS OR THE REPRESENTATIVE:

            c/o Mayfield Funds
            2800 Sand Hill Road, Suite 250
            Menlo Park, California
            U.S.A. 94025
            Attention: Janice Roberts
            Fax No.: (650) 854-5712

            WITH A COPY TO:

            Gowling Lafleur Henderson LLP
            555 Legget Drive
            Tower B, Suite 740
            Kanata, Ontario
            Canada K2K 2X3
            Attention: Derek S. Keay
            Fax No.: (613) 788-3610

            IF TO THE ESCROW AGENT:

            Computershare Trust Company of Canada
            510 Burrard Street, 2nd Floor
            Vancouver, British Columbia
            Canada V6C 3B9
            Attention: Manager, Corporate Trust
            Fax No.: (604) 661-9403

            IF TO THE DEPOSITARY:

            Computershare Investor Services Inc.
            100 University Avenue
            Toronto, Ontario
            Canada M5J 2Y1
            Attention: Leigh Micetic
            Fax No.: (416) 263-9379

      (b) Apart from notices to be delivered by the Representative, all notices and other communication to be delivered to the Company Securityholders shall be deemed to have been delivered to the Company Securityholders if delivered to the Representative, and all notices and other communications to be delivered by the Company Securityholders shall be deemed to have been delivered by the Company Securityholders if delivered by the Representative. Any notice required to be delivered by the Representative to a Company Securityholder shall be deemed to have been delivered if sent by first class post to the address set forth opposite the Company Securityholder's name in Schedule "C".

      (c) This Agreement may be amended or cancelled by mutual written agreement of the Company, the Purchaser, the Parent and the Representative and upon written notice to the Escrow Agent and the Depositary; provided, however, the rights, duties, responsibilities, liabilities and immunities of the Escrow Agent, the Depositary or the Representative may not be amended without the prior written consent of the Escrow Agent, the Depositary or the Representative, as applicable.

      (d) This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      (e) The parties shall execute all documents and do all such acts and things as may be reasonably necessary to give effect to the intents and purposes of the parties under this Agreement.

      (f) This Agreement may be executed and delivered by facsimile transmission and such facsimile copy will be deemed to be an original.

      (g) This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed a single document. All counterparts shall be construed together and shall constitute one agreement. This Agreement shall be a valid and binding agreement between those parties who have signed this Agreement and shall not be invalid or unenforceable as between such parties because one or more intended parties to this Agreement has not signed this Agreement for whatsoever reason.

      (h) The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof.

      (i) This Agreement, the Plan of Arrangement and the Arrangement Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

      (j) The parties hereto (including the Company Securityholders) acknowledge and irrevocably agree that notwithstanding any other provision in this Agreement, Section 2 of this Agreement shall survive the termination of this Agreement and the termination of the duties of the Escrow Agent and Depositary under this Agreement for the applicable periods set forth in Section 2.5.

      (k) Each reference to "Dollars" or "$" in this Agreement refers to the lawful currency of the United States of America.

               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

WITNESS:                           )
                                   )
                                   )
-----------------------------------     -----------------------------------
(Signature)                        )    JANICE ROBERTS
                                   )
                                   )
-----------------------------------
(Address)                          )
                                   )
                                   )
-----------------------------------
(Occupation)                       )
                                    RADISYS CANADA INC.

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    RADISYS CORPORATION

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    CONVEDIA CORPORATION

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    COMPUTERSHARE INVESTOR SERVICES INC.

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    COMPUTERSHARE TRUST COMPANY OF CANADA

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                    By:
                                        -----------------------------------
                                        Name:
                                        Title:

                                  SCHEDULE "F"

                               PLAN OF ARRANGEMENT

                                   ARTICLE 1
                                 INTERPRETATION

1.1   DEFINITIONS

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set out below:

      (a) "ACQUIRED COMPANIES" means, collectively, the Company and its Subsidiaries.

      (b) "ACTUAL GROSS PROFIT DOLLARS" means Gross Profit Dollars calculated for the Calculation Period.

      (c)   "AFFILIATE" has the meaning ascribed thereto in the Securities Act.

      (d) "AGGREGATE ESCROW AMOUNT" means $12,000,000, being the sum of (A) the Pro Rata Escrow Amount, plus (B) the Preference Share Escrow Amount.

      (e) "AGGREGATE EXERCISE PRICE" means the aggregate of the Exercise Prices for all Company Options immediately before the Effective Time.

      (f) "AGGREGATE PREFERENCE AMOUNT" shall mean the product of the number of Preference Shares issued and outstanding on the Effective Date multiplied by the Per Share Preference Amount.

      (g) "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order.

      (h) "ARRANGEMENT AGREEMENT" means the arrangement agreement dated as of July 26, 2006, between the Company, the Purchaser and the Parent and any amendment thereto made in accordance with such agreement.

      (i) "ARRANGEMENT RESOLUTION" means the special resolution of the Company Securityholders entitled to vote thereon approving this Plan of Arrangement.

      (j) "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective.

      (k) "AUDITED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended March 31, 2005 and March 31, 2006, consisting of balance sheets and statements of loss, changes in shareholders' equity and cash flows and all notes thereto as reported on by the auditors of the Company.

      (l) "BALANCE SHEET" means the balance sheet of the Company as at June 30, 2006, forming part of the Financial Statements.

      (m) "BUSINESS DAY" means a day of the year in which banks are not required or authorized to be closed in the City of Portland, Oregon or the City of Vancouver, British Columbia.

      (n) "CALCULATION PERIOD" means the period beginning on October 1, 2006 and ending on September 30, 2007.

      (o) "CANADIAN TAX ACT" means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

      (p) "CBCA" means the Canada Business Corporations Act, as amended, and the regulations made thereunder, as promulgated or amended from time to time.

      (q) "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA upon the Articles of Arrangement having been received by the Director.

      (r) "CIRCULAR" means the notice of the Company Meeting and accompanying management information circular of the Company, including all appendices thereto, to be sent to Company Securityholders entitled to receive the same in connection with the Company Meeting.

      (s) "CLASS A COMMON SHARES" means the Class A Voting Common Shares of the Company.

      (t) "CLASS B COMMON SHARES" means the Class B Non-Voting Common Shares of the Company.

      (u) "CLOSING DATE" has the meaning ascribed thereto in the Arrangement Agreement.

      (v) "CLOSING DATE EXCESS TRANSACTION EXPENSES" shall be the amount, if any, by which the Closing Date Transaction Expenses exceed the Transaction Expense Limit.

      (w) "CLOSING DATE TRANSACTION EXPENSES" shall be the amount calculated by the Company in accordance with Section 7.4(a) of the Arrangement Agreement and means all accounting, advisory, legal, and other third party fees and expenses actually and reasonably incurred by the Company in connection with the negotiation and execution of the Arrangement Agreement and the completion of the Arrangement, including all fees and expenses of the Financial Advisor and the Company's legal counsel, as of the Closing Date.

      (x)   "CODE" means the U.S. Internal Revenue Code of 1986.

      (y) "COMMON SHARES" means, collectively, the Class A Common Shares and the Class B Common Shares.

      (z) "COMMON SHARES OUTSTANDING" means the aggregate number of Common Shares issued and outstanding on the Effective Date.

      (aa) "COMPANY" means Convedia Corporation, a corporation incorporated under the laws of Canada.

      (bb) "COMPANY MEETING" means the special meeting of the Company Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

      (cc) "COMPANY OPTIONS" means all options to purchase Class A Common Shares granted under the Company Stock Option Plan.

      (dd) "COMPANY SECURITYHOLDERS" means, collectively, the holders of all Shares and Company Options.

      (ee) "COMPANY SHAREHOLDERS" means, collectively, the holders of all issued and outstanding Shares.

      (ff) "COMPANY STOCK OPTION PLAN" means the Convedia Corporation Stock Option Plan dated September 17, 2001, as amended.

      (gg)  "COURT" means the Supreme Court of British Columbia.

      (hh)  "CRA" means the Canada Revenue Agency.

      (ii) "DEPOSITARY" means Computershare Investor Services Inc., in its capacity as depositary under the Indemnification and Escrow Agreement, or such other Person as is appointed to act as depositary in accordance with and for purposes of the Indemnification and Escrow Agreement.

      (jj) "DIRECTOR" means the Director appointed pursuant to section 260 of the CBCA.

      (kk)  "EFFECTIVE DATE" means the date shown on the Certificate.

      (ll) "EFFECTIVE TIME" means 9:00 a.m. (Pacific Standard Time) on the Effective Date or such other time on the Effective Date to which the Company, the Purchaser and the Parent agree in writing.

      (mm) "ENCUMBRANCE" means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, development or similar agreements, title defects, options, rights of first offer or rights of first refusal, adverse claims, restrictive covenants, joint use agreements, demands and equities of any kind or nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing.

      (nn) "ESCROW AGENT" means Computershare Trust Company of Canada, in its capacity as escrow agent under the Indemnification and Escrow Agreement, or such other Person as is appointed to act as escrow agent in accordance with and for purposes of the Indemnification and Escrow Agreement.

      (oo) "ESCROW FUND" means the funds comprising the Aggregate Escrow Amount at any time and from time to time, and any income earned thereon, less any payments or deductions therefrom, being held by the Escrow Agent pursuant to the Indemnification and Escrow Agreement.

      (pp) "ESTIMATED NET WORKING CAPITAL" means the Net Working Capital determined by the Company in accordance with the Arrangement Agreement as of the close of business on the Closing Date.

      (qq) "EXCHANGE RATE" means the closing buying rate quoted in the U.S. edition of the Wall Street Journal for the purchase of U.S. Dollars with Canadian Dollars on the third Business Day prior to the Effective Date.

      (rr) "EXERCISE PRICE" means the applicable option exercise price in respect of an option to purchase Class A Common Shares granted under the Company Stock Option Plan.

      (ss) "EXERCISING SHAREHOLDER HOLDBACK AMOUNT" has the meaning ascribed thereto in the Indemnification and Escrow Agreement.

      (tt) "EXISTING SHAREHOLDER AGREEMENTS" means, collectively, the Shareholder Agreement, Investor Rights Agreement, Market Stand-Off Agreement and Management Rights Agreement.

      (uu) "FINAL CONSIDERATION" shall mean the dollar amount determined in accordance with the following:

            (i) if the Actual Gross Profit Dollars achieved during the Calculation Period are less than 75% of the Projected Gross Profit Dollars, then the Final Consideration shall be $0;

            (ii) if the Actual Gross Profit Dollars achieved during the Calculation Period are equal to or greater than 75% of the Projected Gross Profit Dollars but are less than or equal to 100% of the Projected Gross Profit Dollars, then the Final Consideration shall equal: (A) the product of (x) $5,000,000 multiplied by (y) the fraction having a numerator equal to the Actual Gross Profit Dollars achieved during the Calculation Period and a denominator equal to the Projected Gross Profit Dollars; minus (B) the Post-Closing Excess Transaction Expenses, if any;

            (iii) if the Actual Gross Profit Dollars achieved during the
                  Calculation Period are greater than 100% of the Projected Gross Profit Dollars but are less than 140% of the Projected Gross Profit Dollars, then the Final Consideration shall equal: (A) the sum of (x) $5,000,000 plus (y) the product of
                  (I) $12,500,000 multiplied by (II) the fraction having a numerator equal to the Actual Gross Profit Dollars achieved during the Calculation Period and a denominator equal to the Projected Gross Profit Dollars, minus one; minus (B) the Post-Closing Excess Transaction Expenses, if any; and

            (iv) if the Actual Gross Profit Dollars achieved during the Calculation Period are equal to or greater than 140% of the Projected Gross Profit Dollars, then the Final Consideration shall equal $10,000,000 minus the Post-Closing Excess Transaction Expenses, if any, provided that, in no event shall the Final Consideration exceed $10,000,000.

      (vv) "FINAL MAXIMUM PER SHARE CONSIDERATION" means the quotient obtained by dividing: (A) $10,000,000; by (B) the number of Fully Diluted Shares.

      (ww) "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

      (xx) "FINAL PER SHARE CONSIDERATION" means the quotient obtained by dividing: (A) the Final Consideration; by (B) the number of Fully Diluted Shares.

      (yy) "FINANCIAL ADVISOR" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      (zz) "FINANCIAL STATEMENTS" means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

      (aaa) "FULLY DILUTED SHARES" means the sum of: (A) the Common Shares Outstanding; (B) the Outstanding Options; and (C) the aggregate number of Class A Common Shares that would be issued to the holders of the Preference Shares if all such Preference Shares were converted in accordance with their terms into Class A Common Shares on the Effective Date.

      (bbb) "FUNDED DEBT" means, without duplication:

            (i) all indebtedness, obligations and liabilities of the Acquired Companies with respect to borrowed money (including by the issuance of debt securities and any share capital, other than the Preference Shares, that is classified as debt under U.S. GAAP, consistently applied, and all penalties, fees and costs arising or becoming due by reason of any prepayment or payment prior to the maturity of such Funded Debt);

            (ii) any lease of any property the discounted present value of the rental obligations of an Acquired Company as lessee under which, in accordance with U.S. GAAP, is required to be capitalized on the balance sheet of such Acquired Company;

            (iii) all indebtedness secured by a lien on the property or assets of an Acquired Company, whether or not such Acquired Company has assumed or become liable for the payment of such indebtedness;

            (iv) all indebtedness, obligations and liabilities of an Acquired Company representing the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business);

            (v) all reimbursement and other obligations of Acquired Company with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money; and

            (vi) all direct guaranties and indemnities of an Acquired Company in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness or others of the kind referred to in clauses (i) through (v) above, provided that, notwithstanding the foregoing the TPC Obligations shall not be treated as or included in any calculation of Funded Debt.

      (ccc) "GOVERNMENTAL AUTHORITY" means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

      (ddd) "GROSS PROFIT DOLLARS" shall mean revenues from the sales of the current and future products and services of the Acquired Companies, regardless of which sales channel or entity of the Company, the Purchaser, the Parent or their Affiliates such products and services are sold through, minus the associated cost of sales of such products and services. All revenues and costs shall be calculated in accordance with U.S. GAAP applied on a basis consistent with past practice and the Management Plan.

      (eee) "INDEMNIFICATION AND ESCROW AGREEMENT" means the indemnification and escrow agreement between the Escrow Agent, the Depositary, the Purchaser, the Company, the Parent, the Representative and, pursuant to the operation of this Plan of Arrangement, each of the Company Securityholders, in the form attached as Appendix "A" to this Plan of Arrangement.

      (fff) "INITIAL CONSIDERATION" means (i) $105,000,000, minus (ii) the Closing Date Excess Transaction Expenses, if any, minus (iii) the amount of any Funded Debt outstanding on the Effective Date, if any, minus (iv) the Net Working Capital Deficiency, if any, minus (v) the Aggregate Preference Amount.

      (ggg) "INITIAL PER SHARE CONSIDERATION" means the quotient obtained by dividing: (A) the sum of the Initial Consideration, plus the Aggregate Exercise Price; by (B) the number of Fully Diluted Shares.

      (hhh) "INTERIM ORDER" means the interim order of the Court, as the same may be amended by the Court (with the consent of the Company, the Purchaser and the Parent, each acting reasonably), in respect of the Arrangement.

      (iii) "INVESTOR RIGHTS AGREEMENT" means the investor rights agreement, dated September 17, 2001, entered into between the Company and all holders of Preference Shares, as amended.

      (jjj) "LAW" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority or self-regulatory authority, and the term "APPLICABLE" with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or Persons or such Person or Persons business, undertaking, property or securities and emanate from a Governmental Authority or self-regulatory authority having jurisdiction over such Person or Persons or such Person or Persons business, undertaking, property or securities.

      (kkk) "LETTER OF TRANSMITTAL" means the letter of transmittal to be sent by the Company to the Company Securityholders for use in connection with the Arrangement.

      (lll) "MANAGEMENT PLAN" means the amended management plan of the Company dated July 24, 2006 (8:34 a.m.).

      (mmm) "MANAGEMENT RIGHTS AGREEMENT" means the management rights agreement, dated September 17, 2001, entered into between the Company and certain holders of Preference Shares, as amended.

      (nnn) "MARKET STAND-OFF AGREEMENT" means the market stand-off agreement, dated September 17, 2001, entered into between the Company, certain holders of Common Shares and all holders of Preference Shares, as amended.

      (ooo) "NET WORKING CAPITAL" means the value of (i) the total assets (excluding plant and equipment), minus (ii) total liabilities (excluding items to the extent included in Funded Debt, and excluding any liabilities relating to the treatment of Preference Shares under U.S. GAAP) as the terms "total assets" and "total liabilities" are used in the Balance Sheet and as are determined in accordance with U.S. GAAP applied on a basis consistent with the Financial Statements and in a manner consistent with the preparation of the Balance Sheet in each case calculated as of the close of business on the Closing Date.

      (ppp) "NET WORKING CAPITAL DEFICIENCY" means the amount, if any, by which the Estimated Net Working Capital is determined to be less than $2,000,000.

      (qqq) "NON-RESIDENT HOLDER" has the meaning ascribed thereto in Section
            5.4.

      (rrr) "OPTION HOLDBACK AMOUNT" has the meaning ascribed thereto in the Indemnification and Escrow Agreement.

      (sss) "OUTSTANDING OPTIONS" means the aggregate number of Class A Common Shares issuable upon the exercise of Company Options outstanding as of the Effective Date assuming all such Company Options were fully vested and exercisable as of the Effective Date.

      (ttt) "PARENT" means RadiSys Corporation, a corporation governed by the laws of the State of Oregon.

      (uuu) "PER SHARE PREFERENCE AMOUNT" shall mean $0.675 per Preference
            Share.

      (vvv) "PERSON" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm, enterprise, association, organization or any other entity, including a Governmental Authority.

      (www) "POST-CLOSING EXCESS TRANSACTION EXPENSES" shall be (A) the amount, if any, by which the Total Transaction Expenses exceed the Transaction Expense Limit; minus (B) the Closing Date Excess Transaction Expenses.

      (xxx) "POST-CLOSING TRANSACTION EXPENSES" means all fees and expenses, if any, incurred by and that may become payable to the Financial Advisor in respect of the payment of the Final Consideration.

      (yyy) "PREFERENCE SHARE ESCROW AMOUNT" means $5,150,000.

      (zzz) "PREFERENCE SHARES" means the Series 1 Preference Shares of the Company.

      (aaaa) "PROJECTED GROSS PROFIT DOLLARS" means Gross Profit Dollars projected for the Calculation Period prepared by the Company totalling $31,500,000.

      (bbbb)  "PRO RATA ESCROW AMOUNT" means $6,850,000.

      (cccc) "PURCHASE PRICE" means the sum of the Initial Consideration, the Aggregate Preference Amount and the Final Consideration, if any.

      (dddd) "PURCHASER" means RadiSys Canada Inc. a corporation incorporated under the laws of Canada.

      (eeee) "REPRESENTATIVE" means Janice Roberts, the representative designated and appointed as such by the Company Securityholders pursuant to the operation of the Indemnification and Escrow Agreement.

      (ffff) "REPRESENTATIVE HOLDBACK AMOUNT" has the meaning ascribed thereto in the Indemnification and Escrow Agreement.

      (gggg)  "REVIEW PERIOD" has the meaning ascribed thereto in Section
              3.2(b).

      (hhhh) "SECURITIES ACT" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

      (iiii) "SHAREHOLDER AGREEMENT" means the shareholder agreement, dated September 17, 2001, entered into between the Company, certain holders of Common Shares and all holders of Preference Shares, as amended.

      (jjjj) "SHARES" means, collectively, the issued and outstanding Common Shares and Preference Shares.

      (kkkk) "SUBSIDIARY" means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Plan of Arrangement without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

      (llll) "TOTAL EXERCISING SHAREHOLDER HOLDBACK AMOUNT" has the meaning ascribed thereto in the Indemnification and Escrow Agreement.

      (mmmm) "TOTAL OPTION HOLDBACK AMOUNT" has the meaning ascribed thereto in the Indemnification and Escrow Agreement.

      (nnnn) "TOTAL TRANSACTION EXPENSES" shall be the sum of the Closing Date Transaction Expenses and the Post-Closing Transaction Expenses.

      (oooo) "TPC OBLIGATIONS" means all financial obligations, including any repayment or royalty obligations of the Company to the Minister of Industry under the Technology Partnerships Canada Contribution Agreement (Project No. 721 452407) between the Company and Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, dated July 2, 1997, as amended.

      (pppp)  "TRANSACTION EXPENSE LIMIT" means $2,600,000.

      (qqqq) "UNAUDITED FINANCIAL STATEMENTS" means the Balance Sheet and accompanying statements of earnings, retained earnings and changes in financial position, including any notes thereto, for the three
              (3) month period ended June 30, 2006.

      (rrrr) "U.S. GAAP" means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of the Arrangement Agreement.

1.2   SECTIONS AND HEADINGS

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or subsection or to an appendix refers to the specified section or subsection of or appendix to this Plan of Arrangement.

1.3   NUMBER, GENDER AND PERSONS

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4   DATE OF ANY ACTION

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5   TIME

Time shall be of the essence in every matter or action contemplated hereunder.

1.6   CURRENCY

Unless otherwise indicated, each reference to "Dollars" or "$" in this Plan of Arrangement refers to lawful currency of the United States of America.

1.7   APPENDICES

The appendices to this Plan of Arrangement, as listed below, are an integral part of this Plan of Arrangement:

APPENDIX        DESCRIPTION
-----------     ------------------------------------------
Appendix "A"    Indemnification and Escrow Agreement

                                   ARTICLE 2
                                 BINDING EFFECT

2.1   BINDING EFFECT

This Plan of Arrangement, within the meaning of section 192 of the CBCA, will become effective at the Effective Time, in the order set forth in Section 3.1 and shall be binding upon (i) the Company, (ii) the Purchaser, (iii) the Company Shareholders, (iv) the Representative, (v) all holders and all beneficial owners of Company Options and the other securities of the Company described in Section 3.1(b), in each case that are outstanding at the Effective Time, (vi) the Escrow Agent and (vii) the Depositary.

                                   ARTICLE 3
                                   ARRANGEMENT

3.1   ARRANGEMENT

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur, except as otherwise expressly noted, in the following order and without any further act or formality. Notwithstanding the foregoing, events described in Sections 3.1(c), (g), (h), (i) and (j) will be deemed to occur contemporaneously:

      (a) the Existing Shareholder Agreements shall be terminated, and thereafter, none of the parties to such agreements will have any rights, liabilities or other obligations thereunder;

      (b) all securities of the Company (including, for greater certainty, any securities convertible into, exercisable or exchangeable for, or any rights of whatever description to purchase or acquire, any securities of the Company), other than the Shares, the Company Options and other than securities representing indebtedness of the Company that are not convertible into, exercisable or exchangeable for, or providing rights to purchase or acquire any other securities of the Company, shall be deemed to have been surrendered to the Company and terminated and cancelled by the Company on a basis that does not entitle the holders thereof to any consideration, and thereafter, neither the holders of any such security nor the Company will have any rights, liabilities or other obligations in respect of such securities;

      (c) subject to Section 3.1(l), each Company Option which is outstanding immediately prior to the Effective Time shall be deemed to have expired and each shall be terminated and cancelled by the Company without any further act or formality on the part of the holder thereof on a basis that does not entitle the such holder to any consideration other than an amount per Company Option payable by the Purchaser in cash equal to the sum of: (A) the Initial Per Share Consideration minus the applicable Exercise Price; plus (B) the Final Maximum Per Share Consideration payable only at the time, in accordance with, subject to the conditions of, and subject to reduction as set out in, Section 3.2, which amount shall be disbursed by the Depositary in accordance with the provisions of
            Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement;

      (d) with respect to each Company Option, the holder thereof shall cease to be the holder of such Company Option and such holder's name shall be removed from the register of options maintained by the Company with respect to the Company Stock Option Plan;

      (e) the Company Stock Option Plan will terminate and thereafter, neither the Company nor any of its successors or assigns shall have any further liability or obligation under the Company Stock Option Plan or Company Options, other than as provided in this Plan of Arrangement and in the Indemnification and Escrow Agreement;

      (f) each Company Securityholder will be deemed to become a party to and bound by the Indemnification and Escrow Agreement in such Person's capacity as a Company Securityholder, as if such Person was an original signatory thereto and with effect from the Effective Time;

      (g) subject to Section 3.1(l), all Common Shares issued and outstanding immediately prior to the Effective Time, shall be deemed to be transferred (free and clear of all Encumbrances) by the holder thereof at the Effective Time without any further act or formality on its part to the Purchaser for an amount per Common Share equal to the sum of: (i) the Initial Per Share Consideration payable to the holder thereof in cash; plus (ii) the Final Maximum Per Share Consideration payable only at the time, in accordance with, subject to the conditions of, and subject to reduction as set out in,
            Section 3.2, which amount shall be disbursed by the Depositary in accordance with the provisions of Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement;

      (h) subject to Section 3.1(l), all Preference Shares issued and outstanding immediately prior to the Effective Time, shall be deemed to be transferred (free and clear of all Encumbrances) by the holder thereof at the Effective Time without any further act or formality on its part to the Purchaser for an amount per Preference Share equal to the sum of: (i) the Initial Per Share Consideration payable to the holder thereof in cash; plus (ii) the Per Share Preference Amount payable to the holder thereof in cash; plus (iii) the Final Maximum Per Share Consideration payable only at the time, in accordance with, subject to the conditions of, and subject to reduction as set out in, Section 3.2, which amount shall be disbursed by the Depositary in accordance with the provisions of
            Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement;

      (i) in respect of the Company Options and the Shares, the Purchaser will deliver or cause to be delivered by wire transfer to the Depositary payment in the amount of the Initial Consideration, to be disbursed by the Depositary in accordance with the provisions of Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement;

      (j) in respect of the Preference Shares, the Purchaser will deliver or cause to be delivered by wire transfer to the Depositary payment in the amount of the Aggregate Preference Amount, to be disbursed by the Depositary in accordance with the provisions of Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement;

      (k) with respect to each Share transferred to the Purchaser pursuant to Sections 3.1(g) or 3.1(h):

            (i) the holder of each such Share shall cease to be the holder of such Share and the holder's name shall be removed from the Company's securities register with respect to such Shares; and

            (ii) the Purchaser shall be deemed to be the transferee of each such Share (free and clear of any Encumbrance), shall be entered in the Company's securities register with respect to such Shares and will be entitled to exercise all of the rights, privileges, conditions and restrictions attaching to the Shares as the registered and beneficial holder thereof;

      (l) each Company Shareholder and each holder of Company Options shall be deemed to irrevocably authorize and direct the Depositary, the Purchaser, and their representatives and agents, to segregate and deduct their respective portion of the Aggregate Escrow Amount and, where applicable, the Option Holdback Amount, Exercising Shareholder Holdback Amount or Representative Holdback Amount from the amount payable to each such Company Shareholder and holder of Company Options and, in the case of the Aggregate Escrow Amount, Option Holdback Amount or Exercising Shareholder Holdback Amount, to deposit such amount with the Escrow Agent to be held and disbursed in accordance with the Indemnification and Escrow Agreement and, in the case of the Representative Holdback Amount, to deliver such amount to the Representative's legal counsel in accordance with
            Section 11.2(c) of the Indemnification and Escrow Agreement; and

      (m) in accordance with the Indemnification and Escrow Agreement, each Company Securityholder will be: (i) deemed to have irrevocably appointed and authorized the Representative, as agent of such Company Securityholder, to enter into and act under the Indemnification and Escrow Agreement on his behalf in the manner contemplated in the Indemnification and Escrow Agreement; and (ii) deemed to have irrevocably authorized the Representative to deal with the Escrow Agent, the Depositary, the Escrow Fund and, where applicable, the Option Holdback Amount or Exercising Shareholder Holdback Amount in accordance with the terms of the Indemnification and Escrow Agreement.

3.2   FINAL CONSIDERATION

      (a) Upon the final determination of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration conclusively in accordance with Section 3.2(b), the amount payable pursuant to Sections 3.1(c)(B), 3.1(g)(ii) and 3.1(h)(iii) will be adjusted and reduced, if necessary, to equal the Final Per Share Consideration and the Purchaser shall deliver or cause to be delivered by wire transfer to the Depositary payment in the amount of the Final Consideration no later than 10 Business Days after the date of the final determination of such amount in full satisfaction of the amount payable pursuant to Sections 3.1(c)(B), 3.1(g)(ii) and 3.1(h)(iii), as the case may be. The Final Consideration shall be disbursed by the Depositary to each former holder of Shares and each former holder of Company Options in an amount per Share or Company Option, as the case may be, equal to the Final Per Share Consideration in accordance with the provisions of Section 5.1 of this Plan of Arrangement and the Indemnification and Escrow Agreement.

      (b) The Purchaser will use commercially reasonable efforts to determine and to deliver to the Representative copies of the Purchaser's computations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration within 30 days after the end of the Calculation Period. The Representative shall notify the Purchaser in writing within 30 days following receipt of such calculations (the "REVIEW PERIOD") of the Representative's acceptance of or disagreement with the Purchaser's calculations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration. Failure by the Representative to notify the Purchaser of either acceptance of or disagreement with the

            Purchaser's calculations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration shall be deemed acceptance thereof. If the Representative disagrees with the Purchaser's calculations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration, the Representative shall, prior to the expiration of the Review Period, notify the Purchaser in writing of such disagreement and deliver with such notice the Representative's proposed calculations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration. The Purchaser shall have a period of 20 days after delivery of the Representative's proposed calculations of the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration to review such proposed calculations. If the Purchaser disputes the Representative's proposed calculations, then the Purchaser and the Representative shall engage an independent public accounting firm of U.S. national reputation (other than the auditors of the Company immediately prior to the Effective Date or the auditors of the Purchaser or their respective Affiliates) to resolve the dispute and conclusively determine the Actual Gross Profit Dollars, Final Consideration and the Final Per Share Consideration, which determination shall be final and binding upon all parties, including the Company Shareholders and the former holders of Company Options. The fees and expenses of such accounting firm shall be paid one-half by the Purchaser and one-half by the Company Shareholders and former holders of Company Options out of the Escrow Amount.

      (c) Notwithstanding the foregoing, the Company Shareholders and holders of Company Options acknowledge that: (i) subject to the terms of the Arrangement Agreement, upon the completion of the transactions contemplated by the Arrangement Agreement, the Purchaser and the Parent may operate the business of the Acquired Companies and their respective businesses in any way consistent with the Purchaser's and the Parent's reasonable business judgment, but not inconsistent with the covenants and agreements contained in the Arrangement Agreement, in order to maximize the value of its consolidated businesses as a whole, including the Affiliates of the Purchaser; provided that, the Purchaser and the Parent will act in good faith in connection with the operation of the Acquired Companies businesses' efforts and the business efforts of the Affiliates of the Parent to achieve the Final Consideration, taking into account both the long and short term objectives of its consolidated businesses as a whole, including its business reputation with customers, stockholders and financing partners and the Affiliates of the Purchaser; (ii) the Final Consideration is speculative and is subject to numerous factors outside the control of the Purchaser and the Parent; and (iii) the Purchaser and the Parent owe no fiduciary duty or express or implied duty to the former Company Shareholders or former holders of Company Options who may receive the Final Consideration, if any, other than as expressly provided in the Arrangement Agreement.

      (d) Notwithstanding anything herein to the contrary, the provisions of this Section 3.2 shall survive the closing of the transactions contemplated by the Arrangement Agreement.

      (e) Solely for the purpose of confirming the computations of Final Consideration and Final Per Share Consideration, the Purchaser shall provide the Representative with reasonable access to all necessary supporting financial and other business records of the Purchaser, the Parent and the Company as the Representative may reasonably request (subject to any confidentiality agreements or covenants relating to such information). Notwithstanding the foregoing, the Purchaser, the Parent and the Company shall not be required to disclose any information, records, files or other data to the Representative where prohibited by applicable Laws.

3.3   EXCHANGE RATE

For purposes of Section 3.1 and the calculation of the amounts under Section 3.1(c), any Exercise Price in respect of options to purchase Class A Common Shares granted under the Company Stock Option Plan that is denominated in Canadian Dollars shall be converted into U.S. Dollars using the Exchange Rate.

3.4   LIQUIDATION EVENT AND LIQUIDATION PREFERENCE

The Arrangement shall be deemed to constitute a "Liquidation Event" (as such term is defined in the rights, privileges, restrictions and conditions attached to the Preference Shares (the "PREFERENCE SHARE RIGHTS") set out in Schedule "A" to the Restated Articles of Incorporation of the Company dated December 10, 2001 and filed with Industry Canada on December 18, 2001) and the Aggregate Preference Amount paid to the holders of the Preference Shares in accordance with this Plan of Arrangement shall be deemed to constitute payment of the "Liquidation Preference" (as such term is defined in the Preference Share Rights) to the holders of the Preference Shares.

                                   ARTICLE 4
                                RIGHTS OF DISSENT

4.1   RIGHTS OF DISSENT

None of the Company Securityholders or the holders of any other securities referred to in Section 3.1(b), in each case, at the Effective Time, shall have any rights of dissent in connection with the Arrangement.

                                   ARTICLE 5
                    CERTIFICATES, INSTRUMENTS AND AGREEMENTS

5.1   PAYMENT OF CONSIDERATION

      (a) At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Depositary, for the benefit of the Company Shareholders and the holders of Company Options, cash in the aggregate amount equal to the net payments contemplated by Section
            3.1 to be made at and as of the Effective Time for disbursement in accordance with the Indemnification and Escrow Agreement.

      (b) With respect to Shares, upon surrender to the Depositary for cancellation of a certificate or certificates which immediately prior to the Effective Time represented Shares that were exchanged under the Arrangement, together with a duly completed Letter of Transmittal and with such other documents and instruments as would have been required to effect the transfer of the Shares formerly represented by such certificate or certificates under the CBCA and the by-laws of the Company, and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder surrendering such certificate or certificates shall be entitled to receive in exchange therefor the net cash payment, rounded up to the nearest whole cent, which such Company Shareholder is entitled to receive pursuant to Section 3.1 and in accordance with the Indemnification and Escrow Agreement, and the certificate or certificates so surrendered shall forthwith be cancelled.

      (c) With respect to Company Options, as soon as practicable following the later of the Effective Date and the surrender of the instrument or agreement representing a holder's Company Options, together with a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, such holder shall be entitled to receive the net cash payment, rounded up to the nearest whole cent, which such holder is entitled to receive pursuant to Section 3.1 and in accordance with the Indemnification and Escrow Agreement.

      (d) Subject to Section 5.3, the Depositary shall, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of the documentation as provided in Section 5.1(b) or Section 5.1(c), as applicable, to:

            (i) forward or cause to be forwarded by first class mail (postage paid) to the Company Shareholder or holder of Company Options, as the case may be, at the address specified in the Letter of Transmittal; or

            (ii) if requested by the Company Shareholder or holder of Company Options, as the case may be, in the Letter of Transmittal, make available at the Depositary for pick-up by the Company Shareholder or the holder of Company Options, as the case may be; or

            (iii) if the Letter of Transmittal neither specifies an address nor contains a request as described in clause (ii) above, forward or cause to be forwarded by first class mail (postage paid) to the Company Shareholder or holder of Company Options, as the case may be, at the last known address of such Company Shareholder or holder of Company Options as shown on the Company's records, a cheque representing the net cash payment, if any, payable to such Company Shareholder or holder of Company Options, as the case may be, in accordance with the provisions hereof and the Indemnification and Escrow Agreement.

      (e) No Company Shareholder or holder of Company Options at the Effective Time shall be entitled to receive any consideration with respect to the Shares or Company Options, respectively, other than net cash payment (rounded up to the nearest whole cent), if any, which the Company Shareholders and holders or Company Options are entitled to receive in accordance with Section 3.1 and, for greater certainty, no Company Shareholder or holder of Company Options will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

      (f) Until such time as a former Company Shareholder complies with the provisions of Section 5.1(b) or 5.2, the net cash payment (rounded up to the nearest whole cent), if any, to which such Company Shareholder is entitled shall, subject to Section 5.3, be paid to the Depositary to be held in trust for such Company Shareholder for delivery to the Company Shareholder, with interest, if any, earned thereon accrued and payable to the Company Shareholder, upon deposit with the Depositary of the documentation as provided in Section 5.1(b) or 5.2.

      (g) Until such time as a former holder of Company Options complies with the provisions of Section 5.1(c) or 5.2, the net cash payment (rounded up to the nearest whole cent), if any, to which such holder is entitled shall, subject to Section 5.3, be paid to the Depositary to be held in trust for such holder for delivery to the holder, with interest, if any, earned thereon accrued and payable to the holder, upon deposit with the Depositary of the documentation as provided in Section 5.1(c) or 5.2.

      (h) Until surrendered as contemplated by this Section 5.1, each certificate or other instrument which immediately prior to the Effective Date represented Shares or Company Options shall be deemed at all times following the Effective Time to represent only the right to receive upon such surrender the net cash payment (rounded up to the nearest whole cent) which the holder thereof is entitled to receive pursuant to the provisions hereof and the Indemnification and Escrow Agreement.

5.2   LOST CERTIFICATES

In the event any certificate, instrument or agreement which immediately prior to the Effective Time represented one or more outstanding Shares or Company Options that were transferred or surrendered, terminated and cancelled pursuant to
Section 3.1 shall have been lost, stolen or destroyed, upon providing such indemnity as the Purchaser or the Depositary may reasonably require and the making of an affidavit of that fact by the Person claiming such certificate, instrument or agreement to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate, instrument or agreement, the net cash payment (rounded up to the nearest whole cent) which such Company Shareholder or holder of Company Options, as the case may be, is entitled to receive pursuant to Section 3.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, instrument or agreement, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser may reasonably direct or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser against any claim that may be made against the Purchaser or the Company with respect to the certificate, instrument or agreement alleged to have been lost, stolen or destroyed.

5.3   EXTINCTION OF RIGHTS

If any holder of Shares or Company Options fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Shares or the instrument or agreement formerly representing Company Options (or an affidavit of loss and bond or other indemnity pursuant to Section 5.2), together with such other documents or instruments required for such holder to receive payment for Shares or Company Options, on or before the later of the first anniversary of the Effective Date or such other date as may be require in order to obtain the Final Order, certificates formerly representing Shares or the instrument or agreement formerly representing Company Options shall cease to represent an entitlement to receive the consideration specified in Section 3.1. On such date, the cash amount to which the former holder of the certificates, instrument or agreement referred to in the preceding sentence was entitled, shall be deemed to have been surrendered for no consideration to the other Company Shareholders and holders of Company Options and shall be paid into the Escrow Fund and distributed to the other Company Shareholders and holders of Company Options pro rata in accordance with the terms of the Indemnification and Escrow Agreement. None of the Company, the Purchaser, the Parent, the Representative or the Depositary shall be liable to any Person in respect of any cash paid in accordance with the foregoing. For purposes of determining the amount that a particular Company Shareholder or holder of Company Options is entitled to receive pursuant to the foregoing, "pro rata" shall be determined by reference by the total number of Shares or Company Options held by the particular Company Shareholder or holder of Company Options at the last moment in time prior to the Effective Time as compared to the total number of Shares and Company Options held by all Company Shareholders and holders of Company Options entitled to receive a portion of the surrendered amount referred above at such time.

5.4   WITHHOLDING RIGHTS

Notwithstanding any provision to the contrary contained herein, the Company, the Purchaser and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holders of Shares or Company Options under this Plan of Arrangement, such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. The Purchaser and the Company Securityholders shall use commercially reasonable efforts to as soon as reasonably practicable provide the Escrow Agent or Depositary, as applicable, such information or tax forms as the Escrow Agent or Depositary reasonably requests in connection with its obligations under the appropriate tax laws and/or regulations applicable in respect of withholding, backup withholding and information reporting including, without limitation, tax identification numbers (if any) for any Purchaser Indemnified Party, the Representative and each of the Company Securityholders and Forms W-9 and W8. Any amount deducted or withheld pursuant to section 116 of the Canadian Tax Act from any holder of Shares or Company Options who is a non-resident of Canada or has not certified that he is resident in Canada for income tax purposes (a "NON-RESIDENT HOLDER") shall be remitted either: (i) to the relevant taxing authority on the last business day of the period within which remittance is required; or (ii) to such Non-Resident Holder upon delivery by such Non-Resident Holder to the Purchaser or the Depositary of a clearance certificate acceptable to the Purchaser or the Depositary, as the case may be, acting reasonably, issued pursuant to section 116 of the Canadian Tax Act having a certificate limit not less than the full amount of the consideration to be paid to such Non-Resident Holder pursuant to the terms hereof, whichever shall first occur. Notwithstanding that the time for remittance of amounts deducted or withheld in respect of any such Non-Resident Holder has occurred without an acceptable clearance certificate being provided to the Purchaser or the Depositary, if the Purchaser or the Depositary is provided with a letter acceptable to the Purchaser or the Depositary, as the case may be, acting reasonably, from CRA advising that all or any portion (the "PORTION") of the amounts deducted or withheld pursuant to section 116 of the Canadian Tax Act in respect of such Non-Resident Holder is not required to be remitted at that time, the Purchaser or the Depositary will continue to hold such Portion in accordance with that letter until such a clearance certificate is provided or until CRA requires the Portion to be remitted, whichever shall first occur. For purposes of the foregoing, the Depositary shall act as the agent for the Purchaser for purposes of deducting, withholding and remitting any amounts required to be deducted, withheld or remitted in respect of a Non-Resident Holder.

                                   ARTICLE 6
                                   AMENDMENTS

6.1   AMENDMENTS TO PLAN OF ARRANGEMENT

      (a) The Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date; provided that, each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Purchaser and the Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court and (iv) communicated to and approved by the Company Securityholders if and as required by the Court.

      (b) Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the

            Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Company Securityholders voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

      (c) Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (i) such amendment, modification and/or supplement is consented to by each of the Company, the Purchaser and the Parent and (ii) if required by the Court, it is consented to by the Company Securityholders in the manner directed by the Court.

      (d) Any amendment, modification and/or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser; provided that, any such amendment, modification and/or supplement (i) concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Securityholder, or (ii) is made with the written consent of the Representative. The Company shall notify the Representative in writing of any amendment, modification and/or supplement to this Plan of Arrangement made hereunder.

                                   ARTICLE 7
                               FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement, within the meaning of section 192 of the CBCA and, in particular, that the share exchanges, within the meaning of subsection 192(1)(f) of the CBCA, shall become effective in accordance with subsection 192(8) of the CBCA, without any further act or formality, each of the Persons named in Section 2.1 hereof shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.